      THIS SOLICITATION IS BEING CONDUCTED TO OBTAIN SUFFICIENT ACCEPTANCES OF A JOINT PREPACKAGED PLAN OF REORGANIZATION PRIOR TO THE FILING OF VOLUNTARY REORGANIZATION CASES UNDER CHAPTER 11 OF TITLE 11 OF THE UNITED STATES CODE. BECAUSE NO CHAPTER 11 CASES HAVE YET BEEN COMMENCED, THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT AS CONTAINING "ADEQUATE INFORMATION" WITHIN THE MEANING OF SECTION 1125(A) OF THE BANKRUPTCY CODE. FOLLOWING THE COMMENCEMENT OF THEIR CHAPTER 11 CASES, TRICO MARINE SERVICES, INC., TRICO MARINE ASSETS, INC. AND TRICO MARINE OPERATORS, INC. EXPECT TO SEEK PROMPTLY AN ORDER OF THE BANKRUPTCY COURT APPROVING THIS DISCLOSURE STATEMENT AND THE SOLICITATION OF VOTES AND CONFIRMING THE JOINT PREPACKAGED PLAN OF REORGANIZATION DESCRIBED HEREIN.

                              DISCLOSURE STATEMENT

                             DATED NOVEMBER 12, 2004

                        PREPETITION SOLICITATION OF VOTES
          WITH RESPECT TO THE JOINT PREPACKAGED PLAN OF REORGANIZATION

                                       OF

                          TRICO MARINE SERVICES, INC.,
                            TRICO MARINE ASSETS, INC.

                                       AND

                          TRICO MARINE OPERATORS, INC.



NEITHER THIS DISCLOSURE STATEMENT NOR THE JOINT PREPACKAGED PLAN OF REORGANIZATION DESCRIBED HEREIN HAS BEEN FILED WITH OR REVIEWED BY, AND THE NEW SECURITIES TO BE ISSUED ON OR AFTER THE EFFECTIVE DATE WILL NOT HAVE BEEN THE SUBJECT OF A REGISTRATION STATEMENT FILED WITH, THE SECURITIES AND EXCHANGE COMMISSION OR ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE UNDER THE SECURITIES ACT OR UNDER ANY STATE SECURITIES OR "BLUE SKY" LAWS. THE PLAN HAS NOT BEEN REVIEWED, APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, AND NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE AN OFFER OR SOLICITATION IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED.

      UNLESS OTHERWISE DEFINED IN THIS DISCLOSURE STATEMENT, CAPITALIZED TERMS USED HEREIN HAVE THE MEANINGS ASCRIBED TO THEM IN THE PLAN, WHICH IS ATTACHED HERETO AS EXHIBIT A.

      FOR PURPOSES OF THIS DISCLOSURE STATEMENT, THE FOLLOWING RULES OF INTERPRETATION SHALL APPLY: (I) WHENEVER THE WORDS "INCLUDE," "INCLUDES" OR "INCLUDING" ARE USED THEY SHALL BE DEEMED TO BE FOLLOWED BY THE WORDS "WITHOUT LIMITATION," (II) THE WORDS "HEREOF," "HEREIN," "HEREBY" AND "HEREUNDER" AND WORDS OF SIMILAR IMPORT SHALL REFER TO THIS DISCLOSURE STATEMENT AS A WHOLE AND NOT TO ANY PARTICULAR PROVISION, (III) SECTION AND EXHIBIT REFERENCES ARE TO THIS DISCLOSURE STATEMENT UNLESS OTHERWISE SPECIFIED, AND (IV) WITH RESPECT TO ANY DISTRIBUTION UNDER THE PLAN, "ON" A DATE MEANS ON OR AS SOON AS REASONABLY PRACTICABLE THEREAFTER.

      THE DEBTORS ARE FURNISHING THE SOLICITATION PACKAGE TO EACH RECORD HOLDER OF ELIGIBLE CLAIMS AS OF THE VOTING RECORD DATE IN CONNECTION WITH THE DEBTORS' SOLICITATION OF ACCEPTANCES OF THE PLAN DESCRIBED HEREIN PURSUANT TO SECTION 1126(b) OF THE BANKRUPTCY CODE. THIS DISCLOSURE STATEMENT IS TO BE USED BY EACH SUCH HOLDER OF ELIGIBLE CLAIMS SOLELY IN CONNECTION WITH ITS EVALUATION OF THE PLAN; USE OF THIS DISCLOSURE STATEMENT FOR ANY OTHER PURPOSE IS NOT AUTHORIZED.

      THE DEBTORS HAVE NOT COMMENCED REORGANIZATION CASES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE AS OF THE DATE OF THIS DISCLOSURE STATEMENT. IF, HOWEVER, THE DEBTORS RECEIVE PROPERLY COMPLETED BALLOTS (THAT ARE NOT SUBSEQUENTLY REVOKED) INDICATING ACCEPTANCE OF THE PLAN IN SUFFICIENT NUMBER AND AMOUNT TO MEET THE VOTING REQUIREMENTS PRESCRIBED BY SECTION 1126 OF THE BANKRUPTCY CODE, THE DEBTORS INTEND TO FILE (BUT HEREBY EXPRESSLY RESERVE THE RIGHT NOT TO FILE) WITH THE BANKRUPTCY COURT VOLUNTARY PETITIONS FOR RELIEF UNDER CHAPTER 11 OF THE BANKRUPTCY CODE, AND TO SEEK, AS PROMPTLY THEREAFTER AS PRACTICABLE, CONFIRMATION OF THE PLAN. THE EFFECTIVE DATE OF THE PLAN IS EXPECTED TO OCCUR SHORTLY AFTER THE BANKRUPTCY COURT'S ENTRY OF THE CONFIRMATION ORDER.

      IN THE EVENT THAT THE REQUISITE ACCEPTANCES ARE NOT RECEIVED OR, IF RECEIVED, ARE SUBSEQUENTLY REVOKED PRIOR TO TERMINATION OF THE SOLICITATION, THE DEBTORS HEREBY RESERVE THE RIGHT TO USE ANY AND ALL BALLOTS ACCEPTING THE PLAN THAT WERE RECEIVED PURSUANT TO THE SOLICITATION AND NOT SUBSEQUENTLY REVOKED TO SEEK CONFIRMATION OF THE PLAN (OR OF ANY MODIFICATION THEREOF THAT DOES NOT MATERIALLY AND ADVERSELY AFFECT THE TREATMENT OF THE CLASSES OF CLAIMS WITH RESPECT TO WHICH SUCH BALLOTS WERE CAST) PURSUANT TO SECTION 1129(b) OF THE BANKRUPTCY CODE. SEE SECTION IV.M.4 -- "SUMMARY OF THE PLAN -- ACCEPTANCE OR REJECTION OF THE PLAN -- NONCONSENSUAL CONFIRMATION."

THE VOTING DEADLINE TO ACCEPT OR REJECT THE JOINT PREPACKAGED PLAN OF REORGANIZATION IS 5:00 P.M. NEW YORK CITY TIME, ON DECEMBER 13, 2004, UNLESS THE SOLICITATION IS TERMINATED EARLY OR EXTENDED BY THE DEBTORS PRIOR TO THE VOTING DEADLINE. THE DEBTORS RESERVE THE RIGHT TO TERMINATE THE SOLICITATION PERIOD EARLY, INCLUDING WITHOUT LIMITATION, UPON RECEIPT OF THE REQUISITE VOTES APPROVING THE PLAN. IN ORDER TO BE COUNTED, BALLOTS MUST BE RECEIVED BY THE SOLICITATION AGENT BY THE VOTING DEADLINE.

                                      *****

      BECAUSE ACCEPTANCE OF THE PLAN WILL CONSTITUTE ACCEPTANCE OF ALL THE PROVISIONS THEREOF, HOLDERS OF ELIGIBLE CLAIMS ARE URGED TO CONSIDER CAREFULLY THE INFORMATION REGARDING TREATMENT OF THEIR CLAIMS CONTAINED IN THIS DISCLOSURE STATEMENT.

      THE CONFIRMATION AND EFFECTIVENESS OF THE PLAN IS SUBJECT TO MATERIAL CONDITIONS PRECEDENT. SEE SECTION IV.N -- "SUMMARY OF THE PLAN -- CONDITIONS PRECEDENT; WAIVER." THERE CAN BE NO ASSURANCE THAT THOSE CONDITIONS WILL BE SATISFIED.

      THE DEBTORS PRESENTLY INTEND TO SEEK TO CONSUMMATE THE PLAN AND TO CAUSE THE EFFECTIVE DATE TO OCCUR PROMPTLY AFTER CONFIRMATION OF THE PLAN. THERE CAN BE NO ASSURANCE, HOWEVER, AS TO WHEN AND WHETHER CONFIRMATION OF THE PLAN AND THE EFFECTIVE DATE ACTUALLY WILL OCCUR. PROCEDURES FOR DISTRIBUTIONS UNDER THE PLAN, INCLUDING MATTERS THAT ARE EXPECTED TO AFFECT THE TIMING OF THE RECEIPT OF DISTRIBUTIONS BY HOLDERS OF CLAIMS AND EQUITY INTERESTS IN CERTAIN CLASSES AND THAT COULD AFFECT THE AMOUNT OF DISTRIBUTIONS ULTIMATELY RECEIVED BY SUCH HOLDERS, ARE DESCRIBED IN SECTION IV.J - "SUMMARY OF THE PLAN - PROVISIONS GOVERNING DISTRIBUTIONS."

      THE BOARDS OF DIRECTORS OF THE DEBTORS HAVE APPROVED THE PLAN AND RECOMMEND THAT THE HOLDERS OF ELIGIBLE CLAIMS VOTE TO ACCEPT THE PLAN IN ACCORDANCE WITH THE VOTING INSTRUCTIONS SET FORTH IN SECTION XI -- "THE SOLICITATION; VOTING PROCEDURES" AND IN THE BALLOT. TO BE COUNTED, YOUR BALLOT MUST BE DULY COMPLETED, EXECUTED, AND ACTUALLY RECEIVED BY THE VOTING DEADLINE. HOLDERS OF ELIGIBLE CLAIMS ARE ENCOURAGED TO READ AND CONSIDER CAREFULLY THIS ENTIRE DISCLOSURE STATEMENT, INCLUDING THE PLAN ATTACHED HERETO AS EXHIBIT A.

      THE TERMS OF THE PLAN HAVE BEEN DEVELOPED IN THE COURSE OF DISCUSSIONS AND GOOD FAITH NEGOTIATIONS WITH THE NOTEHOLDER GROUP CONSISTENT WITH THE TERMS OF THE PLAN SUPPORT AGREEMENT BETWEEN THE DEBTORS AND THE NOTEHOLDER GROUP. THE NOTEHOLDER GROUP HAS BEEN REPRESENTED BY THE LAW FIRM OF BINGHAM McCUTCHEN LLP AND HAS ALSO RETAINED HOULIHAN LOKEY HOWARD & ZUKIN CAPITAL, INC. AS ITS FINANCIAL ADVISORS IN CONNECTION WITH THE RESTRUCTURING. THE PLAN SUPPORT AGREEMENT IS SUBJECT TO THE FINALIZATION OF DEFINITIVE AGREEMENTS AND RELATED DOCUMENTATION AND THE SATISFACTION OF CERTAIN SPECIFIED CONDITIONS. BASED ON THE EXTENSIVE NEGOTIATION AND COORDINATION WITH, AND INPUT FROM, ADVISORS TO THE NOTEHOLDER GROUP, THE DEBTORS ARE OF THE OPINION THAT ALL DEFINITIVE AGREEMENTS AND RELATED DOCUMENTATION FULLY COMPLY WITH THE TERMS AND CONDITIONS SET FORTH IN THE PLAN SUPPORT AGREEMENT, AND THAT ALL CONDITIONS TO EFFECTIVENESS SET FORTH IN THE PLAN SUPPORT AGREEMENT HAVE BEEN MET.

                                      *****

      IF THE REQUISITE ACCEPTANCES ARE NOT RECEIVED, THE DEBTORS BELIEVE THAT THEY MAY HAVE TO FILE TRADITIONAL PETITIONS FOR RELIEF UNDER CHAPTER 11 OF THE BANKRUPTCY CODE WITHOUT ALSO FILING A PLAN OF REORGANIZATION. THERE CAN BE NO ASSURANCE, HOWEVER, THAT THE DEBTORS WILL BE ABLE TO EMERGE FROM CASES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE IN SUCH CIRCUMSTANCES, AND THEY MIGHT BE FORCED INTO LIQUIDATION UNDER CHAPTER 7 OF THE BANKRUPTCY CODE. THE DEBTORS BELIEVE THAT IF THEY ARE LIQUIDATED UNDER CHAPTER 7, THE VALUE OF DISTRIBUTIONS TO CREDITORS WOULD BE SIGNIFICANTLY LOWER THAN THE VALUES OF THE DISTRIBUTIONS CONTEMPLATED BY AND UNDER THE PLAN. SEE SECTION VIII.C -- "FEASIBILITY OF THE PLAN AND THE BEST INTERESTS OF CREDITORS TEST -- LIQUIDATION ANALYSIS."

                                      *****

      THIS DISCLOSURE STATEMENT CONTAINS SUMMARIES OF CERTAIN PROVISIONS OF THE PLAN, STATUTORY PROVISIONS, DOCUMENTS RELATED TO THE PLAN, ANTICIPATED EVENTS IN THE DEBTORS' CHAPTER 11 CASES, AND FINANCIAL INFORMATION. ALTHOUGH THE DEBTORS BELIEVE THAT THE PLAN AND RELATED DOCUMENTS AND STATUTORY SUMMARIES ARE FAIR AND ACCURATE, SUCH SUMMARIES ARE QUALIFIED TO THE EXTENT THAT THEY DO NOT SET

FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS OR STATUTORY PROVISIONS. FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN PROVIDED BY MANAGEMENT, EXCEPT WHERE OTHERWISE SPECIFICALLY NOTED. THE DEBTORS ARE UNABLE TO WARRANT OR REPRESENT THAT THE INFORMATION CONTAINED HEREIN, INCLUDING THE FINANCIAL PROJECTIONS AND OTHER FINANCIAL INFORMATION, IS WITHOUT ANY INACCURACY OR OMISSION.

      IN DETERMINING WHETHER TO VOTE TO ACCEPT THE PLAN, HOLDERS OF ELIGIBLE CLAIMS MUST RELY ON THEIR OWN EXAMINATION OF THE DEBTORS AND THE TERMS OF THE PLAN, INCLUDING THE MERITS AND RISKS INVOLVED. THE CONTENTS OF THIS DISCLOSURE STATEMENT SHOULD NOT BE CONSTRUED AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL, OR TAX ADVICE. EACH SUCH HOLDER SHOULD CONSULT WITH ITS OWN LEGAL, BUSINESS, FINANCIAL, AND TAX ADVISORS WITH RESPECT TO ANY SUCH MATTERS CONCERNING THIS DISCLOSURE STATEMENT, THE SOLICITATION, THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREBY. SEE SECTION X -- "CERTAIN FACTORS TO BE CONSIDERED" FOR A DISCUSSION OF VARIOUS FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE PLAN.

                                      *****

      THE DEBTORS ARE RELYING ON SECTION 3(a)(9), AND IN CERTAIN INSTANCES
SECTION 4(2), OF THE SECURITIES ACT AND SIMILAR STATE PROVISIONS, AND TO THE EXTENT APPLICABLE, ON THE EXEMPTION FROM THE SECURITIES ACT AND EQUIVALENT STATE LAW REGISTRATION REQUIREMENTS PROVIDED BY SECTION 1145(a)(1) OF THE BANKRUPTCY CODE, TO EXEMPT FROM REGISTRATION UNDER THE SECURITIES LAWS THE OFFER AND SALE OF NEW SECURITIES IN CONNECTION WITH THE SOLICITATION AND THE PLAN. SEE SECTION VI.A -- "CAPITAL STRUCTURE OF THE REORGANIZED DEBTORS -- NEW SECURITIES" FOR A DESCRIPTION OF THE NEW SECURITIES.

      THIS DISCLOSURE STATEMENT CONTAINS PROJECTED FINANCIAL INFORMATION REGARDING THE REORGANIZED DEBTORS AND CERTAIN OTHER FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT, ALL OF WHICH ARE BASED ON VARIOUS ESTIMATES AND ASSUMPTIONS TRUE AS OF THE DATE HEREOF. SUCH INFORMATION AND STATEMENTS ARE SUBJECT TO INHERENT UNCERTAINTIES AND TO A WIDE VARIETY OF SIGNIFICANT BUSINESS, ECONOMIC, AND COMPETITIVE RISKS, INCLUDING THOSE SUMMARIZED HEREIN. SEE SECTION X -- "CERTAIN FACTORS TO BE CONSIDERED."

      WHEN USED IN THIS DISCLOSURE STATEMENT, THE WORDS "ANTICIPATE," "BELIEVE," "ESTIMATE," "WILL," "MAY," "INTEND," "EXPECT" AND SIMILAR EXPRESSIONS GENERALLY IDENTIFY FORWARD-LOOKING STATEMENTS. ALTHOUGH THE DEBTORS BELIEVE THAT THEIR PLANS, INTENTIONS AND EXPECTATIONS REFLECTED IN THE FORWARD-LOOKING STATEMENTS ARE REASONABLE, THEY CANNOT BE SURE THAT THEY WILL BE ACHIEVED. FORWARD-LOOKING STATEMENTS IN THIS DISCLOSURE STATEMENT INCLUDE THOSE RELATING TO THE PAYMENTS ON THE DEBTORS' CURRENT AND FUTURE DEBT INSTRUMENTS. THESE FACTORS ARE NOT INTENDED TO REPRESENT A COMPLETE LIST OF THE GENERAL OR SPECIFIC FACTORS THAT MAY AFFECT THE DEBTORS OR THE REORGANIZED DEBTORS. IT SHOULD BE RECOGNIZED THAT OTHER FACTORS, INCLUDING GENERAL ECONOMIC FACTORS AND BUSINESS STRATEGIES, MAY BE SIGNIFICANT, PRESENTLY OR IN THE FUTURE, AND THE FACTORS SET FORTH IN THIS DISCLOSURE STATEMENT MAY AFFECT THE DEBTORS TO A MATERIALLY GREATER EXTENT THAN DESCRIBED HEREIN AND MAY CAUSE FUTURE RESULTS TO DIFFER MATERIALLY FROM THOSE SET FORTH IN THE FORWARD LOOKING STATEMENTS HEREIN. ALL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO THE DEBTORS OR PERSONS ACTING ON THEIR BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS SET FORTH IN THIS DISCLOSURE STATEMENT. EXCEPT AS REQUIRED BY LAW, THE DEBTORS UNDERTAKE NO OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENT, WHETHER AS A RESULT OF NEW

INFORMATION, FUTURE EVENTS OR OTHERWISE. FORWARD-LOOKING STATEMENTS ARE PROVIDED IN THIS DISCLOSURE STATEMENT PURSUANT TO THE SAFE HARBOR ESTABLISHED UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND, TO THE EXTENT APPLICABLE,
SECTION 1125(e) OF THE BANKRUPTCY CODE AND SHOULD BE EVALUATED IN THE CONTEXT OF THE ESTIMATES, ASSUMPTIONS, UNCERTAINTIES, AND RISKS DESCRIBED HEREIN.

      EXCEPT AS SET FORTH IN SECTION XI.J -- "THE SOLICITATION; VOTING PROCEDURES -- FURTHER INFORMATION; ADDITIONAL COPIES," NO PERSON HAS BEEN AUTHORIZED BY THE DEBTORS IN CONNECTION WITH THE PLAN OR THE SOLICITATION TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS DISCLOSURE STATEMENT AND THE EXHIBITS ATTACHED HERETO OR INCORPORATED BY REFERENCE OR REFERRED TO HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE DEBTORS. THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES, OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

      THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF, AND NEITHER THE DELIVERY OF THIS DISCLOSURE STATEMENT NOR THE DISTRIBUTION OF ANY NEW SECURITIES PURSUANT TO THE PLAN WILL, UNDER ANY CIRCUMSTANCE, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AT ANY TIME SUBSEQUENT TO THE DATE HEREOF. ANY ESTIMATES OF CLAIMS OR EQUITY INTERESTS SET FORTH IN THIS DISCLOSURE STATEMENT MAY VARY FROM THE AMOUNTS OF CLAIMS OR EQUITY INTERESTS ULTIMATELY ALLOWED BY THE BANKRUPTCY COURT.

      THE SUMMARIES OF THE PLAN AND OTHER DOCUMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN ITSELF, THE EXHIBITS ATTACHED THERETO AND ALL DOCUMENTS DESCRIBED THEREIN. TO THE EXTENT OF ANY INCONSISTENCY BETWEEN THIS DISCLOSURE STATEMENT AND THE PLAN OR OTHER DOCUMENTS (INCLUDING BUT NOT LIMITED TO THE DIP CREDIT DOCUMENTS, THE EXIT CREDIT DOCUMENTS AND THE PLAN SUPPLEMENT DOCUMENTS, THE TERMS OF THE PLAN OR SUCH OTHER DOCUMENTS SHALL GOVERN. THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING THE INFORMATION REGARDING THE HISTORY, BUSINESSES, AND OPERATIONS OF THE DEBTORS, THE HISTORICAL AND PROJECTED FINANCIAL INFORMATION OF THE DEBTORS AND THE LIQUIDATION ANALYSIS RELATING TO THE DEBTORS ARE INCLUDED HEREIN FOR PURPOSES OF SOLICITING ACCEPTANCES OF THE PLAN. AS TO ANY JUDICIAL PROCEEDINGS IN ANY COURT, INCLUDING ANY ADVERSARY PROCEEDINGS OR CONTESTED MATTERS THAT MAY BE FILED IN THE BANKRUPTCY COURT, SUCH INFORMATION IS NOT TO BE CONSTRUED AS AN ADMISSION OR STIPULATION BUT RATHER AS STATEMENTS MADE IN SETTLEMENT NEGOTIATIONS AND SHALL BE INADMISSIBLE FOR ANY PURPOSE ABSENT THE EXPRESS WRITTEN CONSENT OF THE DEBTORS AND THE PARTY AGAINST WHOM SUCH INFORMATION IS SOUGHT TO BE ADMITTED.

                                      *****

                                TABLE OF CONTENTS

I.       INTRODUCTION AND EXECUTIVE SUMMARY.......................................................................1

         A.       General.........................................................................................1

         B.       Summary of Anticipated Distributions Under the Plan.............................................1

         C.       The Confirmation Hearing........................................................................2

         D.       Summary of Post-Confirmation Operations.........................................................2

         E.       Reasons for the Solicitation....................................................................2

         F.       Recommendation of Board of Directors to Approve Plan............................................3

         G.       Summary of Voting Procedures....................................................................3

II.      GENERAL INFORMATION REGARDING THE DEBTORS................................................................4

         A.       Background......................................................................................4

                  1.       Existing Capital Structure of the Debtors..............................................5

                  2.       Events Leading to the Debtors' Restructuring...........................................6

         B.       Plan Support Agreement..........................................................................7

         C.       Restructuring Professionals.....................................................................8

         D.       Estimated Pre-Restructuring Indebtedness........................................................8

III.     MANAGEMENT AND CORPORATE STRUCTURE OF THE REORGANIZED DEBTORS............................................9

         A.       The Board of Directors and Executive Officers of the Reorganized Debtors........................9

                  1.       Reorganized Debtors....................................................................9

         B.       Long Term Incentive Plan........................................................................9

                  1.       Option Agreements for Key Employees....................................................9

                  2.       Option Agreements for Messrs. Fairley and Turbidy......................................9

                  3.       Option Agreement for Mr. Compofelice..................................................10

         C.       Employment Agreements..........................................................................10

                  1.       Employment Agreements for Messrs. Fairley and Turbidy.................................10

                  2.       Retirement Agreement for Mr. Compofelice..............................................10

IV.      SUMMARY OF THE PLAN.....................................................................................11

         A.       Introduction...................................................................................11

         B.       Schedule of Treatment of Claims and Equity Interests...........................................11

         C.       Treatment of Unclassified Claims...............................................................12

                  1.       Administrative Claims.................................................................12

                  2.       Professional Fee Claims...............................................................12

                  3.       Priority Tax Claims...................................................................13

         D.       Treatment of Classified Claims and Equity Interests............................................13

                  1.       Class 1 - Priority Claims.............................................................13

                  2.       Class 2 - Credit Agreement Claims.....................................................13

                  3.       Class 3 - Secured Claims..............................................................14

                  4.       Class 4 - Unsecured Claims............................................................14

                  5.       Class 5 - TMS Guaranty Claims.........................................................14

                  6.       Class 6 - Senior Note Claims..........................................................14

                  7.       Class 7 - TMS Common Stock Interests..................................................15

                  8.       Class 8 - TMS Other Equity Interests..................................................15

                  9.       Class 9 - Subordinated Claims.........................................................15

         E.       Allowed Claims and Equity Interests............................................................15

         F.       Postpetition Interest..........................................................................15

         G.       Alternative Treatment..........................................................................16

         H.       Tax Allocation.................................................................................16

         I.       Means for Implementation of the Plan...........................................................16

                  1.       Continued Corporate Existence; Authorized Capital Stock...............................16

                  2.       Restructuring Transactions............................................................16

                  3.       Corporate Action; Cancellation of Securities..........................................17

                  4.       Directors and Executive Officers......................................................17

                  5.       DIP Facility..........................................................................18

                  6.       New Securities........................................................................18

                  7.       Exit Facility.........................................................................18

                  8.       Long Term Incentive Plan..............................................................19

                  9.       Revesting of Assets...................................................................19

                  10.      Preservation of Rights of Action; Settlement of Litigation Claims.....................19

                  11.      Exemption from Certain Transfer Taxes.................................................19

         J.       Provisions Governing Distributions.............................................................19

                  1.       Distributions for Claims and Equity Interests Allowed as of the Effective Date........19

                  2.       Disbursing Agent......................................................................20

                  3.       Surrender of Securities or Instruments................................................20

                  4.       Instructions to Disbursing Agent......................................................20

                  5.       Services of Indenture Trustee.........................................................20

                  6.       Record Date for Distributions.........................................................20

                  7.       Means of Cash Payment.................................................................21

                  8.       Calculation of Distribution Amounts of New TMS Common Stock and New Warrants..........21

                  9.       Delivery of Distributions; Undeliverable or Unclaimed Distributions...................21

                  10.      Withholding and Reporting Requirements................................................21

                  11.      Setoffs...............................................................................21

         K.       Procedures for Resolving Disputed, Contingent, and Unliquidated Claims.........................22

                  1.       Objections to Claims; Disputed Claims.................................................22

                  2.       No Distribution Pending Allowance.....................................................22

                  3.       Distributions After Allowance.........................................................22

         L.       Treatment of Executory Contracts and Unexpired Leases..........................................22

                  1.       Assumed Contracts and Leases..........................................................22

                  2.       Payments Related to Assumption of Contracts and Leases................................23

                  3.       Rejected Contracts and Leases.........................................................23

                  4.       Claims Based on Rejection of Executory Contracts or Unexpired Leases..................23

                  5.       Compensation and Benefit Plans and Treatment of Retirement Plan.......................23

         M.       Acceptance or Rejection of the Plan............................................................24

                  1.       Classes Entitled To Vote..............................................................24

                  2.       Acceptance by Impaired Classes........................................................24

                  3.       Elimination of Classes................................................................24

                  4.       Nonconsensual Confirmation............................................................24

         N.       Conditions Precedent; Waiver...................................................................24

                  1.       Conditions to Confirmation............................................................24

                  2.       Conditions to Effective Date..........................................................25

                  3.       Effect of Failure of Conditions.......................................................25

                  4.       Waiver of Conditions..................................................................25

         O.       Modifications and Amendments; Withdrawal.......................................................25

         P.       Retention of Jurisdiction......................................................................26

         Q.       Compromises and Settlements....................................................................27

         R.       Miscellaneous Provisions.......................................................................27

                  1.       Bar Dates for Certain Claims..........................................................27

                  2.       Payment of Statutory Fees.............................................................28

                  3.       Severability of Plan Provisions.......................................................28

                  4.       Successors and Assigns................................................................28

                  5.       INJUNCTION............................................................................28

                  6.       DEBTORS' RELEASES.....................................................................28

                  7.       OTHER RELEASES........................................................................29

                  8.       Exculpation and Limitation of Liability...............................................29

                  9.       Binding Effect........................................................................30

                  10.      Revocation, Withdrawal, or Non-Consummation...........................................30

                  11.      Committees............................................................................30

                  12.      Plan Supplement.......................................................................30

                  13.      Notices to Debtors....................................................................30

                  14.      Indemnification Obligations...........................................................31

                  15.      Governing Law.........................................................................31

                  16.      Prepayment............................................................................31

                  17.      Section 1125(e) of the Bankruptcy Code................................................31

V.       ANTICIPATED EVENTS DURING THE CHAPTER 11 CASES..........................................................32

         A.       Commencement of the Chapter 11 Cases...........................................................32

                  1.       Appointment of an Official Committee of Unsecured Creditors...........................32

                  2.       Schedules and Statement of Financial Affairs..........................................32

                  3.       Approval of Prepetition Solicitation and Scheduling of Confirmation Hearing...........32

                  4.       Cash Management System................................................................33

                  5.       Retention of Professionals............................................................33

                  6.       Joint Administration..................................................................33

         B.       Debtor-In-Possession Financing.................................................................33

                  1.       Structure.............................................................................33

                  2.       Interest Rates and Fees...............................................................34

                  3.       Security and Guarantees...............................................................34

                  4.       Covenants.............................................................................34

         C.       Exit Facility..................................................................................35

         D.       Anticipated Timetable for the Chapter 11 Cases.................................................35

         E.       NOK Facility Amendments........................................................................35

VI.      CAPITAL STRUCTURE OF THE REORGANIZED DEBTORS............................................................35

         A.       New Securities.................................................................................35

                  1.       New TMS Common Stock..................................................................36

                  2.       Registration Rights Agreement.........................................................36

         B.       Securities Law Matters.........................................................................36

VII.     CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN.....................................................37

         A.       General........................................................................................37

         B.       Consequences to the Debtors....................................................................38

                  1.       Reduction of NOLs.....................................................................38

                  2.       Limitation on NOL Carryforwards and Other Tax Attributes..............................38

         C.       Consequences to Holders of Senior Notes........................................................39

         D.       Consequences to Holders of TMS Common Stock Interests..........................................40

         E.       Backup Withholding.............................................................................41

         F.       Importance of Obtaining Professional Tax Assistance............................................41

VIII.    FEASIBILITY OF THE PLAN AND THE BEST INTERESTS OF CREDITORS TEST........................................41

         A.       Feasibility of the Plan........................................................................41

         B.       Best Interests Test............................................................................42

         C.       Liquidation Analysis...........................................................................42

         D.       Valuation of the Reorganized Debtors...........................................................43

                  1.       Overview..............................................................................43

                  2.       Valuation Methodology.................................................................45

IX.      ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN...............................................46

         A.       Commencement of "Traditional" Chapter 11 Cases.................................................47

         B.       Alternative Plan(s)............................................................................47

         C.       Liquidation under Chapter 7....................................................................47

X.       CERTAIN FACTORS TO BE CONSIDERED........................................................................48

         A.       General........................................................................................48

         B.       Business and Industry Risks....................................................................48

                  1.       Debt and Cash Flow....................................................................48

                  2.       Depressed Industry Conditions and Substantial Cash Requirements Have Adversely
                           Affected the Debtors' Liquidity.......................................................49

                  3.       The Industry is Highly Competitive and is Expected to Continue to Be So...............49

                  4.       The Debtors are Dependent on the Oil and Gas Industry, Which is Cyclical..............49

                  5.       Excess Vessel Supply and Vessel Newbuilds are Depressing Day Rates and Adversely
                           Affecting Operating Results...........................................................49

                  6.       The Debtors Conduct International Operations, Which Involve Additional Risks..........49

                  7.       The Debtors' Offshore Energy Support Fleet Includes Many Older Vessels................50

                  8.       Increases in the Supply of New Generation Vessels Could Decrease Day Rates............50

                  9.       The Debtors' Business is Subject to Environmental Risk and Regulations................50

                  10.      The Debtors' Business Involves Hazardous Activities and Other Risks of Loss
                           Against Which It May Not be Adequately Insured........................................50

                  11.      Recent Adverse Publicity About the Debtors, Including Their Chapter 11 Filing, May
                           Harm the Debtors' Ability to Compete in This Highly Competitive Business..............51

                  12.      The Debtors May not be Able to Attract and Retain Qualified, Skilled Employees
                           Necessary to Operate Their Businesses.................................................51

                  13.      The Debtors' Employees are Covered by Federal Laws That May Subject Them to
                           Job-Related Claims in Addition to Those Provided by State Laws........................51

                  14.      There is No Established Trading Market for the New TMS Common Stock and New
                           Warrants..............................................................................51

                  15.      Dividend Policy.......................................................................51

                  16.      The Size of the Debtors' Supply Boats May Affect Marketing in Certain Areas...........51

                  17.      Difficulty of Repatriating Funds......................................................52

                  18.      Mobilization of Vessels Between Markets...............................................52

                  19.      The Debtors are Dependent on the Services of Certain Officers.........................52

                  20.      Changes in Government and Industry Regulations Could Adversely Affect the Debtors.....52

                  21.      Risks Associated with Expanding with Majority Partners in Joint Ventures..............53

         C.       Failure to Receive Requisite Acceptances.......................................................53

         D.       Failure to Confirm the Plan....................................................................53

         E.       Failure to Consummate the Plan.................................................................54

         F.       Claims Estimations.............................................................................54

         G.       Certain Tax Considerations.....................................................................54

         H.       Inherent Uncertainty of Financial Projections..................................................54

XI.      THE SOLICITATION; VOTING PROCEDURES.....................................................................55

         A.       Voting Deadline................................................................................55

         B.       Voting Procedures..............................................................................55

         C.       Special Note for Holders of Senior Notes.......................................................55

                  1.       Beneficial Owners.....................................................................55

                  2.       Nominees..............................................................................56

                  3.       Securities Clearing Agencies..........................................................56

                  4.       Miscellaneous.........................................................................57

         D.       Fiduciaries and other Representatives..........................................................57

         E.       Parties Entitled to Vote.......................................................................57

         F.       Agreements Upon Furnishing Ballots.............................................................58

         G.       Waivers of Defects, Irregularities, Etc........................................................58

         H.       Withdrawal of Ballots; Revocation..............................................................58

         I.       Delivery of Extinguished Securities............................................................59

         J.       Further Information; Additional Copies.........................................................59

XII.     RECOMMENDATION AND CONCLUSION...........................................................................60

                              TABLE OF ATTACHMENTS

EXHIBIT A         Joint Prepackaged Plan of Reorganization

EXHIBIT B         Liquidation Analysis and Best Interests Test

EXHIBIT C         Financial Projections

                     I. INTRODUCTION AND EXECUTIVE SUMMARY

A. GENERAL

      This Disclosure Statement has been prepared to comply with section 1125 of the Bankruptcy Code and is hereby transmitted by the Debtors pursuant to section 1126(b) of the Bankruptcy Code for use in the Solicitation of acceptances of the Plan, a copy of which is attached hereto as Exhibit A. At this time, the Debtors have not commenced reorganization cases under Chapter 11 of the Bankruptcy Code, but the Debtors are soliciting acceptances of the Plan from Holders of Eligible Claims. If sufficient votes for acceptance of the Plan are received, the Debtors expect to commence Chapter 11 Cases and to seek promptly Confirmation of the Plan by the Bankruptcy Court. The Debtors believe that this prepetition Solicitation will significantly simplify, shorten, and reduce the cost of the administration of, and minimize disputes during, their Chapter 11 Cases and minimize the disruption of their businesses that could result from a traditional bankruptcy case, which could be contested and protracted. Further, in a lengthy bankruptcy case, the Debtors believe that there is a substantial risk that recoveries by Holders of Eligible Claims would be of significantly less value than the values of the proposed recoveries under the Plan. If the Debtors do not receive the Requisite Acceptances by the Voting Deadline, the Debtors will be forced to evaluate other available options, including commencing one or more traditional, non-prepackaged Chapter 11 cases.

      The primary purpose of the Plan is to effectuate the Restructuring of the Debtors' capital structure in order to bring it into alignment with the Debtors' present and future operating prospects and to provide the Debtors with greater liquidity. Presently, the funds expected to be generated by the Debtors from operation of their business based on current outlook and other sources will not be sufficient to meet the Debtors' debt service requirements and satisfy their debt obligations unless the Restructuring is consummated. The Debtors believe that the Restructuring will reduce uncertainty with respect to their future and better position them to develop and maintain new customers.

      The Restructuring will reduce the principal amount of the Debtors' outstanding indebtedness by approximately $250 million (based upon projected balances as of December 2004) by converting all of the Senior Notes into equity of Reorganized TMS through the transfer of Senior Note Claims to the Debtors in exchange for shares of New TMS Common Stock. By offering the Holders of the Senior Notes substantially all of the equity of Reorganized TMS, the Debtors intend that such Holders will participate in the long-term appreciation of the Debtors' business, which the Debtors expect will be enhanced by the reduction of the Debtors' debt obligations.

      The existing TMS Common Stock will be exchanged for New Warrants. All TMS Other Equity Interests will be cancelled and the Holders of such TMS Other Equity Interests will not receive or retain any property or interest on account of such Equity Interests.

      Other than TMA and TMO, the Debtors do not anticipate commencing a reorganization case for any other subsidiary or affiliate of TMS. During the Debtors' Chapter 11 Cases, the non-debtor subsidiaries will continue to operate their businesses in the ordinary course and outside of any proceedings under the Bankruptcy Code.

      This Disclosure Statement sets forth certain detailed information regarding the Debtors' history, their projections for future operations, and significant events expected to occur during the Chapter 11 Cases. This Disclosure Statement also describes the Plan, alternatives to the Plan, effects of Confirmation of the Plan, and the manner in which Distributions will be made under the Plan. In addition, this Disclosure Statement discusses the Confirmation process and the voting procedures that Holders of Eligible Claims must follow for their votes to be counted.

B. SUMMARY OF ANTICIPATED DISTRIBUTIONS UNDER THE PLAN

      Under the Plan, Claims against and Equity Interests in the Debtors are divided into Classes. Certain Claims, including Administrative Claims, Priority Tax Claims, and certain Other Priority Claims will receive payment in full in Cash either on the Distribution Date, as such claims are liquidated, or in installments over time, as permitted by the Bankruptcy Code, or as agreed with the Holders of such Claims. All other Claims and Equity Interests will receive the Distributions and recoveries (if any) described in the table below.

      The table below summarizes the classification and treatment of the prepetition Claims and Equity Interests under the Plan. Estimated Claim amounts are based upon projected balances as of December 15, 2004. Estimated recovery percentages are based upon Lazard's mid-point total enterprise value of the Debtors (see Section VIII.D -- "FEASIBILITY OF THE PLAN AND THE BEST INTERESTS OF CREDITORS TEST -- VALUATION OF THE REORGANIZED DEBTORS"). The actual Allowed amount and recovery percentage may vary materially depending upon the nature and extent of Claims actually asserted. This summary is qualified in its entirety by reference to the provisions of the Plan.

    Class             Claim/Equity Interest            Treatment of       Estimated Aggregate   Estimated Percentage
                                                       Claim/Equity        Amount of Allowed     Recovery of Allowed
                                                         Interest          Claims or Equity       Claims or Equity
                                                                               Interests              Interests
   Class 1               Priority Claims                Unimpaired            De Minimis                100%
   Class 2           Credit Agreement Claims            Unimpaired            $54,700,000               100%
   Class 3                Secured Claims                Unimpaired            $1,000,000                100%
   Class 4               Unsecured Claims               Unimpaired             $500,000                 100%
   Class 5             TMS Guaranty Claims              Unimpaired                N/A                   100%
   Class 6              Senior Note Claims               Impaired           $274,771,304.00             40.0%
   Class 7          TMS Common Stock Interests           Impaired          36,965,537 shares             TBD
   Class 8          TMS Other Equity Interests           Impaired           Unknown, if any              0%
   Class 9             Subordinated Claims               Impaired           Unknown, if any              0%

C. THE CONFIRMATION HEARING

      If the Debtors receive the Requisite Acceptances with respect to the Plan, the Debtors intend to file voluntary petitions to commence the Chapter 11 Cases in the United States Bankruptcy Court for the Southern District of New York and request that the Bankruptcy Court schedule, as promptly as possible, a Confirmation Hearing to approve this Disclosure Statement and the Solicitation as being in compliance with section 1126(b) of the Bankruptcy Code and to confirm the Plan. The Debtors will request Confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code. The Debtors reserve the right to modify the Plan to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification and to use all Ballots accepting the Plan that were received pursuant to the Solicitation, and not subsequently revoked, to seek Confirmation of the Plan (or of any modification thereof that does not materially and adversely affect the treatment of the Classes of Claims with respect to which such Ballots were cast) pursuant to section 1129(b) of the Bankruptcy Code.

D. SUMMARY OF POST-CONFIRMATION OPERATIONS

      Attached hereto as Exhibit C are the Financial Projections which project the financial performance of the Reorganized Debtors through 2009. The Financial Projections are based on the current business plan for the Reorganized Debtors, information available as of October 31, 2004 and numerous assumptions that are an integral part of the Financial Projections, many of which are beyond the control of the Reorganized Debtors and some or all of which may not materialize. See Section X.H -- "CERTAIN FACTORS TO BE CONSIDERED -- INHERENT UNCERTAINTY OF FINANCIAL PROJECTIONS."

E. REASONS FOR THE SOLICITATION

      The Solicitation is being conducted at this time in order to obtain the Requisite Acceptances prior to the filing of voluntary petitions for reorganization of the Debtors under Chapter 11 of the Bankruptcy Code. The Debtors anticipate that by conducting the Solicitation in advance of commencing the Chapter 11 Cases, the duration of the Chapter 11 Cases may be significantly shortened and the administration of the cases may be greatly simplified and much less costly.

F. RECOMMENDATION OF BOARD OF DIRECTORS TO APPROVE PLAN

      The Debtors' respective Boards of Directors have unanimously approved the solicitation of acceptances of the Plan and all of the transactions contemplated thereby. In light of the benefits to be attained by the Holders of Eligible Claims pursuant to consummation of the transactions contemplated by the Plan, the Debtors' respective Boards of Directors recommend that such Holders of Eligible Claims vote to accept the Plan. The Debtors' respective Boards of Directors have reached this decision after considering the alternatives to the Plan that are available to the Debtors and the possible effect on the Debtors' business operations, creditors, and shareholders of such alternatives. These alternatives include liquidation under Chapter 7 of the Bankruptcy Code or a reorganization under Chapter 11 of the Bankruptcy Code without a prepetition solicitation. The Debtors' respective Boards of Directors determined, after consulting with financial and legal advisors, that the restructuring transactions contemplated in the Plan would likely result in a distribution of greater values to creditors and shareholders than would a liquidation under Chapter 7. For a comparison of estimated distributions under Chapter 7 of the Bankruptcy Code and under the Plan, see Section VIII.C -- "FEASIBILITY OF THE PLAN AND THE BEST INTERESTS OF CREDITORS TEST - LIQUIDATION ANALYSIS."

      THE DEBTORS' RESPECTIVE BOARDS OF DIRECTORS SUPPORT THE PLAN AND URGE ALL HOLDERS OF ELIGIBLE CLAIMS WHOSE VOTES ARE BEING SOLICITED TO TIMELY SUBMIT BALLOTS TO ACCEPT AND SUPPORT THE PLAN.

G. SUMMARY OF VOTING PROCEDURES

      The Solicitation Package is being furnished prior to the commencement of the Chapter 11 Cases to Holders of Eligible Claims whose names (or the names of whose Nominees) appear as of the Voting Record Date in the records maintained by the Debtors, and the security holders list maintained by the Indenture Trustee. IF SUCH ENTITIES DO NOT HOLD FOR THEIR OWN ACCOUNT, THEY SHOULD PROVIDE COPIES OF THE SOLICITATION PACKAGE TO THE BENEFICIAL OWNERS OF THE ELIGIBLE CLAIMS.

      All votes to accept or reject the Plan must be cast by using the Ballot enclosed with this Disclosure Statement or, in the case of a Nominee, the Master Ballot provided to such Nominee (or manually executed facsimiles thereof). No other votes will be counted. Consistent with the provisions of Federal Rule of Bankruptcy Procedure 3018, the Debtors have fixed November 5, 2004 as the Voting Record Date for the determination of Holders of record of Eligible Claims entitled to receive the Solicitation Package and vote on the Plan. Ballots must be received by the Solicitation Agent no later than the Voting Deadline by 5:00 p.m. New York City Time, on December 13, 2004 unless the Solicitation is terminated early or extended by the Debtors prior to the Voting Deadline. Except to the extent requested by the Debtors or as permitted by the Bankruptcy Court pursuant to Federal Rule of Bankruptcy Procedure 3018, Ballots received after the Voting Deadline will not be counted or otherwise used in connection with the Debtors' request for Confirmation of the Plan (or any permitted modification thereof). The Debtors reserve the right to use acceptances of the Plan received in the Solicitation to seek Confirmation of the Plan under any other circumstances, including a plan proposed in a non-prepackaged Chapter 11 case by the Debtors.

      The Debtors reserve the right to amend the Plan either before or after the Commencement Date. Amendments to the Plan that do not materially and adversely affect the treatment of Claims and are consistent with the terms of the Plan Support Agreement may be approved by the Bankruptcy Court at the Confirmation Hearing without the necessity of resoliciting votes. In the event resolicitation is required, the Debtors will furnish new solicitation packets which shall include new ballots to be used to vote to accept or reject the Plan, as amended.

      Although the Solicitation relates to the filing of voluntary petitions for reorganization of the Debtors under Chapter 11 of the Bankruptcy Code, no such filings have yet been made. The Debtors intend to file their respective Chapter 11 petitions when the Requisite Acceptances have been received or when the Debtors otherwise determine that such filing is necessary or appropriate to protect their property and interests. In addition, the Debtors expressly reserve the right to modify the Voting Deadline, by oral or written notice to the Solicitation Agent, until the Requisite Acceptances have been received.

                 II. GENERAL INFORMATION REGARDING THE DEBTORS

A. BACKGROUND

      TMS and its direct and indirect subsidiaries (collectively, the "Trico Companies")1 comprise a leading provider of marine support services to the oil and gas industry around the world. The Trico Companies operate a large, diversified fleet of vessels used in the transportation of drilling materials, crews and supplies necessary for the construction, installation, maintenance and removal of offshore drilling facilities and equipment. The Trico Companies' global fleet consists of more than 80 vessels and includes primarily platform supply vessels, supply boats, anchor handlers, crew boats, and line handling boats.

      The Trico Companies' fleet services oil drilling and exploration sites throughout North America, South America, Europe, and West Africa. Currently, the four major geographical segments where the Trico Companies operate are: (i) the Gulf of Mexico market in the United States, where approximately 47 of the Trico Companies' vessels are currently positioned; (ii) the North Sea market, which includes Norway and Great Britain, where the Trico Companies have approximately 16 vessels; (iii) the Latin America market, which includes Brazil and Mexico, with approximately 15 of the Trico Companies'vessels; and (iv) the West Africa market, which includes Nigeria and other West African countries, currently with five of the Trico Companies' vessels. Geographically, the Debtors' business operations are primarily positioned in the domestic Gulf of Mexico market. With respect to the Trico Companies, only TMS, TMA and TMO are expected to commence bankruptcy cases.

      Incorporated in 1993 in Delaware, TMS has two principal domestic subsidiaries -- TMA and TMO. The Debtors' domestic workforce currently consists of approximately 350 employees. The Trico Companies' workforce consists of approximately 980 employees worldwide.

      As of the Commencement Date, the Debtors project they will have approximately $15.5 million in unrestricted cash. As of June 30, 2004, the Trico Companies' consolidated books and records reflected assets totaling approximately $542.4 million and liabilities totaling approximately $469.5 million. For the three months ending as of June 30, 2004, the Trico Companies, on a consolidated basis, reported revenues of approximately $25.8 million and net losses of approximately $44.7 million.

      Despite the difficult market conditions in the worldwide offshore supply industry, the Trico Companies have established business relationships with a number of energy companies engaged in offshore drilling and exploration. To that end, TMO maintains master service agreements with nearly all major and independent service companies operating in the Gulf of Mexico. In the North Sea, Trico Companies' non-debtor affiliates work with large integrated oil and gas companies, independent operators and foreign-government owned entities. In the West Africa market, the Trico Companies have sought to increase their market share by partnering with the local offshore supply operators.


----------
1 The Trico Companies include Trico Marine Services, Inc. and its three direct domestic subsidiaries: Trico Marine Assets, Inc.; Trico Marine Operators, Inc.; and Trico Marine International, Inc. In addition, the Trico Companies include 11 direct and indirect foreign subsidiaries: Trico Servicos Maritimos Ltda. (Brazil); Coastal Inland Marine Services Ltd. (Nigeria); Trico Marine International, Ltd. (Cayman); Trico Marine International Holdings B.V. (Netherlands); Trico Supply ASA (Norway); Trico Shipping AS (Norway); Trico Supply (UK) Limited (England & Wales); Albyn Marine Limited (England & Wales); CHH-Trico PTE Ltd. (Singapore); Servicos de Apoyo Maritimo de Mexico, S. de R.L. de C.V. (Mexico); and Naviera Mexicana de Servicios, S. (Mexico).

      Additional information concerning the Debtors and their financial condition and results of operations, on a consolidated basis, is set forth in TMS's recent Securities and Exchange Commission filings, which can be accessed at www.sec.gov.

      1. EXISTING CAPITAL STRUCTURE OF THE DEBTORS

            a. TMS Common Stock

      As of July 31, 2004, TMS had 36,965,537 million shares of common stock outstanding, with par value of $0.01 per share. As of July 23, 2004, there were approximately 80 separate Holders of record of TMS Common Stock. TMS Common Stock is publicly traded on the NASDAQ National Market under the ticker symbol "TMAR."

      TMS owns 100% of the capital stock of TMA and TMO. Additionally, the Debtors own capital stock in a number of non-debtor foreign and domestic affiliates or subsidiaries. The Debtors do not anticipate that any of these other affiliates or subsidiaries, or their assets, will be party to the Chapter 11 Cases or any other bankruptcy or insolvency proceedings.

            b. Prepetition Senior Unsecured Notes

      On May 31, 2002, TMS issued $250 million of 8 7/8% Senior Notes due 2012 pursuant to the terms of a senior note indenture, also dated as of May 31, 2002 (the "Indenture"). The Indenture was entered into by and among TMS, TMA and TMO, as TMS's subsidiary guarantors for the Senior Notes, and JPMorgan Chase Bank, as Indenture Trustee. The Senior Notes are general unsecured obligations of TMS and are senior in right of payment to any future subordinated indebtedness of TMS; the guarantees of the Senior Notes are general unsecured obligations of TMA and TMO and are senior in right of payment to any future subordinated indebtedness of TMA and TMO. The Senior Notes and the guarantees of the Senior Notes are effectively subordinated to TMS's subsidiary guarantors' existing and future secured indebtedness.

            c. Prepetition Secured Credit Agreement

      On February 12, 2004, TMO and TMA entered into the $55 million Credit Agreement with several lenders collectively represented by Bear Stearns as an administrative agent. The Credit Agreement, which is scheduled to mature in 2009, is collateralized by 43 vessels, together with any revenue earned by such vessels, and a pledge of capital stock of TMO and TMA and certain other assets. Additionally, the Credit Agreement is guaranteed by TMS.

            d. Other Prepetition Obligations of the Debtors

      On September 30, 2002, TMO and General Electric Capital Corporation ("GECC") entered into a master bareboat charter agreement (the "Master Bareboat Charter"), pursuant to which TMO sold to and leased back from GECC three of its crew boats. All obligations under the Master Bareboat Charter, an operating lease, are guaranteed by TMA and TMS.

      The Master Bareboat Charter also contains cross-default provisions, which could be triggered in the event of certain conditions, or the default and acceleration of the indebtedness of TMS or certain subsidiaries which results in an acceleration of such indebtedness. Upon any event of default under the Master Bareboat Charter, GECC could elect to, among other things, terminate the Master Bareboat Charter, repossess and sell the vessels, and require TMS or certain subsidiaries to make up to an $11.0 million stipulated loss payment to GECC. If the conditions of the Master Bareboat Charter requiring TMS to make a stipulated loss payment to GECC were met, such a payment could further impair TMS's liquidity, and could cause further deterioration of TMS's financial position.

      Since TMS received a notice of default from the administrative agent for the Senior Secured Debt, it is now in default under the Master Bareboat Charter. However, as part of the $1.7 million pledge agreement under the Master Bareboat Charter, GECC agreed to forbear for a period of six months, until December 22, 2004, from exercising its remedies under the cross-default provisions in the Master Bareboat Charter related to TMS's failure to pay interest due on the Senior Notes. According to the terms of the proposed restructuring, the Master Charter obligation will not be impaired.

      In 1998 and 1999, Trico Marine International, Inc., a special purpose non-debtor subsidiary of TMA, issued certain notes in the aggregate amount of $28.9 million (the "MARAD Notes"), which are guaranteed by TMS and the United States Maritime Administration. As of September 30, 2004, approximately $15.1 million of the MARAD Notes were still outstanding.

      2. EVENTS LEADING TO THE DEBTORS' RESTRUCTURING

      The oil and gas exploration industry is inherently volatile. In turn, offshore supply operators are susceptible to risks and industry pressures resulting from variations in demand and supply, dependence on the oil and gas industry, commodity and currency fluctuations, changing regulatory regimes, political instability, security concerns, and increased pricing competition in the sector. The volatility of the offshore supply vessel market is also compounded by the high operating leverage inherent in the business. Accordingly, the vast majority of the Debtors' capital has historically been used to service debt, maintain their fleet, and provide working capital to support global operations.

      A global surge in consumption of fossil fuels has increased pressure on energy companies to find new oil and gas sources and to improve extraction techniques to maximize the yield from known reserves. Driven by increased demand from traditional high-use markets in North America and Europe, as well as from modernization efforts in China, India and other Asian countries, the search for fossil fuels has extended beyond shallow waters, with drilling in harsh environments and deep water becoming more common.

      Despite a recent global increase in oil prices, drilling and construction activities in the Gulf of Mexico and the North Sea have remained stagnant or declined. Beginning in 2001, day rates and utilization in the Trico Companies' key markets began to deteriorate, which in turn negatively affected the Trico Companies' operating results.2 As day rates and utilization continued to decline in 2002 and 2003, the Debtors began reporting operating losses. Moreover, in the Gulf of Mexico and the North Sea, the Debtors' day rates and utilization levels reached three-year lows in the first and second quarters of 2004, which has contributed to a significant further decline in the overall revenue and financial position.

      Since July 2003, Moody's Investors Service and Standard & Poor's Ratings Services ("S&P") have downgraded TMS's credit ratings several times. On April 27, 2004, following several downgrades and a precipitous decline in TMS's stock price of more than 80% since the beginning of 2004, TMS appointed a new chairman of the board of directors and retained Kirkland & Ellis LLP and Lazard Freres & Co. LLC as legal and financial restructuring advisors, respectively. Shortly thereafter, S&P placed TMS's corporate credit rating on credit watch, with negative implications. On May 10, 2004, TMS announced that it would utilize the 30-day grace period with respect to the $11.1 million interest payment on the Senior Notes due May 15, 2004. In response to that announcement, S&P further lowered TMS's corporate credit and senior unsecured rating to "D" and removed the credit rating from credit watch. S & P ceased providing rating for TMS in October, 2004.

      In May 2004, the Debtors and their advisors entered into discussions with the Noteholder Group and its restructuring advisors in order to avoid default under the Senior Notes and to explore various restructuring alternatives. Shortly thereafter, the Debtors began informal discussions with the restructuring advisors to Bear Stearns, the administrative agent under the Credit Agreement. During those discussions with Bear Stearns and the


----------
2 A "day rate" represents average daily vessel revenue, regardless of whether a charter contract's duration is measured in several days or several years, and is calculated by dividing the overall vessel-generated revenue by the total number of days such vessel was under contract. A vessel's utilization, on the other hand, is the number of days in a period the vessel is under contract as a percentage of the total number of days in that given period.

Noteholder Group, the Debtors sought to negotiate a consensual, pre-arranged plan of restructuring to be implemented in an orderly fashion and without any disruptions to the Debtors' operations.

      On June 15, 2004, while still actively engaged in a constructive dialogue with the Noteholder Group and the Senior Secured Lenders, TMS announced that it would not make the payment of interest due under its Senior Notes within the permitted 30-day grace period. The decision not to make the interest payment was made in order to preserve cash for operations and to avoid an immediate liquidity crisis. As a result of the non-payment of interest, the Debtors triggered events of default under the Indenture and, by way of a cross-default, under the Credit Agreement and the Master Bareboat Charter. On September 15, 2004, the Senior Secured Lenders accelerated payment of the outstanding indebtedness of the Debtors under the Credit Agreement. Since the acceleration, the Debtors have made scheduled interest payments to the Senior Secured Lenders under the Credit Agreement at the default rate.

B. PLAN SUPPORT AGREEMENT

      As stated above, in June 2004, the Debtors commenced negotiations with the Noteholder Group in an effort to formulate a term sheet embodying an agreement for a consensual restructuring of the Debtors. Following extensive negotiations, the parties agreed to certain economic terms regarding a financial restructuring of the Debtors and began formulating a term sheet embodying that agreement.

      On September 8, 2004, certain Holders of Senior Notes holding more than 67% of the outstanding Senior Notes entered into the Plan Support Agreement. The Plan Support Agreement sets forth the terms of the contemplated Restructuring, as follows:

      - Each Holder of Senior Notes would receive, in exchange for its total claim (including principal and interest), its pro rata portion of 100% of the fully diluted New TMS Common Stock, before giving effect to (i) the exercise of the New Warrants and (ii) a Long Term Incentive Plan.

      - Holders of TMS Common Stock Interests would receive, on a basis to be determined, New Warrants that are exercisable for, in the aggregate, 10% of the New TMS Common Stock (before giving effect to the Long Term Incentive Plan). The New Warrants would be structured as follows:

            - One tranche of New Warrants exercisable for 5% of the New TMS Common Stock (before giving effect to the Long Term Incentive
                  Plan), exercisable for a period of five years after the Effective Date, with a per share exercise price calculated on the basis of the value of TMS's equity being $187.5 million.

            - One tranche of New Warrants exercisable for 5% of the New TMS Common Stock (before giving effect to the Long Term Incentive
                  Plan), exercisable for a period of three years after the Effective Date, with a per share exercise price calculated on the basis of the value of TMS's equity being $250 million.

      - On the Effective Date, the sole equity interests in Reorganized TMS would consist of New TMS Common Stock issued to the Holders of Senior Notes, the New Warrants described above, and the options to be issued to certain employees of the Debtors pursuant to the Long Term Incentive Plan.

      - The Debtors' obligations under existing operating leases, or trade credit extended to the Debtors by its vendors and suppliers, would be unimpaired.

      - The Norwegian credit facility, including the NOK 150 Million Term Loan and the NOK 800 Million Term Loan, both obligations of TMS's Norwegian subsidiaries/affiliates, would be unimpaired by the Restructuring.

      - The MARAD Notes issued by the domestic subsidiaries of TMS would be unimpaired by the Restructuring.

      The Plan Support Agreement provides for the financial Restructuring to be effectuated through a prepackaged or prearranged Chapter 11 plan of reorganization of TMS, TMA and TMO. Under the terms of the Plan Support Agreement, the failure of the Debtors to commence Solicitation of acceptances of the Plan by November 12, 2004 or obtain the Confirmation Order confirming the Plan by May 4, 2005 terminates the obligations of the Holders of Senior Notes under the Plan Support Agreement to support the Plan.

      The Plan Support Agreement is subject to the finalization of definitive agreements and related documentation and the satisfaction of certain specified conditions. Based on the extensive negotiation and coordination with, and input from, advisors to the Holders of Senior Notes, the Debtors are of the opinion that all definitive agreements and related documentation fully comply with the terms and conditions set forth in the Plan Support Agreement, and that all conditions to effectiveness set forth in the Plan Support Agreement have been met.

C. RESTRUCTURING PROFESSIONALS

      The Debtors have retained Lazard Freres & Co. LLC ("Lazard") to act as the Debtors' financial advisor in connection with the Restructuring. Under the terms of the engagement, Lazard receives a monthly fee of $150,000 and will also be entitled to an advisory fee of $2.5 million, payable upon consummation of the Debtors' Restructuring. The Debtors have also agreed to pay all reasonable out-of-pocket expenses incurred by Lazard (including the reasonable fees and expenses of its counsel).

      The Debtors have retained Kirkland & Ellis LLP as their bankruptcy and restructuring counsel. The Debtors will pay Kirkland & Ellis LLP in accordance with its standard billing terms.

      The Debtors have agreed to pay the reasonable out-of-pocket expenses of the members of the Noteholder Group and the reasonable fees and expenses of the legal advisors to the Senior Secured Lenders and of the financial and legal advisors to the Noteholder Group, including a monthly fee of $125,000 and an advisory fee of one percent (1%) of the aggregate value received by the Holders of Senior Note Claims, payable to Houlihan Lokey Howard & Zukin Capital, Inc., financial advisors to the Noteholder Group, upon consummation of the Restructuring.

      The Debtors have retained Kurtzman Carson Consultants LLC to serve as the Solicitation Agent in connection with the Solicitation. The Debtors will pay the Solicitation Agent reasonable and customary compensation for its services in connection with the Solicitation, plus reimbursement for reasonable out-of-pocket expenses. Brokers, dealers, commercial banks, trust companies and other Nominees will be reimbursed by the Debtors for customary mailing and handling expenses incurred by them in forwarding materials to their customers, but will not otherwise be compensated for their services. The Debtors also will pay any other customary fees and expenses attributable to the Solicitation. Kurtzman Carson Consultants LLC will perform administrative tasks only and will not make any recommendation to any Holder of an Eligible Claim with respect to its acceptance or rejection of the Plan.

D. ESTIMATED PRE-RESTRUCTURING INDEBTEDNESS

PROJECTED CONSOLIDATED INDEBTEDNESS (UNAUDITED)
($ in millions)

              Norway Revolving Credit Facility            $51.3
              Norway Term Loan                             19.4
              US Term Loan                                 54.6
              Marad Notes                                  14.4
              8.875% Senior Unsecured Notes               250.0
                                                      -----------
                 Total Long Term Debt                    $389.8

       III. MANAGEMENT AND CORPORATE STRUCTURE OF THE REORGANIZED DEBTORS

A. THE BOARD OF DIRECTORS AND EXECUTIVE OFFICERS OF THE REORGANIZED DEBTORS

      1. REORGANIZED DEBTORS

      On the Effective Date, the term of each member of TMS's current Board of Directors will automatically expire. Subject to the requirements of section 1129(a)(5) of the Bankruptcy Code, the initial Board of Directors of Reorganized TMS on and after the Effective Date will consist of seven members, the names of whom will be set forth in the Plan Supplement, which will be filed with the Bankruptcy Court on or before the date that is five Business Days prior to the Confirmation Hearing. The members of the Board of Directors of Reorganized TMS will consist of TMS's president and chief executive officer, the chairman of TMS's Board of Directors, and five members which will be designated by the Noteholder Group in accordance with the Plan Support Agreement. The Board of Directors of the Reorganized Debtors will have the responsibility for the management, control, and operation of the Reorganized Debtors on and after the Effective Date.

      Certain members of the Debtors' management (the "Management Group") will maintain their current positions as executive officers of the Reorganized Debtors on and after the Effective Date. The Management Group is as follows:

        NAME                        POSITION
        ----                        --------
        Thomas Fairley              President and Chief Executive Officer
        Trevor Turbidy              Vice President and Chief Financial Officer


B. LONG TERM INCENTIVE PLAN

      On the Effective Date, Reorganized TMS will adopt a stock incentive plan (the "Long Term Incentive Plan"). The Long Term Incentive Plan will provide for awards in the form of stock options, restricted stock, stock appreciation rights, and performance stock. Pursuant to the terms of the Long Term Incentive Plan, up to a maximum of 7.5% of the number of fully diluted shares of New TMS Common Stock outstanding as of the Effective Date will be available for issuance. Individual awards will not exceed 50% of the maximum number of shares available for issuance under the Long Term Incentive Plan. Also, the maximum amount of compensation that may be paid under all performance awards denominated in cash granted to any one individual may not exceed $5,000,000. The Long Term Incentive Plan will provide that on the Effective Date: (1) Thomas Fairley will receive an option to purchase 2.5% of the number of fully diluted shares of New TMS Common Stock outstanding as of the Effective Date, (2) Joseph Compofelice will receive an option to purchase 2.0% of the number of fully diluted shares of New TMS Common Stock outstanding as of the Effective Date, and (3) Trevor Turbidy will receive an option to purchase 1.5% of the number of fully diluted shares of New TMS Common Stock outstanding as of the Effective Date.

      1. OPTION AGREEMENTS FOR KEY EMPLOYEES

      On the Effective Date, Reorganized TMS will enter into certain nonstatutory stock option agreements substantially in the form set forth in the Plan Supplement (the "Key Employee Options") with certain key employees, subject to the discretion of Reorganized TMS's Board of Directors. The Key Employee Options will be issued with an exercise price equal to the fair market value of the Reorganized TMS shares as of the Effective Date. Specifically, 25% of the Key Employee Options will vest on the Effective Date, 50% of the Key Employee Options will vest 1/4 of such amount on each anniversary of the Effective Date, and 25% of the Key Employee Options will vest based on performance criteria established by Reorganized TMS's Board of Directors.

      2. OPTION AGREEMENTS FOR MESSRS. FAIRLEY AND TURBIDY

      On the Effective Date, Reorganized TMS will enter into certain nonstatutory stock option agreements substantially in the form set forth in the Plan Supplement (the "Executive Options") with Thomas Fairley and Trevor

Turbidy. The Executive Options will be issued with an exercise price equal to the fair market value of the Reorganized TMS shares on the Effective Date. Specifically, 25% of the Executive Options will vest on the Effective Date, 50% of the Executive Options will vest 1/4 of such amount on each anniversary of the Effective Date, and 25% of the Executive Options will vest -1/4 of such amount on each Anniversary of the Effective Date, based on performance criteria that may be established by Reorganized TMS's Board of Directors. All of the Executive Options will vest upon: (1) a change in control that occurs while executive is still employed by Reorganized TMS, (2) death or disability, (3) involuntary termination by Reorganized TMS without cause, or (4) voluntary termination by executive for good reason.

      3. OPTION AGREEMENT FOR MR. COMPOFELICE

      On the Effective Date, Reorganized TMS will enter into a Nonstatutory Stock Option Agreement substantially in the form set forth in the Plan Supplement (the "Director Option") with Joseph Compofelice. The Director Option will be issued with an exercise price equal to the fair market value of the Reorganized TMS shares on the Effective Date. The Director Option will vest 25% on the Effective Date, 50% of the Director Option will vest -1/4 of such amount on each anniversary of the Effective Date and 25% of the Director Option will vest -1/4 of such amount on each anniversary of the Effective Date, based on performance criteria that may be established by Reorganized TMS's Board of Directors. The Director Option will fully vest upon: (1) a change in control that occurs while director is still a director of Reorganized TMS's Board of Directors, (2) death or disability, (4) director ceasing to serve as a director of Reorganized TMS's Board of Directors other than for cause or a voluntary resignation, except that a voluntary resignation will not include: (a) a resignation by director at the request of the governance or nominating committees or a majority of Reorganized TMS's Board of Directors that director resign as chairman or a director or (b) following a reduction in the director's monthly fees.

C. EMPLOYMENT AGREEMENTS

      1. EMPLOYMENT AGREEMENTS FOR MESSRS. FAIRLEY AND TURBIDY

      On the Effective Date, Reorganized TMS will enter into employment agreements with Thomas Fairley and Trevor Turbidy substantially in the forms set forth in the Plan Supplement (collectively, the "Employment Agreements"). Both of the Employment Agreements will have a term of one year that automatically renews for additional one-year periods unless either party gives 90-day written notice to cancel. Both of the Employment Agreements will provide for a base salary, bonus, and other perquisites. They will also provide for severance (subject to executing a release) and change in control benefits if the executive
(1) is employed on the date of the occurrence of a change in control, (2) terminates his employment for good reason, or (3) is involuntarily terminated by Reorganized TMS for reasons other than death, disability, or cause. The severance benefits and change in control benefits will include: (a) a lump sum payment equal to one year of the executive's annual base salary, (b) any earned but unpaid bonus, (c) full vesting of stock options, restricted stock awards, and other equity based awards, (d) up to 12 months of welfare plan benefits plus up to 18 months of COBRA equivalent coverage (upon termination only), and (e) the better of: (i) a cutback in benefits to avoid any parachute payment sanctions or (ii) full benefits. If a termination of employment occurs within 12 months following a change in control, the severance payments will be reduced by an amount equal to one year of the executive's annual base salary at the rate in effect on the date of the change in control. Also, if the executive is entitled to severance benefits because of a termination of employment that occurs on the date of a change in control, then the executive will not also be entitled to additional benefits because of the change in control. Each executive will be subject to a noncompete agreement during his employment and for one year after termination of his employment. Each executive will also be subject to a confidentiality agreement.

      2. RETIREMENT AGREEMENT FOR MR. COMPOFELICE

      On the Effective Date, Reorganized TMS will enter into a retirement agreement substantially in the form set forth in the Plan Supplement (the "Retirement Agreement") with Joseph Compofelice. The Retirement Agreement will provide a retirement benefit to Mr. Compofelice upon the first to occur of the following events: (1) termination not for cause or (2) a change in control occurs while Mr. Compofelice is still chairman of Reorganized TMS's Board of Directors. The retirement benefit will equal $20,000 per month, payable for a period of 12 months after the first of the aforementioned events occurs.

                            IV. SUMMARY OF THE PLAN

A. INTRODUCTION

      Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under Chapter 11, a debtor is authorized to reorganize its business for the benefit of itself, its creditors and shareholders. In addition to permitting rehabilitation of the debtor, Chapter 11 promotes equality of treatment of creditors and equity security Holders who hold substantially similar claims against or interests in the debtor and its assets. In furtherance of these two goals, upon the filing of a petition for relief under Chapter 11, section 362 of the Bankruptcy Code provides for an automatic stay of substantially all acts and proceedings against the debtor and its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of the Chapter 11 case.

      The consummation of a plan of reorganization is the principal objective of a Chapter 11 case. A plan of reorganization sets forth the means for satisfying claims against and equity interests in a debtor. Confirmation of a plan of reorganization by the bankruptcy court makes the plan binding upon the debtor, any issuer of securities under the plan, any Person acquiring property under the plan, and any creditor of or equity security holder in the debtor, whether or not such creditor or equity security holder (i) is impaired under or has accepted the plan or (ii) receives or retains any property under the plan. Subject to certain limited exceptions and other than as provided in the plan itself or the confirmation order, the confirmation order discharges the debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefor the obligations specified under the confirmed plan, and terminates all rights and interests of equity security holders.

      THE REMAINDER OF THIS SECTION PROVIDES A SUMMARY OF THE STRUCTURE AND MEANS FOR IMPLEMENTATION OF THE PLAN, AND OF THE CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS UNDER THE PLAN, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN (AS WELL AS THE EXHIBITS ATTACHED THERETO AND DEFINITIONS THEREIN), WHICH IS ATTACHED HERETO AS EXHIBIT A.

      THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT INCLUDE SUMMARIES OF THE PROVISIONS CONTAINED IN THE PLAN AND IN DOCUMENTS REFERRED TO THEREIN. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT DO NOT PURPORT TO BE PRECISE OR COMPLETE STATEMENTS OF ALL THE TERMS AND PROVISIONS OF THE PLAN OR DOCUMENTS REFERRED TO THEREIN, AND REFERENCE IS MADE TO THE PLAN AND TO SUCH DOCUMENTS FOR THE FULL AND COMPLETE STATEMENTS OF SUCH TERMS AND PROVISIONS.

      THE PLAN ITSELF AND THE DOCUMENTS REFERRED TO THEREIN CONTROL THE ACTUAL TREATMENT OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS UNDER THE PLAN AND WILL, UPON OCCURRENCE OF THE EFFECTIVE DATE, BE BINDING UPON ALL HOLDERS OF CLAIMS AGAINST AND EQUITY INTERESTS IN THE DEBTORS, THEIR ESTATES, THE REORGANIZED DEBTORS, ALL PARTIES RECEIVING PROPERTY UNDER THE PLAN, AND OTHER PARTIES IN INTEREST. IN THE EVENT OF ANY CONFLICT BETWEEN THIS DISCLOSURE STATEMENT, ON THE ONE HAND, AND THE PLAN OR ANY OTHER OPERATIVE DOCUMENT, ON THE OTHER HAND, THE TERMS OF THE PLAN AND/OR SUCH OTHER OPERATIVE DOCUMENT WILL CONTROL.

B. SCHEDULE OF TREATMENT OF CLAIMS AND EQUITY INTERESTS

 CLASS           DESIGNATION                  IMPAIRMENT           ENTITLED TO VOTE
 -----           -----------                  ----------           ----------------
Class 1      Priority Claims                  Unimpaired         No (deemed to accept)
Class 2      Credit Agreement Claims          Unimpaired         No (deemed to accept)
Class 3      Other Secured Claims             Unimpaired         No (deemed to accept)
Class 4      General Unsecured Claims         Unimpaired         No (deemed to accept)
Class 5      TMS Guaranty Claims              Unimpaired         No (deemed to accept)

Class 6      Senior Note Claims                Impaired                   Yes
Class 7      TMS Common Stock Interests        Impaired          No (deemed to reject)
Class 8      TMS Other Equity Interests        Impaired          No (deemed to reject)
Class 9      Subordinated Claims               Impaired          No (deemed to reject)

C. TREATMENT OF UNCLASSIFIED CLAIMS

      In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims are not classified and are not entitled to vote on the Plan.

      1. ADMINISTRATIVE CLAIMS

      Each Holder of an Allowed Administrative Claim shall receive, on the latest of (i) the Distribution Date, (ii) the date on which its Administrative Claim becomes an Allowed Administrative Claim, or (iii) the date on which its Administrative Claim becomes payable under any agreement relating thereto, Cash equal to the unpaid portion of its Allowed Administrative Claim. Notwithstanding the foregoing, (a) any Allowed Administrative Claim based on a liability incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases, including but not limited to the reasonable fees and expenses incurred after the Commencement Date by the Indenture Trustee, including reasonable attorney's fees and expenses of such Indenture Trustee, shall be paid by the Debtors or the Reorganized Debtors as Administrative Claims in the ordinary course of the Debtors' businesses, in accordance with the terms and conditions of any agreement relating thereto, without application by or on behalf of any such parties to the Bankruptcy Court, and without notice and a hearing, unless specifically required by the Bankruptcy Court and (b) any Allowed Administrative Claim may be paid on such other terms as may be agreed on between the Holder of such Claim and the Debtors.

      2. PROFESSIONAL FEE CLAIMS

      The Holders of Professional Fee Claims shall file their respective final fee applications for the allowance of compensation for services rendered and reimbursement of expenses incurred through the Confirmation Date by no later than the date that is sixty (60) days after the Effective Date, or such other date that may be fixed by the Bankruptcy Court. If granted by the Bankruptcy Court, such award shall be paid in full in such amount as is Allowed by the Bankruptcy Court either (a) on the date such Professional Fee Claim becomes an Allowed Professional Fee Claim, or as soon as practicable thereafter, or (b) upon such other terms as may be mutually agreed upon between such Holder of an Allowed Professional Fee Claim and the Debtors. Requests for compensation under section 503(b) of the Bankruptcy Code must be filed with the Bankruptcy Court and served on the Debtors, any Committee appointed in the Chapter 11 Cases, and other parties in interest by the Administrative Claims Bar Date. Notwithstanding the foregoing, the (i) reasonable fees and expenses incurred after the Commencement Date by Bingham McCutchen LLP, as counsel to the Noteholder Group, and (ii) the fees and expenses incurred by Houlihan Lokey Howard & Zukin Capital, Inc., as financial advisors to the Noteholder Group, in accordance with the letter agreement dated May 5, 2004 between TMS and Houlihan Lokey Howard & Zukin Capital, Inc., shall both be paid by the Debtors or the Reorganized Debtors as Administrative Claims in the ordinary course of the Debtors' businesses, without application by or on behalf of any such parties to the Bankruptcy Court, and without notice and a hearing, unless specifically required by the Bankruptcy Court. If the Debtors or the Reorganized Debtors and any such professional cannot agree on the amount of fees and expenses to be paid to such party, the amount of fees and expenses shall be determined by the Bankruptcy Court. The payment of the Bingham McCutchen LLP and Houlihan Lokey Howard & Zukin Capital, Inc. fees and expenses under this Section are part of the overall settlement embodied by the Plan among the Holders of the Senior Note Claims and the Debtors.

      3. PRIORITY TAX CLAIMS

      On the later of (i) the Distribution Date or (ii) the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, each Holder of an Allowed Priority Tax Claim shall receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Priority Tax Claim, in the sole discretion of the Debtors, (a) Cash equal to the unpaid portion of such Allowed Priority Tax Claim, (b) deferred Cash payments over a period not exceeding six years after the date of assessment of such Allowed Priority Tax Claim, of a value, as of the Effective Date, equal to such Allowed Priority Tax Claim, or
(c) such other treatment as to which the Debtors and such Holder shall have agreed upon in writing; provided, however, that the Debtors reserve the right to prepay any Allowed Priority Tax Claim, or any remaining balance of any Allowed Priority Tax Claim, in full at any time on or after the Distribution Date without premium or penalty; provided, further, that no Holder of an Allowed Priority Tax Claim shall be entitled to any payments on account of any pre-Effective Date interest accrued on or penalty arising after the Commencement Date with respect to or in connection with such Allowed Priority Tax Claim.

D. TREATMENT OF CLASSIFIED CLAIMS AND EQUITY INTERESTS

      1. CLASS 1 - PRIORITY CLAIMS

            (i) Claims in Class: Priority Claims are Claims that are accorded priority in right of payment under section 507(a) of the Bankruptcy Code (other than Allowed Administrative Claims and Allowed Priority Tax Claims). Such Claims include Claims for (a) accrued employee compensation earned within ninety (90) days prior to commencement of the Chapter 11 Cases to the extent of $4,925 per employee and (b) contributions to employee benefit plans arising from services rendered within 180 days prior to the Commencement Date, but only for each such plan to the extent of (i) the number of employees covered by such plan multiplied by $4,925, less (ii) the aggregate amount paid to such employees from the Estates for wages, salaries or commissions during the ninety (90) days prior to the Commencement Date.

            (ii) Treatment: On the later of (i) the Distribution Date or (ii) the date on which its Priority Claim becomes an Allowed Priority Claim, or, in each case, as soon as practicable thereafter, each Holder of an Allowed Priority Claim against the Debtors shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Priority Claim, Cash equal to the full amount of its Allowed Priority Claim.

            (iii) Voting: Class 1 is Unimpaired by the Plan. Pursuant to section 1126(f) of the Bankruptcy Code, each Holder of an Allowed Priority Claim in Class 1 is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

      2. CLASS 2 - CREDIT AGREEMENT CLAIMS

            (i) Claims in Class: Class 2 consists of all Allowed Credit Agreement Claims, to the extent not paid in full from the proceeds of the DIP Facility.

            (ii) Treatment: To the extent that Allowed Credit Agreement Claims are not satisfied in full pursuant to the DIP Facility, on the Effective Date, or as soon as practicable thereafter, each Holder of an Allowed Credit Agreement Claim shall receive Cash in an amount equal to one hundred percent (100%) of such Holder's remaining Allowed Credit Agreement Claim. The Credit Agreement Claims in the principal amount of $55 million, plus any and all accrued and unpaid Postpetition Interest arising on or before the Effective Date thereon, shall be deemed Allowed under the Plan.

            (iii) Voting: Class 2 is Unimpaired by the Plan. Pursuant to section 1126(f) of the Bankruptcy Code, each Holder of an Allowed Credit Agreement Claim in Class 2 is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

      3. CLASS 3 - SECURED CLAIMS

            (i) Claims in Class: Class 3 consists of all Allowed Secured Claims, other than Claims in Class 2.

            (ii) Treatment: On the later of (i) the Effective Date, (ii) the date on which a Secured Claim becomes an Allowed Secured Claim, or as soon thereafter as practicable, or (iii) such other date as may be ordered by the Bankruptcy Court, or, in each case, as soon as practicable thereafter, each Allowed Secured Claim shall be, at the election of the Debtors (i) reinstated, (ii) paid in Cash, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Secured Claim together with accrued post-Commencement Date interest, (iii) satisfied by the Debtors' surrender of the collateral securing such Allowed Secured Claim,
      (iv) offset against, and to the extent of, the Debtors' claims against the Holder of such Allowed Secured Claim, or (v) otherwise rendered Unimpaired, except to the extent that the Debtors and a Holder of an Allowed Secured Claim agree to a different treatment.

            (iii) Voting: Class 3 is Unimpaired by the Plan. Pursuant to section 1126(f) of the Bankruptcy Code, each Holder of an Allowed Secured Claim in Class 3 is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

      4. CLASS 4 - UNSECURED CLAIMS

            (i) Claims in Class: Class 4 consists of all Allowed Unsecured Claims, other than Claims in Class 5 and Class 6.

            (ii) Treatment: On the later of (i) the Effective Date or (ii) the date on which a Unsecured Claim becomes an Allowed Unsecured Claim, or, in each case as soon as practicable thereafter, each Holder of an Allowed Unsecured Claim shall receive Cash in an amount equal to one hundred percent (100%) of such Holder's Allowed Unsecured Claim.

            (iii) Voting: Class 4 is Unimpaired by the Plan. Pursuant to section 1126(f) of the Bankruptcy Code, each Holder of an Allowed Unsecured Claim in Class 4 is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

      5. CLASS 5 - TMS GUARANTY CLAIMS

            (i) Claims in Class: Class 5 consists of all TMS Guaranty Claims.

            (ii) Treatment: On the Effective Date, or as soon as practicable thereafter, each Holder of a TMS Guaranty Claim shall have its Claim reinstated in full.

            (iii) Voting: Class 5 is Unimpaired by the Plan. Pursuant to section 1126(f) of the Bankruptcy Code, each Holder of an Allowed TMS Guaranty Claim in Class 5 is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

      6. CLASS 6 - SENIOR NOTE CLAIMS

            (i) Claims in Class: Class 6 consists of all Allowed Senior Note Claims. On the Effective Date, the Senior Note Claims shall be deemed Allowed in the aggregate amount of $250 million of principal plus accrued and unpaid interest through the Commencement Date.

            (ii) Treatment: On the Effective Date or as soon as practicable thereafter, Holders of Allowed Senior Note Claims shall receive their Pro Rata share of one-hundred percent (100%) of the New TMS Common Stock, subject to dilution by the New Options to be granted pursuant to the Long Term Incentive Plan and the New Warrants.

            (iii) Voting: Class 6 is Impaired by the Plan. Each Holder of an Allowed Senior Note Claim in Class 6 is entitled to vote to accept or reject the Plan.

      7. CLASS 7 - TMS COMMON STOCK INTERESTS

            (i) Equity Interests in Class: Class 7 consists of all TMS Common Stock Interests.

            (ii) Treatment: If the Holders of Claims in Class 6 vote as a Class to accept the Plan, on the Effective Date or as soon as practicable thereafter, Holders of Allowed TMS Common Stock Interests will receive their Pro Rata share of the New Warrants. If the Holders of Claims in Class 6 vote as a Class to reject the Plan, Holders of Allowed TMS Common Stock Interests shall receive no Distribution under the Plan.

            (iii) Voting: Class 7 is Impaired by the Plan. Because under section 507 of the Bankruptcy Code, the Holders of Claims in Class 7 would not be entitled to receive any Distributions and are only receiving a Distribution, if any, pursuant to the terms of the Plan Support Agreement negotiated between the Debtors and the Noteholder Group, the Debtors assert that each Holder of an Allowed TMS Common Stock Interest in Class 7 are deemed to reject the Plan. Holders of TMS Common Stock Interests are not entitled to vote to accept or reject the Plan.

      8. CLASS 8 - TMS OTHER EQUITY INTERESTS

            (i) Equity Interests in Class: Class 8 consists of all TMS Other Equity Interests.

            (ii) Treatment: On the Effective Date, all TMS Other Equity Interests shall be cancelled, and the Holders of TMS Other Equity Interests in TMS shall not receive or retain any property or interest in property on account of their TMS Other Equity Interests.

            (iii) Voting: Holders of TMS Other Equity Interests shall receive no Distribution under the Plan. Therefore, each Holder of a TMS Other Equity Interest in Class 8 is conclusively presumed to have rejected the Plan. Pursuant to section 1126(g) of the Bankruptcy Code, Holders of TMS Other Equity Interests are not entitled to vote to accept or reject the Plan.

      9. CLASS 9 - SUBORDINATED CLAIMS

            (i) Claims in Class: Class 9 consists of all Subordinated Claims.

            (ii) Treatment: Holders of Subordinated Claims shall not be entitled to and shall not retain, any property or interest in property on account of such Subordinated Claims.

            (iii) Voting: Class 9 is Impaired by the Plan. Therefore, each Holder of a Subordinated Claim in Class 9 is conclusively presumed to have rejected the Plan. Pursuant to section 1126(g) of the Bankruptcy Code, Holders of Subordinated Claims are not entitled to vote to accept or reject the Plan..

E. ALLOWED CLAIMS AND EQUITY INTERESTS

      Notwithstanding any provision in the Plan to the contrary, the Debtors or Reorganized Debtors shall only make Distributions to Holders of Allowed Claims and Allowed Equity Interests. No Holder of a Disputed Claim or Disputed Equity Interest shall receive any Distribution on account thereof until and to the extent that its Disputed Claim or Disputed Equity Interest becomes an Allowed Claim or Allowed Equity Interest.

F. POSTPETITION INTEREST

      In accordance with section 502(b)(2) of the Bankruptcy Code, the amount of all prepetition Unsecured Claims against the Debtors shall be calculated as of the Commencement Date. Except as otherwise explicitly provided in the Plan, in section 506(b) of the Bankruptcy Code or by Final Order, no Holder of a prepetition Claim shall be entitled to or receive Postpetition Interest.

G. ALTERNATIVE TREATMENT

      Notwithstanding any provision in the Plan to the contrary, any Holder of an Allowed Claim may receive, instead of the Distribution or treatment to which it is entitled under the Plan, any other Distribution or treatment to which it, the Debtors, the Majority DIP Lenders and each member of the Noteholder Group may agree to in writing; provided, however, that such other Distribution or treatment shall not provide a return having a present value in excess of the present value of the Distribution or treatment that otherwise would be given such Holder pursuant to the Plan.

H. TAX ALLOCATION

      For tax purposes, the value of any New TMS Common Stock received by Holders of Claims in satisfaction of interest bearing obligations shall be allocated first to the full satisfaction of principal of such interest bearing obligations and second in satisfaction of any accrued unpaid interest.

I. MEANS FOR IMPLEMENTATION OF THE PLAN

      1. CONTINUED CORPORATE EXISTENCE; AUTHORIZED CAPITAL STOCK

      The Reorganized Debtors shall continue to exist after the Effective Date as separate corporate Entities in accordance with the applicable law in the applicable jurisdiction in which they are incorporated under their respective certificates of incorporation and bylaws in effect before the Effective Date except as their certificates of incorporation and bylaws may be amended pursuant to the Plan. On the Effective Date, without any further corporate action, the certificate of incorporation and bylaws of each Reorganized Debtor shall be amended as necessary to satisfy the provisions of the Plan and the Bankruptcy Code and as otherwise satisfactory to the Noteholder Group and shall include pursuant to section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities. The certificate of incorporation and by-laws of Reorganized TMS shall be substantially in the form filed with the Plan Supplement on the date of the commencement of solicitation of acceptances of the Plan.

2. RESTRUCTURING TRANSACTIONS

      On the Effective Date, and pursuant to the Plan or the applicable Plan Supplement documents, the applicable Debtors or Reorganized Debtors shall enter into the Restructuring transactions contemplated in the Plan, and shall take any actions as may be necessary or appropriate to effect a Restructuring of their respective businesses or the overall organizational structure of the Reorganized Debtors. The Restructuring transactions may include one or more mergers, consolidations, restructurings, conversions, dissolutions, transfers or liquidations as may be determined by the Debtors or the Reorganized Debtors to be necessary or appropriate. The actions to effect the Restructuring transactions may include: (a) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable state law and any other terms to which the applicable Entities may agree; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, debt or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (c) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion or dissolution pursuant to applicable state law; and
(d) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable state law in connection with the Restructuring transactions. The chairman of the board of directors, president, chief executive officer, chief financial officer, any executive vice-president or senior vice-president, or any other appropriate officer of each Debtor shall be authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such other actions, as may be necessary or appropriate, to effectuate and further evidence the terms and conditions of the Plan. The secretary or assistant secretary of the appropriate Debtor shall be authorized to certify or attest to any of the foregoing actions.

      3. CORPORATE ACTION; CANCELLATION OF SECURITIES

      As of the Effective Date, the Certificates evidencing the Extinguished Securities shall evidence solely the right to receive from the Debtors the Distribution of the consideration, if any, set forth in the Plan. On the Effective Date, except as otherwise provided for in the Plan, (i) the Extinguished Securities, to the extent not already cancelled, shall be deemed cancelled and of no further force or effect without any further action on the part of the Bankruptcy Court or any other Person and (ii) the obligations of the Debtors under the Extinguished Securities and under the Debtors' certificates of incorporation, any agreements, indentures, or certificates of designations governing the Extinguished Securities shall be terminated and discharged; provided, however, that each indenture or other agreement that governs the rights of the Holder of a Claim based on the Extinguished Securities and that is administered by an indenture trustee, agent, or servicer shall continue in effect solely for the purposes of (a) allowing such indenture trustee, agent, or servicer to make the Distributions to be made on account of such Claims under the Plan and (b) permitting such indenture trustee, agent, or servicer to maintain any rights it may have for fees, costs, and expenses under such indenture or other agreement. Additionally, the cancellation of any indenture shall not impair the rights and duties under such indenture as between the indenture trustee thereunder and the beneficiaries of the trust created thereby. Additionally, as of the Effective Date, all TMS Other Equity Interests (other than the Equity Interests held by TMS in TMA and TMO), to the extent not already cancelled, shall be cancelled. The TMS Subsidiary Debtor Stock shall not be cancelled, but shall be reinstated and shall vest in Reorganized TMS as of the Effective Date.

      Any actions taken by an indenture trustee, agent or servicer that are not for the purposes authorized under the Plan shall not be binding upon the Debtors. Except with respect to the making of Distributions as provided in the preceding paragraph, the Reorganized Debtors may, with or without cause, terminate any indenture or other governing agreement and the authority of any indenture trustee, agent or servicer to act thereunder at any time by giving five Business Days' written notice of termination to the indenture trustee, agent, or servicer. If Distributions under the Plan on account of Senior Note Claims have not been completed at the time of termination of the Indenture or other governing agreement, the Reorganized Debtors shall designate a distribution agent to act in place of the Indenture Trustee, agent, or servicer, and the provisions of the Plan shall be deemed to apply to the new distribution agent.

      4. DIRECTORS AND EXECUTIVE OFFICERS

      On the Effective Date, the term of each member of the current Board of Directors of TMS shall automatically expire. The initial Board of Directors of Reorganized TMS on and after the Effective Date shall consist of seven members, consisting of the current non-executive chairman of TMS's Board of Directors, TMS's chief executive officer and five members which shall be designated by the Holders of Senior Notes in accordance with the Term Sheet. The Debtors shall identify the individuals proposed to serve as directors of Reorganized TMS in the Plan Supplement, which shall be filed with the Bankruptcy Court on or before the date that is five Business Days prior to the Confirmation Hearing. The Board of Directors of Reorganized TMS shall have the responsibility for the management, control, and operation of Reorganized TMS on and after the Effective Date. The members of the management team shall maintain their current positions as executive officers of the Reorganized Debtors on and after the Effective Date, unless otherwise provided in the Plan Supplement. The current officers and directors of TMA and TMO shall also serve as the officers and directors of Reorganized TMA and Reorganized TMO, respectively, on and after the Effective Date unless otherwise provided in the Plan Supplement.

      On the Effective Date, Reorganized TMS shall enter into employment agreements with its president and chief executive officer and its vice president and chief financial officer, the form of which is set forth in the Plan Supplement on the date of the commencement of solicitation of acceptances of the Plan. On the Effective Date, Reorganized TMS shall also be authorized to enter into an agreement with its non-executive chairman, the form of which shall be set forth in the Plan Supplement.

      5. DIP FACILITY

      The Debtors have received commitments from certain lenders led by Bear Stearns with respect to the DIP Facility, which will repay all amounts outstanding under the Credit Agreement, will provide for a revolving credit facility in the maximum borrowing capacity of up to $20 million in order to provide additional liquidity prior to the Effective Date of the Plan, and will convert into an Exit Facility in the amount of $75 million as of the Effective Date. Availability under the DIP Facility will be based upon the aggregate amounts pledged and collateralized by the Debtors under letters of credit, and the Debtors' obligations thereunder will be secured by a superpriority claim and adequate protection lien on substantially all of the assets of the Debtors and a lien on substantially all of the assets and a pledge of the stock of their domestic subsidiaries and, to the extent legal and practicable, a lien on the assets and a pledge of the stock of the Debtors' foreign subsidiaries. See
Section V.B -- "ANTICIPATED EVENTS DURING THE CHAPTER 11 CASE -- DEBTOR IN POSSESSION FINANCING."

      6. NEW SECURITIES

      As of the Effective Date, 10,000,000 shares of New TMS Common Stock shall be issued, on a Pro Rata basis, to Holders of Allowed Senior Note Claims in full satisfaction of their Allowed Senior Note Claims. As a result, the Holders of the Allowed Senior Note Claims will own 100% of the shares of New TMS Common Stock issued and outstanding as of the Effective Date, subject to dilution by the issuance of shares of New TMS Common Stock upon exercise of the New Warrants and the options granted pursuant to the Long Term Incentive Plan. As of the Effective Date, and without the requirement of any further action by any Person, each former Holder of an Allowed Senior Note Claim that becomes an owner of at least 1% of the shares of New TMS Common Stock issued and outstanding as of such date shall become a party to a Registration Rights Agreement with Reorganized TMS. The Registration Rights Agreement shall require Reorganized TMS to file a "shelf" registration statement covering resales of New TMS Common Stock after the Effective Date and shall provide the stockholders that are parties thereto with demand and piggyback registration rights following the expiration of such "shelf" registration statement. The Registration Rights Agreement shall be substantially in the form set forth in the Plan Supplement on the date of the commencement of solicitation of acceptances of the Plan.

      As of the Effective Date, Reorganized TMS shall be authorized to issue to Holders of TMS Common Stock Interests, on a Pro Rata basis, the New Warrants. The New Warrants shall be exercisable in the aggregate for 10% of the number of shares of New TMS Common Stock issued and outstanding as of the Effective Date, subject to dilution by the issuance of shares of New TMS Common Stock upon exercise of the options granted pursuant to the Long Term Incentive Plan. The New Warrants will be issued pursuant to a Warrant Agreement between TMS and Mellon Investor Services L.L.C., as warrant agent, which will be substantially in the form set forth in the Plan Supplement on the date of the commencement of solicitation of acceptances of the Plan.

      As of the Effective Date, the grant by Reorganized TMS of the New Options to purchase an aggregate of seven and one-half percent (7.5%) of the number of fully diluted outstanding shares of New TMS Common Stock as of the Effective Date in accordance with the Long Term Incentive Plan shall be authorized.

      The issuance, grant, and reservation of New Securities authorized in the Plan. shall not require any further act or action by any shareholder or creditor of the Debtors, under applicable law, regulation, order or rule.

      On or before the Distribution Date, Reorganized TMS shall issue the New TMS Common Stock and the New Warrants for Distribution pursuant to the provisions of the Plan. All securities to be issued shall be deemed issued as of the Effective Date regardless of the date on which they are actually distributed.

      7. EXIT FACILITY

      On the Effective Date, Reorganized TMA and Reorganized TMO, as borrowers, and Reorganized TMS and each of its non-borrower subsidiaries other than Trico Shipping AS, as guarantors, will enter into the Exit Facility. The Exit Facility will provide liquidity for working capital and other general corporate purposes to Reorganized TMS and its debtor and non-debtor subsidiaries following the conclusion of the Chapter 11 Cases. The proceeds of the Exit Term Loan shall be used to repay in full, without penalty or premium, the principal balance of loans outstanding under the DIP Credit Documents.

      8. LONG TERM INCENTIVE PLAN

      In connection with the Plan, the Reorganized Debtors shall adopt a Long Term Incentive Plan that is intended to provide incentives to certain key employees to continue their efforts to foster and promote the long-term growth and performance of the Reorganized Debtors. The form of the Long Term Incentive Plan shall be substantially in the form set forth in the Plan Supplement on the date of commencement of solicitation of acceptances of the Plan.

      9. REVESTING OF ASSETS

      The property of each Debtor's Estate shall revest in the applicable Reorganized Debtor on the Effective Date. Thereafter, the Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, and the Bankruptcy Court. As of the Effective Date, all property of the Reorganized Debtors shall be free and clear of all Claims, encumbrances, Equity Interests, charges and liens except as specifically provided or contemplated in the Plan, in connection with the Exit Facility or in the Confirmation Order. Without limiting the generality of the foregoing, the Reorganized Debtors may, without application to or approval by the Bankruptcy Court, pay professional fees and expenses incurred after the Effective Date.

      10. PRESERVATION OF RIGHTS OF ACTION; SETTLEMENT OF LITIGATION CLAIMS

      Except as otherwise provided in the Plan or the Confirmation Order, or in any contract, instrument, release, indenture or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, following the Confirmation Date, the Reorganized Debtors shall retain and may enforce, sue on, settle, or compromise (or decline to do any of the foregoing) all claims, rights or causes of action, suits, and proceedings, whether in law or in equity, whether known or unknown, that the Debtors or their Estates may hold against any Person or Entity without further approval of the Bankruptcy Court. The Reorganized Debtors or their successor(s) may pursue such retained claims, rights or causes of action, suits, or proceedings as appropriate, in accordance with the best interests of the Reorganized Debtors or their successor(s) who hold such rights.

11.      EXEMPTION FROM CERTAIN TRANSFER TAXES

         Pursuant to section 1146(c) of the Bankruptcy Code, any transfers from a Debtor to a Reorganized Debtor or any other Person or Entity pursuant to the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

J. PROVISIONS GOVERNING DISTRIBUTIONS

      1. DISTRIBUTIONS FOR CLAIMS AND EQUITY INTERESTS ALLOWED AS OF THE EFFECTIVE DATE

      Except as otherwise provided in the Plan or as ordered by the Bankruptcy Court, Distributions and issuances of New TMS Common Stock and New Warrants to be made in exchange for or on account of Claims or Equity Interests that are Allowed Claims or Allowed Equity Interests as of the Effective Date shall be made on the Distribution Date, or as soon thereafter as reasonably practicable. All Cash Distributions shall be made by the Disbursing Agent from available Cash of the Reorganized Debtors. Any Distribution under the Plan of property other than Cash (including any issuance of New TMS Common Stock and New Warrants and the Distribution of such New TMS Common Stock and New Warrants in exchange for Allowed Claims and Allowed Equity Interests as of the Effective Date) shall be made by the Disbursing Agent, the Indenture Trustee or the transfer agent in accordance with the terms of the Plan.

      2. DISBURSING AGENT

      The Disbursing Agent shall make all Distributions required under the Plan, except with respect to a Holder of a Claim whose Distribution is governed by an Indenture or other agreement and is administered by an indenture trustee, agent, or servicer, which Distributions shall be deposited with the appropriate indenture trustee, agent, or servicer, who shall deliver such Distributions to the Holders of Claims in accordance with the provisions of the Plan and the terms of the relevant indenture or other governing agreement.

      If the Disbursing Agent is an independent third party designated by the Reorganized Debtors to serve in such capacity (or, in the case of the Indenture, the Indenture Trustee), such Disbursing Agent and the Indenture Trustee shall receive, without further Bankruptcy Court approval, reasonable compensation for Distribution services rendered pursuant to the Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services from the Reorganized Debtors on terms acceptable to the Reorganized Debtors. No Disbursing Agent shall be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. If otherwise so ordered, all costs and expenses of procuring any such bond shall be paid by the Reorganized Debtors.

      3. SURRENDER OF SECURITIES OR INSTRUMENTS

      On or before the Distribution Date, or as soon as reasonably practicable thereafter, each Holder of a Certificate shall surrender such Certificate to the Disbursing Agent, or, with respect to the Senior Notes, the Indenture Trustee, and such Certificate shall be cancelled. No Distribution of property under the Plan shall be made to or on behalf of any such Holder unless and until such Certificate is received by the Disbursing Agent or the Indenture Trustee, as the case may be, or the unavailability of such Certificate is reasonably established to the satisfaction of the Disbursing Agent or Indenture Trustee, as the case may be. Any such Holder who fails to surrender or cause to be surrendered such Certificate or fails to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the Disbursing Agent or Indenture Trustee, as the case may be, prior to the second anniversary of the Effective Date shall be deemed to have forfeited all rights and Claims or Equity Interests in respect of such Certificate and shall not participate in any Distribution under the Plan, and all New TMS Common Stock and New Warrants in respect of such forfeited Distribution shall be cancelled notwithstanding any federal or escheat laws to the contrary.

      4. INSTRUCTIONS TO DISBURSING AGENT

      Prior to any Distribution on account of an Allowed Senior Note Claim, the Indenture Trustee shall (i) inform the Disbursing Agent as to the amount of properly surrendered Senior Notes and (ii) inform the Disbursing Agent in a properly completed letter of transmittal, accompanied by properly remitted securities, of the names of Holders of Allowed Senior Note Claims, and the number of shares of New TMS Common Stock to be issued and distributed to or on behalf of such Holders of Allowed Senior Note Claims in exchange for properly surrendered Senior Notes.

      5. SERVICES OF INDENTURE TRUSTEE

      The Indenture Trustee's services with respect to consummation of the Plan shall be as set forth in the Plan and as authorized by the Indenture.

      6. RECORD DATE FOR DISTRIBUTIONS

      At the close of business on the Record Date, the transfer ledgers for the Senior Secured Debt (maintained by Bear Stearns, as administrative agent under the Credit Agreement), Senior Notes and TMS Common Stock shall be closed, and there shall be no further changes in the record Holders of such debt and securities. The Reorganized Debtors and the Disbursing Agent, if any, shall have no obligation to recognize any transfer of any such debt and securities occurring after the Record Date and shall be entitled instead to recognize and deal for all purposes under the Plan with only those record Holders listed on the transfer ledgers as of the close of business on the Record Date.

      7. MEANS OF CASH PAYMENT

      Cash payments under the Plan shall be in U.S. funds by check, wire transfer, or such other commercially reasonable manner as the payor shall determine in its sole discretion.

      8. CALCULATION OF DISTRIBUTION AMOUNTS OF NEW TMS COMMON STOCK AND NEW WARRANTS

      No fractional shares of New TMS Common Stock or New Warrants to purchase fractional shares of New TMS Common Stock shall be issued or distributed under the Plan or by Reorganized TMS or any Disbursing Agent, Indenture Trustee, agent, or servicer. Each Person entitled to receive New TMS Common Stock or New Warrants shall receive the total number of whole shares of New TMS Common Stock or New Warrants to purchase the total number of whole shares of New TMS Common Stock to which such Person is entitled. Whenever any Distribution to a particular Person would otherwise call for Distribution of a fraction of a share of New TMS Common Stock or a New Warrant to purchase a fractional share of New TMS Common Stock, such number of shares or New Warrants to purchase shares to be distributed shall be rounded down to the nearest whole number.

      9. DELIVERY OF DISTRIBUTIONS; UNDELIVERABLE OR UNCLAIMED DISTRIBUTIONS

      Distributions to Holders of Allowed Claims shall be made by the Disbursing Agent or the Indenture Trustee, as the case may be, (a) at the Holder's last known address, (b) at the address in any written notice of address change delivered to the Disbursing Agent, (c) in the case of the Holder of an Allowed Senior Note Claim, at the address in the Indenture Trustee's official records, or (d) at the address set forth in a properly completed letter of transmittal accompanying a Certificate properly remitted in accordance with the terms of the Plan. If any Holder's Distribution is returned as undeliverable, no further Distributions to such Holder shall be made, unless and until the Disbursing Agent or Indenture Trustee is notified of such Holder's then current address, at which time all missed Distributions shall be made to such Holder without interest. Amounts in respect of undeliverable Distributions made through the Disbursing Agent or the Indenture Trustee shall be returned to the appropriate Reorganized Debtor or the Indenture Trustee, as the case may be, until such Distributions are claimed. All claims for undeliverable Distributions must be made on or before the second anniversary of the Effective Date, after which date
(i) all Cash in respect of such forfeited Distribution including interest accrued thereon shall revert to Reorganized TMS and (ii) all New TMS Common Stock and New Warrants in respect of such forfeited Distribution shall be cancelled, in each case, notwithstanding any federal or escheat laws to the contrary.

      10. WITHHOLDING AND REPORTING REQUIREMENTS

      In connection with the Plan and all Distributions under the Plan, the Disbursing Agent shall, to the extent applicable, comply with all tax withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all Distributions under the Plan shall be subject to any such withholding and reporting requirements. The Disbursing Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements.

      11. SETOFFS

      Other than in respect of any Allowed Credit Agreement Claim or any Allowed Senior Note Claim, a Reorganized Debtor may, but shall not be required to, set off against any Claim, and the payments or other Distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that the Debtor or Reorganized Debtor may have against the Claim's Holder; provided, however, that neither the failure to do so nor the allowance of any Claim under the Plan shall constitute a waiver or release by the Reorganized Debtor of any claim that the Debtor or Reorganized Debtor may have against such Holder. Nothing in the Plan shall be deemed to expand rights to setoff under applicable non-bankruptcy law. Notwithstanding the foregoing, the Reorganized Debtors shall be deemed to waive and shall have no right of setoff or recoupment against any Senior

Note Claim, any Credit Agreement Claim or against any amounts at any time due or outstanding under the Indenture or the DIP Facility.

K. PROCEDURES FOR RESOLVING DISPUTED, CONTINGENT, AND UNLIQUIDATED CLAIMS

      1. OBJECTIONS TO CLAIMS; DISPUTED CLAIMS

      The Debtors intend to make Distributions, as required by the Plan, in accordance with the books and records of the Debtors (or in the case of the Senior Secured Debt or DIP Obligations, in accordance with the books and records of Bear Stearns as administrative agent). Unless disputed by a Holder of a Claim or Equity Interest, the amount set forth in the books and records of the Debtors shall constitute the amount of the Allowed Claim or Allowed Equity Interest of such Holder. If any Holder of a Claim or Equity Interest disagrees with the Debtors, such Holders must so advise the Debtors in writing, in which event, the Claim or Equity Interest shall be a Disputed Claim or a Disputed Equity Interest. The Debtors intend to attempt to resolve any such disputes consensually, or through other judicial means outside of the Bankruptcy Court. Nevertheless, the Debtors may, in their discretion, file with the Bankruptcy Court (or any other court of competent jurisdiction) an objection to the allowance of any Claim or Equity Interest, or any other appropriate motion or adversary proceeding with respect thereto. All such objections shall be litigated to Final Order; provided, however, that the Debtors may compromise and settle, withdraw or resolve by any other method, without requirement of Bankruptcy Court approval, any objections to Claims or Equity Interests. In addition, any Debtor may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code or other applicable law regardless of whether such Debtor has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of the any appeal relating to any such objection. In the event the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors may elect to pursue any supplemental proceedings to object to any ultimate Distribution on such Claim. All of the aforementioned Claims objection, estimation, and resolution procedures are cumulative and are not necessarily exclusive of one another. Claims may be estimated and thereafter resolved by any permitted mechanism.

      2. NO DISTRIBUTION PENDING ALLOWANCE

      Notwithstanding any other provision in the Plan, if any portion of a Claim is a Disputed Claim or any portion of an Equity Interest is a Disputed Equity Interest, no payment or Distribution provided under the Plan shall be made on account of or in exchange for such Claim or Equity Interest unless and until such Disputed Claim or Disputed Equity Interest becomes an Allowed Claim or an Allowed Equity Interest.

      3. DISTRIBUTIONS AFTER ALLOWANCE

      To the extent that a Disputed Claim or Disputed Equity Interest ultimately becomes an Allowed Claim or Allowed Equity Interest, a Distribution shall be made to the Holder of such Allowed Claim or Allowed Equity Interest in accordance with the provisions of the Plan. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court or other applicable court of competent jurisdiction allowing any Disputed Claim or Disputed Equity Interest becomes a Final Order, the Disbursing Agent shall provide to the Holder of such Claim or Equity Interest the Distribution to which such Holder is entitled under the Plan on account of or in exchange for such Allowed Claim.

L. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

      1. ASSUMED CONTRACTS AND LEASES

      Except as otherwise provided in the Plan, or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan, as of the Effective Date each Reorganized Debtor shall be deemed to have assumed each executory contract and unexpired lease to which it is a party, unless such contract or lease (i) was previously assumed or rejected by the Debtors, (ii) previously expired or terminated pursuant to its own terms, (iii) is the subject of a motion to reject filed on or before the Confirmation Date or (iv) is set forth in a schedule, as an executory contract or unexpired lease to be rejected, filed as part of the Plan Supplement. The Confirmation Order shall constitute an order of the Bankruptcy Court under section 365 of the Bankruptcy Code approving the contract and lease assumptions or rejections described above, as of the Effective Date.

      Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire, or occupancy of real property shall include (a) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affect such executory contract or unexpired lease and (b) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to an order of the Bankruptcy Court.

      2. PAYMENTS RELATED TO ASSUMPTION OF CONTRACTS AND LEASES

      Any monetary amounts by which any executory contract and unexpired lease to be assumed under the Plan is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by the applicable Debtor. If there is a dispute regarding (i) the nature or amount of any Cure, (ii) the ability of a Reorganized Debtor or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption, Cure shall occur following the entry of a Final Order of the Bankruptcy Court resolving the dispute and approving the assumption or assumption and assignment, as the case may be.

      3. REJECTED CONTRACTS AND LEASES

      Except as otherwise provided in the Plan or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, none of the executory contracts and unexpired leases to which a Debtor is a party shall be rejected under the Plan; provided, however, that the Debtors reserve the right, at any time prior to the Confirmation Date, to seek to reject any executory contract or unexpired lease to which any Debtor is a party.

      4. CLAIMS BASED ON REJECTION OF EXECUTORY CONTRACTS OR UNEXPIRED LEASES

      All Claims arising out of the rejection of executory contracts and unexpired leases must be served upon the appropriate Debtor and its counsel within sixty (60) days after the earlier of (i) the date of entry of an order of the Bankruptcy Court approving such rejection or (ii) the Confirmation Date. Any such Claims not filed within such times shall be forever barred from assertion against the respective Debtor, its Estate, and its property.

      5. COMPENSATION AND BENEFIT PLANS AND TREATMENT OF RETIREMENT PLAN

      Except and to the extent previously assumed by an order of the Bankruptcy Court, on or before the Confirmation Date, all employee compensation and benefit plans of the Debtors, including benefit plans and programs subject to sections 1114 and 1129(a)(13) of the Bankruptcy Code, entered into before or after the Commencement Date and not since terminated, shall be deemed to be, and shall be treated as if they were, executory contracts that are to be assumed under the Plan. The Debtors' obligations under such plans and programs shall survive Confirmation of the Plan, except for (i) executory contracts or employee benefit plans specifically rejected pursuant to the Plan (to the extent such rejection does not violate sections 1114 and 1129(a)(13) of the Bankruptcy Code) and (ii) such executory contracts or employee benefit plans as have previously been rejected, are the subject of a motion to reject as of the Confirmation Date, or have been specifically waived by the beneficiaries of any employee benefit plan or contract; provided, however, that the Debtors' obligations, if any, to pay all "retiree benefits," as defined in section 1114(a) of the Bankruptcy Code, shall continue unimpaired and in full force and effect.

M. ACCEPTANCE OR REJECTION OF THE PLAN

      1. CLASSES ENTITLED TO VOTE

      Each Holder, as of the Voting Record Date of an Allowed Claim in an Impaired Class of Claims or Equity Interests that shall (or may) receive or retain property or any interest in property under the Plan is entitled to vote to accept or reject the Plan. By operation of law, (i) each Unimpaired Class of Claims or Equity Interests is deemed to have accepted the Plan and, therefore, is not entitled to vote; and (ii) each Impaired Class of Claims and Equity Interests in Classes that are not entitled to receive or retain any property under the Plan are presumed to have rejected the Plan and, therefore is not entitled to vote. In this case, only Holders of Claims in Class 6 shall be eligible to vote to accept or reject the Plan.

      2. ACCEPTANCE BY IMPAIRED CLASSES

      An Impaired Class of Claims shall have accepted the Plan if the Holders of at least two-thirds in amount and more than one-half in number of the Allowed Claims in the Class actually voting have voted to accept the Plan, in each case not counting the vote of any Holder designated under section 1126(e) of the Bankruptcy Code.

      3. ELIMINATION OF CLASSES

      Any Class that does not contain any Allowed Claims or Equity Interests or any Claims or Equity Interests temporarily allowed for voting purposes under Bankruptcy Rule 3018, as of the date of the commencement of the Confirmation Hearing, shall be deemed not included in the Plan for purposes of (i) voting to accept or reject the Plan and (ii) determining whether such Class has accepted or rejected the Plan under section 1129(a)(8) of the Bankruptcy Code.

      4. NONCONSENSUAL CONFIRMATION

      The Bankruptcy Court may confirm the Plan over the dissent of any Impaired Class if all of the requirements for consensual confirmation under subsection 1129(a), other than subsection 1129(a)(8), of the Bankruptcy Code and for nonconsensual confirmation under subsection 1129(b) of the Bankruptcy Code have been satisfied.

      To obtain Confirmation notwithstanding the nonacceptance of a Class, the Debtors must demonstrate to the Court that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to any dissenting Impaired Classes. A plan does not discriminate unfairly if the legal rights of a dissenting Impaired Class are treated in a manner consistent with the treatment of other Classes whose legal rights are substantially similar to those of the dissenting Impaired Class and if no Impaired Class receives more than it is entitled to for its Claims or Equity Interests. If required, the Debtors shall show at the Confirmation Hearing that the Plan does not discriminate unfairly.

      To the extent necessary, the Debtors shall request Confirmation of the Plan, as the Plan may be modified from time to time, under section 1129(b) of the Bankruptcy Code.

N. CONDITIONS PRECEDENT; WAIVER

      1. CONDITIONS TO CONFIRMATION

            a. The proposed Confirmation Order shall be in form and substance reasonably acceptable to the Debtors, the Supporting Noteholders (as defined in and pursuant to the terms of the Plan Support Agreement) and any Committee appointed in these Chapter 11 Cases. This condition is subject to the satisfaction or waiver in accordance with the Plan.

            b. The proposed Confirmation Order shall be satisfactory to the Exit Agent and the Required Exit Lenders in all respects that relate to, or could otherwise reasonably be expected to impact in an adverse manner, the Exit Lenders, unless (a) the DIP Facility has been terminated prior to the entry of the Confirmation Order, and (b) the Confirmation Order directs the indefeasible payment in full, in cash, of all obligations arising under the Credit Agreement or DIP Credit Documents, no later than the Effective Date and as a condition to the effectiveness of the Plan.

      2. CONDITIONS TO EFFECTIVE DATE

      The following are conditions precedent to the occurrence of the Effective Date, each of which must be satisfied or waived in accordance with the Plan. below:

            a. The Confirmation Order shall have been entered by the Bankruptcy Court.

            b. The Confirmation Order shall have become a Final Order.

            c. All authorizations, consents, and regulatory approvals required, if any, in connection with the consummation of the Plan shall have been obtained.

            d. The Debtors shall have executed and delivered all documents necessary to effectuate the issuance of the New Securities.

            e. All other actions, documents, and agreements necessary to implement the Plan shall have been effected or executed.

            f. No stay of the consummation of the Plan is in effect.

      3. EFFECT OF FAILURE OF CONDITIONS

      In the event that one or more of the conditions specified in the Plan shall not have occurred or been waived pursuant to the Plan. on or before May 4, 2005, (a) the Confirmation Order shall be vacated, (b) no distributions under the Plan shall be made, (c) the Debtors and Holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Order had never been entered, and (d) the Debtors' obligations with respect to Claims and Equity Interests shall remain unchanged and nothing contained in the Plan shall constitute or be deemed a waiver or release of any Claims or Equity Interests by or against the Debtors or any Person or governmental Entity or to prejudice in any manner the rights of the Debtors or any Person or governmental Entity in any further proceedings involving the Debtors.

      4. WAIVER OF CONDITIONS

      Each of the conditions set forth in Article IX.B of the Plan, other than as set forth in Article IX.B.1 and Article IX.B.3 through IX.B.5, may be waived in whole or in part by the Debtors without any notice to other parties in interest or the Bankruptcy Court and without a hearing. The conditions set forth in Article IX.A.1 and IX.B.3 through IX.B.5 may not be waived without the consent of the each of the members of the Noteholder Group (which consent shall not be unreasonably withheld). The condition set forth in Article IX.A.2 and
Article IX.B.2 may not be waived without the written consent of the Exit Agent and the Required Exit Lenders.

O. MODIFICATIONS AND AMENDMENTS; WITHDRAWAL

      Subject to the Provisions of the Plan Support Agreement and the DIP Credit Documents, the Debtors may amend, or modify the Plan at any time prior to the Confirmation Date. The Debtors reserve the right to include any amended exhibits in the Plan Supplement with the consent of the members of the Noteholder Group, whereupon each such amended exhibit shall be deemed substituted for the original of such exhibit; provided, however, that the Commitment letter, the DIP Credit Documents, and the Exit Credit Documents may not be amended without the consent of the parties thereto. After the Confirmation Date the Debtors or Reorganized Debtors may, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement, and the Confirmation Order, and to accomplish such matters as may be necessary to carry out the purposes and extent of the Plan so long as such proceedings do not materially and adversely affect the treatment of Holders of Claims or Equity Interests under the Plan.

P. RETENTION OF JURISDICTION

      Under sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding the Plan's Confirmation and the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of or related to the Chapter 11 Cases and the Plan, to the fullest extent permitted by law, including jurisdiction to:

            1. hear and determine any and all objections to the allowance of Claims or Equity Interests;

            2. hear and determine any and all motions to estimate Claims at any time, regardless of whether the Claim to be estimated is the subject of a pending objection, a pending appeal, or otherwise;

            3. hear and determine any and all motions to subordinate Claims or Equity Interests at any time and on any basis permitted by applicable law;

            4. hear and determine all Professional Fee Claims and other Administrative Claims;

            5. hear and determine all matters with respect to the assumption or rejection of any executory contract or unexpired lease to which a Debtor is a party or with respect to which a Debtor may be liable, including, if necessary, the nature or amount of any required Cure or the liquidation of any Claims arising therefrom;

            6. hear and determine any and all adversary proceedings, motions, applications, and contested or litigated matters arising out of, under, or related to, the Chapter 11 Cases;

            7. enter such orders as may be necessary or appropriate in aid of the consummation of the Plan and to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

            8. hear and determine disputes arising in connection with the interpretation, implementation, consummation, or enforcement of the Plan and all contracts, instruments, and other agreements executed in connection with the Plan;

            9. hear and determine any request to modify the Plan or to cure any defect or omission or reconcile any inconsistency in the Plan or any order of the Bankruptcy Court;

            10. issue and enforce injunctions or other orders, or take any other action that may be necessary or appropriate to restrain any interference with or compel action for the implementation, consummation, or enforcement of the Plan or the Confirmation Order;

            11. enter and implement such orders as may be necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified, or vacated;

            12. hear and determine any matters arising in connection with or relating to the Plan, the Confirmation Order or any contract, instrument, release, or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

            13. enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Cases;

            14. recover all assets of the Debtors and property of the Debtors' Estates, wherever located;

            15. hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

            16. hear and determine all disputes involving the existence, nature, or scope of the Debtors' discharge;

            17. hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under, or not inconsistent with, provisions of the Bankruptcy Code; and

            18.   enter a final decree closing the Chapter 11 Cases.

Q. COMPROMISES AND SETTLEMENTS

      Pursuant to Federal Rule of Bankruptcy Procedure 9019(a), the Debtors may compromise and settle various Claims against them and/or claims they may have against other Persons. Each of the Debtors expressly reserves the right (with Bankruptcy Court approval, following appropriate notice and opportunity for a hearing) to compromise and settle Claims against it and claims that it may have against other Persons up to and including the Effective Date. After the Effective Date, such right shall transfer to the Reorganized Debtors pursuant to the Plan and no Bankruptcy Court approval of any such action, compromise or settlement shall be required.

R. MISCELLANEOUS PROVISIONS

      1. BAR DATES FOR CERTAIN CLAIMS

            a. ADMINISTRATIVE CLAIMS

      The Confirmation Order shall establish an Administrative Claims Bar Date for the filing of all Administrative Claims (other than Professional Fee Claims, Claims outstanding under the DIP Facility, or Claims for the expenses of the members of any Committee (if appointed)), which date shall be sixty (60) days after the Confirmation Date. Holders of asserted Administrative Claims, other than Professional Fee Claims or Claims for United States Trustee fees or the expenses of the members of any Committee (if appointed), not paid and not arising out of transactions in the ordinary course of business prior to the Confirmation Date must submit proofs of Administrative Claim on or before such Administrative Claims Bar Date or forever be barred from doing so. The notice of Confirmation to be delivered pursuant to Bankruptcy Rules 3020(c) and 2002(f) shall set forth such date and constitute notice of this Administrative Claims Bar Date. The Debtors or the Reorganized Debtors, as the case may be, shall have sixty (60) days (or such longer period as may be allowed by order of the Bankruptcy Court) following the Administrative Claims Bar Date to review and object to such Administrative Claims before a hearing for determination of allowance of such Administrative Claim.

            b. PROFESSIONAL FEE CLAIMS

      All final requests for compensation or reimbursement of Professional Fee Claims pursuant to sections 327, 328, 330, 331, 503(b), or 1103 of the Bankruptcy Code for services rendered to the Debtors or any Committee (if appointed) prior to the Confirmation Date must be filed and served on the Reorganized Debtors and their counsel and counsel to the Exit Lenders no later than sixty (60) days after the Effective Date, unless otherwise ordered by the Bankruptcy Court. Objections to applications of such Professionals or other Entities for compensation or reimbursement of expenses must be filed and served on the Reorganized Debtors and their counsel, the requesting Professional or other Entity, and counsel to the Exit Lenders no later than twenty (20) days (or such longer period as may be allowed by order of the Bankruptcy Court) after the date on which the applicable application for compensation or reimbursement was served.

      2. PAYMENT OF STATUTORY FEES

      All fees payable under section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on or before the Effective Date. All such fees that arise after the Effective Date but before the closing of the Chapter 11 Cases shall be paid by the Reorganized Debtors.

      3. SEVERABILITY OF PLAN PROVISIONS

      If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

      4. SUCCESSORS AND ASSIGNS

      The rights, benefits and obligations of all Persons named or referred to in the Plan shall be binding on, and shall inure to the benefit of, their respective heirs, executors, administrators, personal representatives, successors or assigns.

      5. INJUNCTION

      ALL INJUNCTIONS OR STAYS PROVIDED FOR IN THE CHAPTER 11 CASES PURSUANT TO SECTIONS 105 AND 362 OF THE BANKRUPTCY CODE OR OTHERWISE AND IN EFFECT ON THE CONFIRMATION DATE, SHALL REMAIN IN FULL FORCE IN EFFECT UNTIL THE EFFECTIVE DATE. EXCEPT AS OTHERWISE PROVIDED IN THE PLAN OR THE CONFIRMATION ORDER, ALL PERSONS OR ENTITIES THAT HAVE HELD, HOLD OR MAY HOLD CLAIMS OR CAUSES OF ACTION AGAINST OR EQUITY INTERESTS IN THE DEBTORS ARE, AS OF THE EFFECTIVE DATE PERMANENTLY ENJOINED FROM TAKING ANY OF THE FOLLOWING ACTIONS AGAINST ANY OF THE DEBTORS AND THEIR ESTATES, THE REORGANIZED DEBTORS, OR THEIR PROPERTY OR ASSETS ON ACCOUNT OF SUCH CLAIMS, CAUSES OF ACTION OR EQUITY INTERESTS: (A) COMMENCING, CONDUCTING OR CONTINUING IN ANY MANNER, DIRECTLY OR INDIRECTLY, ANY SUIT, ACTION OR OTHER PROCEEDING RELATING TO SUCH CLAIM, CAUSE OF ACTION OR EQUITY INTEREST;
(B) ENFORCING, LEVYING, ATTACHING, COLLECTING OR OTHERWISE RECOVERING IN ANY MANNER OR BY ANY MEANS, WHETHER DIRECTLY OR INDIRECTLY, ANY JUDGMENT, AWARD, DECREE OR ORDER RELATING TO SUCH CLAIM, CAUSE OF ACTION OR EQUITY INTEREST; (C) CREATING, PERFECTING OR ENFORCING IN ANY MANNER, DIRECTLY OR INDIRECTLY, ANY LIEN RELATING TO SUCH CLAIM, CAUSE OF ACTION OR EQUITY INTEREST; (D) ASSERTING ANY SETOFF, RIGHT OF SUBROGATION OR RECOUPMENT OF ANY KIND, DIRECTLY OR INDIRECTLY, AGAINST ANY DEBT, LIABILITY OR OBLIGATION DUE TO THE DEBTORS RELATING TO SUCH CLAIM, CAUSE OF ACTION OR EQUITY INTEREST; AND (E) PROCEEDING IN ANY MANNER IN ANY PLACE WHATSOEVER THAT DOES NOT CONFORM TO OR COMPLY WITH OR IS INCONSISTENT WITH THE PROVISIONS OF THE PLAN OR THE CONFIRMATION ORDER. NOTWITHSTANDING THIS SECTION, THE SET OFF RIGHTS OF ANY HOLDERS OF ALLOWED CLAIMS ARE PRESERVED TO THE EXTENT OF APPLICABLE LAW.

      6. DEBTORS' RELEASES

      AS OF THE EFFECTIVE DATE, THE DEBTORS AS DEBTORS IN POSSESSION WILL BE DEEMED TO FOREVER RELEASE, WAIVE AND DISCHARGE ALL CLAIMS, OBLIGATIONS, SUITS,

JUDGMENTS, DAMAGES, DEMANDS, DEBTS, RIGHTS, CAUSES OF ACTION AND LIABILITIES (OTHER THAN THE RIGHTS OF THE DEBTORS TO ENFORCE THE PLAN AND THE CONTRACTS, INSTRUMENTS, RELEASES AND OTHER AGREEMENTS OR DOCUMENTS DELIVERED UNDER THE
PLAN) WHETHER DIRECT OR DERIVATIVE, LIQUIDATED OR UNLIQUIDATED, FIXED OR CONTINGENT, MATURED OR UNMATURED, DISPUTED OR UNDISPUTED, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THEN EXISTING OR THEREAFTER ARISING, IN LAW, EQUITY OR OTHERWISE THAT ARE BASED IN WHOLE OR IN PART ON ANY ACT, OMISSION, TRANSACTION, EVENT OR OTHER OCCURRENCE TAKING PLACE ON OR PRIOR TO THE EFFECTIVE DATE, OR IN ANY WAY RELATING TO THE RESTRUCTURING OF THE DEBTORS, THE CHAPTER 11 CASES, THE PLAN, OR THE DISCLOSURE STATEMENT, AND THAT COULD HAVE BEEN ASSERTED BY OR ON BEHALF OF THE DEBTORS, OR THEIR ESTATES AGAINST (A) THE REPRESENTATIVES, DIRECTORS, OFFICERS AND EMPLOYEES OF THE DEBTORS AND THE DEBTORS' AGENTS, ADVISORS AND PROFESSIONALS SERVING AS OF THE COMMENCEMENT DATE, IN EACH CASE IN THEIR CAPACITY AS SUCH, (B) THE HOLDERS OF SENIOR NOTE CLAIMS AND THE INDENTURE TRUSTEE FOR THE SENIOR NOTES, AND THE AGENTS, ADVISORS AND PROFESSIONALS OF SAME, IN EACH CASE IN THEIR CAPACITY AS SUCH, (C) THE HOLDERS OF CREDIT AGREEMENT CLAIMS AND CLAIMS UNDER THE DIP FACILITY, AND THE AGENTS, ADVISORS AND PROFESSIONALS OF SAME, IN EACH CASE IN THEIR CAPACITY AS SUCH, AND (D) THE MEMBERS OF ANY COMMITTEE, AND ITS AGENTS, ADVISORS AND PROFESSIONALS, IN EACH CASE IN THEIR CAPACITY AS SUCH; PROVIDED, HOWEVER, NOTHING IN ARTICLE XIII.F. OF THE PLAN SHALL BE CONSTRUED TO RELEASE OR EXCULPATE ANY PERSON OR ENTITY FROM FRAUD, GROSS NEGLIGENCE, WILLFUL MISCONDUCT, MALPRACTICE, CRIMINAL CONDUCT, UNAUTHORIZED USE OF CONFIDENTIAL INFORMATION THAT CAUSES DAMAGES OR FOR PERSONAL GAIN, OR ULTRA VIRES ACTS.

      7. OTHER RELEASES

      ON THE EFFECTIVE DATE, EFFECTIVE AS OF THE CONFIRMATION DATE, AND EXCEPT AS OTHERWISE PROVIDED IN THE PLAN OR IN THE CONFIRMATION ORDER, THE DEBTORS, THE REORGANIZED DEBTORS, EACH HOLDER OF A SENIOR NOTE CLAIM, THE INDENTURE TRUSTEE, THE SENIOR LENDERS, THE DIP LENDERS AND ANY COMMITTEE, AND EACH OF THEIR RESPECTIVE MEMBERS, OFFICERS, DIRECTORS, AGENTS, FINANCIAL ADVISORS, ATTORNEYS, EMPLOYEES, EQUITY HOLDERS, PARTNERS, AFFILIATES AND REPRESENTATIVES AND THEIR RESPECTIVE PROPERTY SHALL BE RELEASED FROM ANY AND ALL CLAIMS, OBLIGATIONS, RIGHTS, CAUSES OF ACTION, AND LIABILITIES WHICH THE DEBTORS, REORGANIZED DEBTORS, OR ANY HOLDER OF A CLAIM AGAINST OR EQUITY INTEREST IN ANY DEBTOR MAY BE ENTITLED TO ASSERT, WHETHER FOR TORT, FRAUD, CONTRACT, VIOLATIONS OF FEDERAL OR STATE SECURITIES LAWS, OR OTHERWISE, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, EXISTING OR HEREAFTER ARISING, BASED IN WHOLE OR IN PART UPON ANY ACT OR OMISSION, TRANSACTION OR OTHER OCCURRENCE TAKING PLACE ON OR BEFORE THE CONFIRMATION DATE, IN ANY WAY RELATING TO THE CHAPTER 11 CASES OR THE PLAN, OR OTHERWISE; PROVIDED, HOWEVER, THAT NOTHING SHALL RELEASE ANY PERSON FROM ANY CLAIMS, OBLIGATIONS, RIGHTS, CAUSES OF ACTION, OR LIABILITIES ARISING OUT OF SUCH PERSON'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

      8. EXCULPATION AND LIMITATION OF LIABILITY

      The Reorganized Debtors, the Holders of Senior Note Claims, the Senior Lenders, the DIP Lenders, the Indenture Trustee, any Committee, and any and all of their respective present or former members, officers, directors, employees, equity holders, partners, affiliates, advisors, attorneys, or agents, and any of their successors or assigns, shall not have or incur any liability to any Holder of a Claim or an Equity Interest, or any other party-in-interest, or any of their respective agents, employees, equity holders, partners, members, representatives, financial advisors, attorneys, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of the administration of the Chapter 11 Cases, the solicitation of acceptances of the Plan, the pursuit of Confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct or gross negligence, and in all respects they shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities.

      9. BINDING EFFECT

      The Plan shall be binding upon and inure to the benefit of the Debtors, all present and former Holders of Claims against and Equity Interests in the Debtors, their respective successors and assigns, including the Reorganized Debtors, and all other parties-in-interest in the Chapter 11 Cases.

      10. REVOCATION, WITHDRAWAL, OR NON-CONSUMMATION

      The Debtors reserve the right to revoke or withdraw the Plan at any time prior to the Confirmation Date and to file other plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation or consummation of the Plan does not occur, then (i) the Plan shall be null and void in all respects,
(ii) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount any Claim or Class of Claims), assumption or rejection of executory contracts or leases effected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void, and (iii) nothing contained in the Plan, and no acts taken in preparation for consummation of the Plan, shall (a) constitute or be deemed to constitute a waiver or release of any Claims by or against, or any Equity Interests in, the Debtors or any other Person, (b) prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors, or (c) constitute an admission of any sort by the Debtors or any other Person.

      11. COMMITTEES

      On the Effective Date, the duties of any Committee shall terminate.

      12. PLAN SUPPLEMENT

      Any and all agreements, exhibits, lists, or schedules referred to in the Plan but not filed with the Plan shall be contained in the Plan Supplement and filed with the Securities and Exchange Commission contemporaneously with the commencement of solicitation of the Plan. A final version of the Plan Supplement will be filed with the Clerk of the Bankruptcy Court at least five Business Days prior to the date of the commencement of the Confirmation Hearing. Thereafter, any Person may examine the Plan Supplement in the office of the Clerk of the Bankruptcy Court during normal court hours. Holders of Claims against or Equity Interests in the Debtors may obtain a copy of the Plan Supplement upon written request to the Debtors in accordance with the Plan.

      13. NOTICES TO DEBTORS

      Any notice, request, or demand required or permitted to be made or provided to or upon a Debtor or a Reorganized Debtor under the Plan shall be (i) in writing, (ii) served by (a) certified mail, return receipt requested, (b) hand delivery, (c) overnight delivery service, (d) first class mail, or (e) facsimile transmission, and (iii) deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

            TRICO MARINE SERVICES, INC.
            TRICO MARINE ASSETS, INC.
            TRICO MARINE OPERATORS, INC.
            2401 Fountainview, Suite 920
            Houston, Texas  77057
            Attn:  Trevor Turbidy
            Telephone:  (713) 780-9926

            Facsimile:  (713)  780-0062

      with a required copy to:

            KIRKLAND & ELLIS LLP
            Citigroup Center
            153 East 53rd Street
            New York, New York 10022
            Attn:  Robert G. Burns
            Telephone:  (212) 446-4800
            Facsimile:   (212) 446-4900

      14. INDEMNIFICATION OBLIGATIONS

      Except as otherwise specifically set forth in the Plan, any obligations or rights of the Debtors or Reorganized Debtors to defend, indemnify, reimburse, or limit the liability of the Debtors' present and former directors, officers or employees (the "Covered Persons") pursuant to the Debtors' or Reorganized Debtors' certificates of incorporation, bylaws, policy of providing employee indemnification, applicable state law, or specific agreement in respect of any claims, demands, suits, causes of action, or proceedings against such Covered Persons based upon any act or omission related to such Covered Persons' service with, for, or on behalf of the Debtors prior to the Effective Date shall be deemed executory contracts assumed under the Plan and shall, in any event, survive Confirmation of the Plan and remain unaffected thereby, and shall not be discharged, irrespective of whether such defense, indemnification, reimbursement, or limitation of liability accrued or is owed in connection with an occurrence before or after the Commencement Date.

      15. GOVERNING LAW

      Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the laws of (i) the State of New York shall govern the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan and (ii) the laws of the state of incorporation of each Debtor shall govern corporate governance matters with respect to such Debtor, in either case without giving effect to the principles of conflicts of law thereof.

      16. PREPAYMENT

      Except as otherwise provided in the Plan or the Confirmation Order, the Debtors has the right to prepay, without penalty, all or any portion of an Allowed Claim at any time; provided, however, that any such prepayment shall not be violative of, or otherwise prejudice, the relative priorities and parities among the Classes of Claims.

      17. SECTION 1125(E) OF THE BANKRUPTCY CODE

      As of the Confirmation Date, the Debtors and the members of the Noteholder Group shall be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code. As of the Confirmation Date, the Debtors, the members of the Noteholder Group, and each of their respective affiliates, agents, directors, officers, employees, investment bankers, financial advisors, attorneys, and other professionals shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of the New Securities under the Plan, and therefore are not, and on account of such offer, issuance and solicitation shall not be, liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of New Securities under the Plan.

               V. ANTICIPATED EVENTS DURING THE CHAPTER 11 CASES

A. COMMENCEMENT OF THE CHAPTER 11 CASES

      If the Debtors receive the Requisite Acceptances in response to the Solicitation, the Debtors intend to promptly commence the Chapter 11 Cases. In the event that there are inadequate acceptances in response to the Solicitation, it is likely that the Debtors will file for chapter 11 protection. However, in such a case, it will be unclear what the terms of the restructuring or the expected recoveries of the creditor constituencies may be. From and after the Commencement Date, the Debtors intend to continue to operate their businesses and manage their properties as debtors-in-possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

      The Debtors do not expect the Chapter 11 Cases to be protracted. To expedite their emergence from Chapter 11, the Debtors intend to seek, among other things, the relief detailed below from the Bankruptcy Court on the Commencement Date. If granted, this relief will facilitate the administration of the Chapter 11 Cases. There can be no assurance, however, that the Bankruptcy Court will grant the requested relief. Bankruptcy courts customarily provide various other forms of administrative and other relief in the early stages of Chapter 11 cases. The Debtors intend to seek all necessary and appropriate relief from the Bankruptcy Court in order to facilitate their reorganization goals, including the matters described below. The Debtors anticipate that they will seek and obtain various forms of operational and procedural relief upon the commencement of the Chapter 11 Cases that are consistent with the reorganization proceedings of comparable size and complexity and may include the following specific forms of relief: (a) joint administration; (b) monthly compensation and reimbursement of certain retained professionals; (c) adequate assurance of future performance for the providers of the utility services; (d) noticing and omnibus hearing procedures; (e) retention of certain legal, finance and solicitation/administrative professionals for the duration of the Chapter 11 Cases; (f) authorization to use cash collateral and/or provide adequate protection to certain prepetition lenders; (g) maintenance of certain existing bank accounts and cash management systems; (h) authorization to continue certain benefits, payroll procedures and expense reimbursement obligations to the employees; (i) authorization to reject certain executory contracts and unexpired leases of nonresidential real property; and (j) authorization to continue certain insurance policies.

      1. APPOINTMENT OF AN OFFICIAL COMMITTEE OF UNSECURED CREDITORS

      In chapter 11 cases, the Office of the United States Trustee generally appoints an official committee of unsecured creditors to represent the interests of a debtor's unsecured creditors during the pendency of such debtor's chapter 11 cases. In this case, given the relative creditor recoveries, the expected short duration of the Chapter 11 Cases, and the involvement of the Noteholder Group in the development and negotiations of the Plan, the Debtors do not expect the appointment of a Committee. In the event that a Committee is appointed, it will retain certain consultation rights, as contemplated by the Plan.

      2. SCHEDULES AND STATEMENT OF FINANCIAL AFFAIRS

      Section 521 of the Bankruptcy Code and Bankruptcy Rule 1007 direct that, unless otherwise ordered by the court, the Debtors must prepare and file Schedules of Claims, executory contracts and unexpired leases and related information and a statement of financial affairs within 15 Business Days of the commencement of their Chapter 11 Cases. The purpose of this requirement is to provide the Debtors' creditors, equity security holders and other interested parties with sufficient information to make informed decisions with respect to the Debtors' reorganization.

      3. APPROVAL OF PREPETITION SOLICITATION AND SCHEDULING OF CONFIRMATION HEARING

      To facilitate the prompt Confirmation and consummation of the Plan, the Debtors intend to seek an order pursuant to the Local Rules of the Bankruptcy Court scheduling a combined hearing to (i) approve the prepetition Solicitation procedures, including the adequacy of this Disclosure Statement, and (ii) confirm the Plan. The Debtors will seek and order scheduling the combined hearing for a date immediately following the end of the applicable notice period therefor, or as soon thereafter as the Bankruptcy Court's calendar permits.

      4. CASH MANAGEMENT SYSTEM

      Because the Debtors expect the Chapter 11 Cases to last less than three months, and because of the administrative hardship that any operating changes would impose on the Debtors, the Debtors intend to seek the Bankruptcy Court's approval to continue using their existing cash management system, bank accounts and business forms. Absent the Bankruptcy Court's authorization of the continued use of the cash management system, the Debtors' cash flow could be severely impeded, to the detriment of the Debtors' estates and creditors.

      Continued use of the existing cash management system will facilitate the Debtors' smooth and orderly transition into Chapter 11, minimize the disruption to their businesses while in Chapter 11, and expedite their emergence from Chapter 11. Requiring the Debtors to adopt and implement a new cash management system would likely increase the costs of the Chapter 11 Cases, primarily as a result of the significant time and expense associated with the transition to a new cash management system. For the same reasons, requiring the Debtors to cancel their existing bank accounts and establish new accounts or requiring the Debtors to create new business forms would only frustrate the Debtors' efforts to reorganize expeditiously.

      5. RETENTION OF PROFESSIONALS

      The Debtors intend to seek Bankruptcy Court authority to retain and employ certain Professionals to represent and assist them in connection with the Chapter 11 Cases. Some of these Professionals have been intimately involved with the negotiation and development of the Plan and include: (i) Kirkland & Ellis LLP, as restructuring counsel for the Debtors, (ii) Lazard, as financial advisor to the Debtors; (iii) PricewaterhouseCoopers, as accountants to the Debtors; and
(iv) Kurtzman Carson Consultants LLC, as Solicitation Agent for the Debtors. The Debtors may also seek authority to retain certain professionals to assist with the operations of their businesses in the ordinary course. These so-called "ordinary course professionals" will not be involved in the administration of the Chapter 11 Cases.

      6. JOINT ADMINISTRATION

      The Debtors will seek authority to consolidate all filings under a single case name, in a single docket, for administrative purposes that would result if the Bankruptcy Court maintained entirely separate dockets for each of the cases and will reduce costs for parties making filings with the Bankruptcy Court.

B. DEBTOR-IN-POSSESSION FINANCING

      The Debtors have received commitments from certain lenders led by Bear Stearns with respect to the DIP Facility to (i) repay amounts outstanding under the Credit Agreement, (ii) fund the Debtors' working capital needs during the pendency of the Chapter 11 Cases, and (iii) convert to an Exit Facility upon the Effective Date. The Commitment Letter outlines only the key terms of the DIP Facility. Consequently, the final agreement for the DIP Facility remains subject to negotiation. In addition, the Bankruptcy Court must approve the DIP Credit Agreement. The following description outlines the key terms of the DIP Facility. The Terms and Conditions of the DIP Facility are set forth in the Commitment Letter, which is a document included in the Plan Supplement.

      1. STRUCTURE

      The DIP Facility will repay the $55 million outstanding under the Credit Agreement with the proceeds from issuance of an unamortizing $55 million term loan (the "DIP Term Loan"). Additionally, the DIP Facility will provide the Debtors with a revolving credit facility of up to $20 million, of which, $10 million shall be available during the period from the entry of an interim order of the Bankruptcy Court with respect thereto through the entry of the Final Order. Upon the Effective Date, the DIP Facility will convert into an Exit Facility in the amount of $75 million which proceeds shall be used to repay amounts outstanding under the DIP Credit Agreement.

      2. INTEREST RATES AND FEES

      The non-default rate of interest with respect to the DIP Facility shall be the Base Rate plus 4.0% or the Eurodollar Rate plus 5.0% (the "Non-Default Rate").3 The rate of interest with respect to the DIP Facility during the continuance of an Event of Default shall be the Non-Default Rate plus 2.0%.

      In addition, the Debtors will pay an upfront fee in an amount equal to 1.50% of the maximum aggregate principal amount of the DIP Facility and a non-refundable commitment fee of 1.0% per annum accruing on the daily average unused portion of the aggregate revolving commitments under the DIP Facility.

      3. SECURITY AND GUARANTEES

      To secure all of the DIP Obligations, the DIP Agent, as collateral agent, shall be granted valid, perfected, and enforceable priming liens on, security interests in, and mortgages against, the following collateral (collectively, the "DIP Collateral") (which liens, security interests and mortgages shall be first priority for the ratable benefit of the DIP Revolving Lenders, and second priority for the ratable benefit of the DIP Term Lenders, and shall be subject and junior only to the Carve-Out (as defined in the Commitment Letter)):

            (i) except as set forth in the Commitment Letter, all present and after-acquired tangible and intangible personal and real property of the Borrowers and the Guarantors (each as defined in the Commitment Letter) (including, without limitation, (a) all vessels (provided that the lien in favor of the DIP Lenders on the MARAD vessels shall be a second lien, and be subject to MARAD consent, if required, and any subordination agreement in favor of MARAD required by MARAD in connection with any such consent),
      (b) the GECC Master Bareboat Charter (to the extent the lien thereon is permitted by the GECC Master Bareboat Charter), (c) all deposit and other accounts (and related cash and investment property) maintained by the Borrowers and the Guarantors (other than TMIH and Trico Supply and its subsidiaries), (d) all causes of action existing as of the Petition Date and the proceeds thereof, (e) 100% of the equity interests in each of the Company's subsidiaries (including, without limitation, the JV Holdcos (as hereinafter defined), but subject, in the case of the pledge of shares of TMI, to MARAD consent, if required, and any related limitations to such consent required by MARAD) and (f) unless prohibited by the applicable Qualified JV Agreement (as defined in the Commitment Letter) all equity interests in joint ventures (including, without limitation, all Permitted JVs (as defined in the Commitment Letter)), and

            (ii) all proceeds, rents, and products of the foregoing and all distributions thereon.

      The DIP Collateral shall not include any proceeds from avoidance actions recovered or transactions avoided under Chapter 5 of the Bankruptcy Code.

      4. COVENANTS

      The DIP Facility will require the Debtors to observe certain customary conditions, affirmative covenants and negative covenants (including financial covenants).


--------------
3 The "Eurodollar Rate" means, for any day, a rate per annum equal to the greater of (a) LIBOR, adjusted for reserve requirements, if any, and subject to customary change of circumstances provisions, and (b) 2.0%. The "Base Rate" means, for any day, a rate per annum equal to the greatest of
      (a) the Federal Funds Rate, as published by the Federal Reserve Bank of New York, plus 0.50%, (b) the rate of interest per annum publicly announced from time to time by the Reference Bank as its prime or base rate in effect at its principal office in New York City and (c) 3.0%.

C. EXIT FACILITY

      On the Effective Date, the DIP Facility described above will convert to the Exit Facility, the terms and conditions of which are set forth in the Commitment Letter and applicable documentation. The Exit Facility will provide liquidity for working capital and other general corporate purposes to Reorganized TMS and its debtor and non-debtor subsidiaries following the conclusion of the Chapter 11 Cases. The proceeds of the Exit Term Loan shall be used to repay in full, without penalty or premium, the principal balance of loans outstanding under the DIP Credit Agreement. The Debtors will seek approval and authorization of the Exit Facility contemporaneously with its motion for approval and authorization of the DIP Facility.

D. ANTICIPATED TIMETABLE FOR THE CHAPTER 11 CASES

      Following the Commencement Date, the Debtors expect the Chapter 11 Cases to proceed according to the estimated timetable outlined herein. There can be no assurance, however, that the Bankruptcy Court's orders to be entered on or shortly after the Commencement Date will permit the Chapter 11 Cases to proceed as expeditiously as anticipated.

      The Debtors anticipate that the hearing to consider the adequacy of the Disclosure Statement and Confirmation of the Plan will occur within 45 to 60 days after the Commencement Date. Assuming that the Plan is confirmed at that hearing, the Plan provides that the Effective Date will be the first Business Day (i) on which all conditions to the Plan's consummation (as set forth in Article IX of the Plan) have been satisfied or waived and (ii) that is the date on which the Plan is consummated. See Section IV.N -- "SUMMARY OF THE PLAN -- CONDITIONS PRECEDENT; WAIVER." Based upon information currently available, the Debtors believe that the Effective Date could occur as early as 10 Business Days following the Confirmation Date. Under this timetable, the Debtors would emerge from Chapter 11 within 60 to 75 days after the Commencement Date. There can be no assurance, however, that this projected timetable can be achieved.

E. NOK FACILITY AMENDMENTS

      In connection with restructuring, the Debtors' subsidiaries have previously sought to amend and, as a result, currently expect to amend certain of the NOK term loan and NOK revolving credit facility (the "NOK Facility") terms in order to increase their ability to implement the business plan and the terms of the proposed restructuring. Such proposed amendments include, but are not limited to, the following: (a) enhance the ability to issue letters of credit for the North Sea operations under the NOK Facility; (b) improve the ability to repatriate certain restricted funds to the United States on a tax-efficient basis, and make the applicable amendments to the definition of "funded debt" under the NOK Facility; (c) amend the requirement of repayment at the end of each interest period under the NOK Facility, which would allow the classification of the NOK debt revolver as long-term debt under the U.S. GAAP standards; and (d) increase the funded debt/earnings before interest, taxes, depreciation and amortization ("EBITDA") ratio from 5.0 to 5.5 for two years thereby expanding projected borrowing capacity. The Debtors' subsidiaries have been in discussions with their lenders and have an agreement in principle with regard to the modifications set forth above. The proposed modifications will be implemented as part of a consensual amendment to the NOK Facility and not as part of the Plan.

                VI. CAPITAL STRUCTURE OF THE REORGANIZED DEBTORS

A. NEW SECURITIES

      The following discussion summarizes the material provisions of the New Securities including references, where applicable, to Reorganized TMS's Certificate of Incorporation and Bylaws and the Warrant Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Plan and Reorganized TMS's Certificate of Incorporation and Bylaws and the Warrant Agreement.

      1. NEW TMS COMMON STOCK

      Reorganized TMS's Certificate of Incorporation will authorize the issuance of 14,500,000 shares of New TMS Common Stock having a par value of $0.01 per share, 10,000,000 of which shall be issued on the Effective Date to the Holders of the Senior Note Claims. Holders of New TMS Common Stock will be entitled to vote upon all matters submitted to a vote of the stockholders of Reorganized TMS and will be entitled to one vote for each share of New TMS Common Stock held. Holders of New TMS Common Stock will not have preemptive rights. Holders of New TMS Common Stock will be entitled to receive dividends as may be declared by the Board of Directors of the Reorganized Debtors from time to time.

      2. REGISTRATION RIGHTS AGREEMENT

      As of the Effective Date, and without the requirement of any further action by any Person, each former Holder of an Allowed Senior Note Claim that becomes an owner of at least 1% of the shares of New TMS Common Stock issued and outstanding as of such date (collectively, the "Original Holders") will become a party to the Registration Rights Agreement with Reorganized TMS. The Registration Rights Agreement will require Reorganized TMS to file a "shelf" registration statement covering resales of New TMS Common Stock by the Original Holders after the Effective Date and will provide the Original Holders with demand and piggyback registration rights following the expiration of such "shelf" registration statement. Holders of shares of New TMS Common Stock that after the Effective Date acquire at least 1% of the New TMS Common Stock and, after such acquisition, own at least 10% of the New TMS Common Stock then outstanding will also receive the benefits of the Registration Rights Agreement if they agree to be bound by its terms in writing. The form of Registration Rights Agreement which outlines the Original Holders' registration rights is part of the Plan Supplement.

B. SECURITIES LAW MATTERS

      The Debtors are relying on section 3(a)(9) of the Securities Act to exempt from the registration requirements of the Securities Act the offer of New TMS Common Stock and New Warrants that may be deemed to be made by the Debtors pursuant to the Solicitation of votes on the Plan. Section 3(a)(9) provides an exemption from the registration requirements of the Securities Act for any security exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange. As a result, the Debtors will not enter into any contract, arrangement or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting votes to accept or reject the Plan or for soliciting any exchanges of existing securities for New TMS Common Stock or New Warrants. The Debtors will also rely on section 1145(a)(1) of the Bankruptcy Code to exempt the actual issuance of the New TMS Common Stock and the New Warrants pursuant to the Plan from the registration requirements of the Securities Act and applicable state securities and blue sky laws.

      Section 1145(a)(1) of the Bankruptcy Code exempts the offer or sale of securities pursuant to a plan of reorganization from the registration requirements of the Securities Act and from registration under state securities laws if the following conditions are satisfied: (i) the securities are issued by a company (a "debtor" under the Bankruptcy Code) (or its affiliates or successors) under a plan of reorganization; (ii) the recipients of the securities hold a claim against, an interest in, or a claim for an administrative expense against, the debtor; and (iii) the securities are issued in exchange for the recipients' claim against or interest in the debtor, or principally in such exchange and partly for cash or property. In general, offers and sales of securities made in reliance on the exemption afforded under section 1145(a) of the Bankruptcy Code are deemed to be made in a public offering, so that the recipients thereof, other than underwriters, are free to resell such securities without registration under the Securities Act. In addition, such securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states.

      The exemption from the registration requirements of the Securities Act for resales provided by section 1145(a) is not available to a recipient of New TMS Common Stock or New Warrants, or to New TMS Common Stock issued upon exercise of such New Warrants, if such individual or entity is deemed to be an "underwriter" with respect to such securities, as that term is defined in section 1145(b) of the Bankruptcy Code. Section 1145(b) of the Bankruptcy Code defines the term "underwriter" as one who (a) purchases a claim with a view toward Distribution of any security to be received in exchange for the claim, or (b) offers to sell securities issued under a plan for the Holders of such securities, or (c) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view toward distribution, or (d) is a control person of the issuer of the securities. Notwithstanding the foregoing, statutory underwriters may be able to sell securities without registration pursuant to Rule 144 under the Securities Act (subject, however, to any resale limitations contained therein), which, in effect, permits the resale of securities (including those securities received by statutory underwriters pursuant to a chapter 11 plan) subject to applicable volume limitations, notice and manner of sale requirements and certain other conditions.

      THE FOREGOING SUMMARY DISCUSSION IS GENERAL IN NATURE AND HAS BEEN INCLUDED IN THIS DISCLOSURE STATEMENT SOLELY FOR INFORMATIONAL PURPOSES. THE DEBTORS MAKE NO REPRESENTATIONS CONCERNING, AND DO NOT HEREBY PROVIDE, ANY OPINIONS OR ADVICE WITH RESPECT TO THE SECURITIES AND BANKRUPTCY MATTERS DESCRIBED HEREIN. THE DEBTORS INCORPORATE BY REFERENCE ALL DISCLOSURES SET FORTH IN THEIR PUBLIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. IN LIGHT OF THE UNCERTAINTY CONCERNING THE AVAILABILITY OF EXEMPTIONS FROM THE RELEVANT PROVISIONS OF FEDERAL AND STATE SECURITIES LAWS, THE DEBTORS ENCOURAGE EACH CREDITOR AND PARTY-IN-INTEREST TO CONSIDER CAREFULLY AND CONSULT WITH ITS OWN LEGAL ADVISORS WITH RESPECT TO ALL SUCH MATTERS. BECAUSE OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR HOLDER MAY BE AN UNDERWRITER, THE DEBTORS MAKE NO REPRESENTATION CONCERNING THE ABILITY OF A PERSON TO DISPOSE OF THE SECURITIES TO BE DISTRIBUTED UNDER THE PLAN.



            VII. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

A. GENERAL

      The following discussion summarizes certain federal income tax consequences of the implementation of the Plan to the Debtors and certain Holders of Claims. The following summary does not address the federal income tax consequences to Holders not entitled to vote on the Plan, including Holders whose Claims are entitled to reinstatement or payment in full in cash under the Plan or Holders whose Claims or Equity Interests are to be extinguished without any Distribution.

      The following summary is based on the Internal Revenue Code of 1986, as amended (the "Tax Code"), Treasury Regulations promulgated thereunder (the "Regulations"), judicial decisions, and published administrative rules and pronouncements of the Internal Revenue Service ("IRS") as in effect on the date hereof. Changes in such rules or new interpretations thereof may have retroactive effect and could significantly affect the federal income tax consequences described below.

      The federal income tax consequences of the Plan are complex and are subject to significant uncertainties. The Debtors have not requested a ruling from the IRS or an opinion of counsel with respect to any of the tax aspects of the Plan. Thus, no assurance can be given as to the interpretation that the IRS will adopt. In addition, this summary does not address foreign, state or local tax consequences of the Plan, nor does it purport to address the federal income tax consequences of the Plan to special classes of taxpayers (such as Persons who are related to the Debtors within the meaning of the Tax Code, foreign taxpayers, broker-dealers, banks, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, tax-exempt organizations, and investors in pass-through entities and Holders of Claims who are themselves in bankruptcy). Furthermore, this discussion assumes that Holders of Claims hold only Claims in a single Class. Holders of multiple Classes of Claims should consult their own tax advisors as to the effect such ownership may have on the federal income tax consequences described below.

      This discussion assumes that the various debt and other arrangements to which the Debtors are a party will be respected for federal income tax purposes in accordance with their form.

      ACCORDINGLY, THE FOLLOWING SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER OF A CLAIM. ALL HOLDERS OF CLAIMS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES APPLICABLE UNDER THE PLAN.

B. CONSEQUENCES TO THE DEBTORS

      The Debtors expect to report consolidated net operating loss ("NOL") carryforwards for federal income tax purposes of approximately $300 million as of December 31, 2004. As discussed below, the amount of the Debtors' NOL carryforwards may be significantly reduced upon implementation of the Plan. In addition, the Reorganized Debtors' subsequent utilization of any losses and NOL carryforwards remaining and possibly certain other tax attributes may be restricted as a result of and upon the implementation of the Plan.

      1. REDUCTION OF NOLS

      The Tax Code provides that a debtor in a bankruptcy case must reduce certain of its tax attributes such as NOL carryforwards, current year NOLs, tax credits and tax basis in assets -- by the amount of any cancellation of indebtedness ("COD"). COD is the amount by which the indebtedness discharged (reduced by any unamortized discount) exceeds any consideration given in exchange therefor, subject to certain statutory or judicial exceptions that can apply to limit the amount of COD (such as where the payment of the cancelled debt would have given rise to a tax deduction).

      As a result of consummation of the Plan, and in particular the exchange of Senior Notes for New TMS Common Stock, the Debtors expect to realize substantial COD. The extent of such COD and resulting tax attribute reduction will depend significantly on the value of the New TMS Common Stock distributed. Based on the estimated reorganization value of the Reorganized Debtors (see Section VIII.D -- "FEASIBILITY OF THE PLAN AND THE BEST INTERESTS OF CREDITORS TEST -- VALUATION OF THE REORGANIZED DEBTORS") and the taxable income expected to be recognized, it is anticipated that there will be material reductions in the consolidated NOL carryforwards and current year NOLs of the Debtors.

      2. LIMITATION ON NOL CARRYFORWARDS AND OTHER TAX ATTRIBUTES

      Following the implementation of the Plan, the Debtors anticipate that any remaining NOL and tax credit carryforwards and, possibly, certain other tax attributes of the Reorganized Debtors allocable to periods prior to the Effective Date (collectively, "Pre-Change Losses") will be subject to limitation under section 382 of the Tax Code as a result of an "ownership change" of the Reorganized Debtors by reason of the transactions pursuant to the Plan.

      Under section 382, if a corporation undergoes an "ownership change" the amount of its Pre-Change Losses that may be utilized to offset future taxable income generally is subject to an annual limitation. As discussed more fully below, the Debtors anticipate that the issuance of the New TMS Common Stock pursuant to the Plan will result in an "ownership change" of the Reorganized Debtors for these purposes.

      a. General Section 382 Annual Limitation

      In general, the amount of the annual limitation to which a corporation that undergoes an ownership change would be subject is equal to the product of
(i) the fair market value of the stock of the loss corporation immediately before the ownership change (with certain adjustments) multiplied by (ii) the "long-term tax-exempt rate" in effect for the month in which the ownership change occurs. Any unused limitation may be carried forward, thereby increasing the annual limitation in the subsequent taxable year.

      b. Special Bankruptcy Exceptions

      An exception to the foregoing annual limitation rules generally applies when qualified (so-called "old and cold") creditors of a company in bankruptcy receive, in respect of their claims, at least 50% of the vote and value of the stock of the reorganized debtor (or a controlling corporation if also in bankruptcy) pursuant to a confirmed Chapter 11 plan (the "382(l)(5) Exception"). Under the 382(l)(5) Exception, a debtor's Pre-Change Losses are not limited on an annual basis but, instead, are required to be reduced by the amount of any interest deductions claimed during the three taxable years preceding the effective date of the reorganization, and during the part of the taxable year prior to and including the reorganization, in respect of all debt converted into stock in the reorganization. If the 382(l)(5) Exception applies and the Debtors undergo another ownership change within two years after consummation of the bankruptcy, then the Debtors' Pre-Change Losses are eliminated in their entirety.

      Where the 382(l)(5) Exception is not applicable (either because the debtor company does not qualify for it or the debtor company otherwise elects not to utilize the Exception), a second special rule will generally apply (the "382(l)(6) Exception"). When the 382(l)(6) Exception applies, a corporation in bankruptcy that undergoes an "ownership change" generally is permitted to determine the fair market value of its stock after taking into account the increase in value resulting from any surrender or cancellation of creditors' claims in the bankruptcy. This differs from the ordinary rule that requires the fair market value of a corporation that undergoes an ownership change to be determined before the events giving rise to the change.

      The Debtors have not yet determined whether they will rely on the 382(l)(5) Exception or the 382(l)(6) Exception. However, the IRS recently announced special rules that may make it particularly favorable for the Debtors to utilize the 382(l)(6) Exception. Under those special rules, a corporation whose assets generally have a fair market value greater than their tax basis (a "net unrealized built-in gain") are permitted to increase their annual 382 limitation amount during the five years immediately after the ownership change by an amount equal to the depreciation deductions that a hypothetical purchaser of the company's assets would have been permitted to claim if it acquired the company's assets in a taxable transaction. While the Debtors have not completed their review of their assets, it may be that the Debtors in fact have a net unrealized built in gain on their assets and that the hypothetical depreciation on those assets following a deemed sale of them would be quite significant. If so, the annual 382 limitation amount to which the Debtors' pre-change losses would be subject following consummation of the Plan may be significantly increased. At all events, however, it is important to recognize that the Debtors' Pre-Change Losses will be reduced by the amount of COD realized as part of the consummation of the Plan.

C. CONSEQUENCES TO HOLDERS OF SENIOR NOTES

      Pursuant to the Plan, each Holder of Senior Notes will receive, in full satisfaction and discharge of its Allowed Senior Note Claim, New TMS Common Stock. The federal income tax consequences of the Plan to the Holders of Senior Notes will depend, in part, on whether the Senior Notes constitutes a "security" for federal income tax purposes.

      Whether an instrument constitutes a "security" is determined based on all the facts and circumstances, but most authorities have held that the length of the term of a debt instrument is an important factor in determining whether such instrument is a security for federal income tax purposes. These authorities have indicated that a term of less than five years is evidence that the instrument is not a security, whereas a term of ten years or more is evidence that it is a security. There are numerous other factors that could be taken into account in determining whether a debt instrument is a security, including the security for payment, the creditworthiness of the obligor, the subordination or lack thereof to other creditors, the right to vote or otherwise participate in the management of the obligor, convertibility of the instrument into an equity interest of the obligor, whether payments of interest are fixed, variable or contingent, and whether such payments are made on a current basis or accrued. In general, the Debtors expect that they will take the position that the Senior Notes are in fact "securities."

      If Senior Notes are treated as securities, the exchange of a Holder's Senior Notes for New TMS Common Stock should be treated as a recapitalization and therefore a tax-free reorganization under the Tax Code. In general, this means that a Holder will not recognize gain or loss with respect to the exchange (except with respect to accrued but unpaid interest on the Senior Notes. A Holder should obtain a tax basis in the New TMS Common Stock equal to the tax basis of the Senior Notes exchanged therefor and should have a holding period for the New TMS Common Stock that includes the holding period for the Senior Notes; provided that the tax basis of any share of New TMS Common Stock treated as received in satisfaction of accrued interest should equal the amount of such accrued interest, and the holding period for such share of New TMS Common Stock should not include the holding period of the Senior Notes.

      If the Senior Notes are not treated as "securities" for federal income tax purposes, a Holder of Senior Notes should be treated as exchanging its Senior Notes for New TMS Common Stock in a fully taxable exchange. In that case, the Holder should recognize gain or loss equal to the difference between (i) the fair market value of the New TMS Common Stock as of the Effective Date received that is not allocable to accrued interest, and (ii) the Holder's basis in the debt instrument constituting the surrendered Senior Notes. Such gain or loss should be capital in nature (subject to the "market discount" rules described below) and should be long-term capital gain or loss if the Senior Notes were held for more than one year by the Holder. To the extent that a portion of the New TMS Common Stock received in the exchange is allocable to accrued interest, the Holder may recognize ordinary income. See "Accrued Interest," below. A Holder's tax basis in the New TMS Common Stock received should equal the fair market value of the New TMS Common Stock as of the Effective Date. A Holder's holding period for the New TMS Common Stock should begin on the day following the Effective Date.

      To the extent that any amount received by a Holder of a Senior Note is attributable to accrued interest, such amount should be taxable to the Holder as interest income. Conversely, a Holder of a Senior Note may be able to recognize a deductible loss (or, possibly, a write-off against a reserve for worthless debts) to the extent that any accrued interest on the Senior Notes was previously included in the Holder's gross income but was not paid in full by Debtors. Such loss may be ordinary, but the tax law is unclear on this point.

      The extent to which the consideration received by a Holder of a Senior Note will be attributable to accrued interest is unclear. Treasury Regulations generally treat a payment under a debt instrument first as a payment of accrued and untaxed interest and then as a payment of principal. But under the Plan, all distributions in respect of any Secured Note will be allocated first to the principal amount of such Senior Note, to the extent otherwise permitted and as determined for federal income tax purposes, and thereafter to the amount of any unpaid but accrued interest with respect to such Senior Note.

      Under the "market discount" provisions of sections 1276 through 1278 of the Tax Code, some or all of the gain realized by a Holder of a Senior Note who exchanges the Senior Note for New TMS Common Stock on the Effective Date may be treated as ordinary income (instead of capital gain), to the extent of the amount of "market discount" on the Senior Notes. In general, a debt instrument is considered to have been acquired with "market discount" if its Holder's adjusted tax basis in the debt instrument is less than (i) the sum of all remaining payments to be made on the debt instrument, excluding "qualified stated interest" or, (ii) in the case of a debt instrument issued with original issue discount, its adjusted issue price, by at least a de minimis amount (equal to 0.25 percent of the sum of all remaining payments to be made on the Senior Note, excluding qualified stated interest, multiplied by the number of remaining whole years to maturity).

      Any gain recognized by a Holder on the taxable disposition of Senior Notes that had been acquired with market discount should be treated as ordinary income to the extent of the market discount that accrued thereon while such Notes were considered to be held by the Holder (unless the Holder elected to include market discount in income as it accrued). To the extent that the surrendered Senior Notes that had been acquired with market discount are deemed to be exchanged for New TMS Common Stock in a tax-free reorganization, any market discount that accrued on such debts but was not recognized by the Holder may cause any gain recognized on the subsequent sale, exchange, redemption or other disposition of the New TMS Common Stock to be treated as ordinary income to the extent of the accrued but unrecognized market discount with respect to the exchanged Senior Note.

D. CONSEQUENCES TO HOLDERS OF TMS COMMON STOCK INTERESTS

      Pursuant to the Plan, on or as soon as practicable after the Effective Date, each Holder of an Allowed TMS Common Stock Interest in the Debtors shall receive, in full and complete satisfaction of such Interest, New Warrants to acquire the stock of the Reorganized Debtors.

      The exchange of stock for New Warrants should be treated as a "reorganization" under section 368 of the Tax Code (and therefore as a tax-free exchange). Holders of Allowed TMS Common Stock Interests in the Debtors will be required to reallocate the basis of the stock constituting such Interests, as directed by the Tax Code. The holding period of the New Warrants of the Reorganized Debtors will include the holding period of the stock constituting Allowed TMS Common Stock Interests in the Debtors.

      Certain Holders may have previously claimed a worthless deduction with respect to their Allowed TMS Common Stock Interests, which worthlessness deduction most likely would have been claimed as a capital loss by the Holder. SUCH HOLDERS SHOULD DISCUSS THE TAX TREATMENT OF THE PLAN WITH THEIR PERSONAL TAX ADVISERS, BUT IT IS LIKELY THE CASE THAT SUCH HOLDERS WILL BE REQUIRED TO RECOGNIZE AS CAPITAL GAIN THE VALUE OF THE WARRANTS RECEIVED UPON CONSUMMATION OF THE PLAN.

E. BACKUP WITHHOLDING

      Debtors will withhold all amounts required by law to be withheld from payments of interest and dividends, if any, and will comply with all applicable reporting requirements of the Tax Code.

F. IMPORTANCE OF OBTAINING PROFESSIONAL TAX ASSISTANCE

      THE FOREGOING SUMMARY HAS BEEN PROVIDED FOR INFORMATIONAL PURPOSES ONLY. ALL HOLDERS OF CLAIMS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES APPLICABLE UNDER THE PLAN.

     VIII. FEASIBILITY OF THE PLAN AND THE BEST INTERESTS OF CREDITORS TEST

A. FEASIBILITY OF THE PLAN

      In connection with Confirmation of the Plan, section 1129(a)(11) of the Bankruptcy Code requires that the Bankruptcy Court find that Confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors. This is the so-called "feasibility" test. To support its belief in the feasibility of the Plan, the Debtors, with the assistance of their financial advisors, have prepared the Financial Projections attached hereto as Exhibit C.

      The Financial Projections indicate that the Reorganized Debtors should have sufficient cash flow to make the payments required under the Plan on the Effective Date, repay and service debt obligations, and maintain operations on a going-forward basis. Accordingly, the Debtors believe that the Plan complies with section 1129(a)(11) of the Bankruptcy Code. As noted in the Financial Projections, however, the Debtors caution that no representations can be made as to the accuracy of the Financial Projections or as to the Reorganized Debtors' ability to achieve the projected results. Many of the assumptions upon which the Financial Projections are based are subject to uncertainties outside the control of the Debtors. Some assumptions inevitably will not materialize, and events and circumstances occurring after the date on which the Financial Projections were prepared may be different from those assumed or may be unanticipated, and may adversely affect the Debtors' financial results. See Section X -- "CERTAIN FACTORS TO BE CONSIDERED" for a discussion of certain risk factors that could affect financial feasibility of the Plan.

      THE FINANCIAL PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS OR THE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION REGARDING FINANCIAL PROJECTIONS. FURTHERMORE, THE FINANCIAL PROJECTIONS HAVE NOT BEEN AUDITED BY THE DEBTORS' INDEPENDENT CERTIFIED ACCOUNTANTS. ALTHOUGH PRESENTED WITH NUMERICAL SPECIFICITY, THE FINANCIAL PROJECTIONS ARE BASED UPON A VARIETY OF ASSUMPTIONS, SOME OF WHICH HAVE NOT BEEN ACHIEVED TO DATE AND MAY NOT BE REALIZED IN THE FUTURE, AND ARE SUBJECT TO SIGNIFICANT BUSINESS, LITIGATION, ECONOMIC, AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY, IF NOT ALL, OF WHICH ARE BEYOND THE CONTROL OF THE DEBTORS. CONSEQUENTLY, THE FINANCIAL PROJECTIONS SHOULD NOT BE REGARDED AS A REPRESENTATION OR WARRANTY BY THE DEBTORS, OR ANY OTHER PERSON, THAT THE

FINANCIAL PROJECTIONS WILL BE REALIZED. ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE PRESENTED IN THE FINANCIAL PROJECTIONS.

B. BEST INTERESTS TEST

      Even if the Plan is accepted by all Holders of Eligible Claims, the Bankruptcy Code requires that the Bankruptcy Court find that the Plan is in the best interests of all Holders of Claims and Equity Interests that are Impaired by the Plan and that have not accepted the Plan as a requirement to confirm the Plan. The "best interests" test, as set forth in section 1129(a)(7) of the Bankruptcy Code, requires the Bankruptcy Court to find either that all members of an impaired class of claims or equity interests have accepted the plan or that the plan will provide a member who has not accepted the plan with a recovery of property of a value, as of the effective date of the plan, that is not less than the amount that such holder would receive or retain if the debtor were liquidated under Chapter 7 of the Bankruptcy Code on such date.

      To calculate the probable distribution to members of each impaired class of claims and equity interests if a debtor were liquidated under Chapter 7, the Bankruptcy Court must first determine the aggregate dollar amount that would be generated from the disposition of the Debtors' assets if liquidated in Chapter 7 cases under the Bankruptcy Code. This "liquidation value" would consist primarily of the proceeds from a forced sale of the Debtors' assets by a Chapter 7 trustee.

      The amount of liquidation value available to Holders of unsecured Claims against the Debtors would be reduced by, first, the claims of secured creditors (to the extent of the value of their collateral), and by the costs and expenses of liquidation, as well as by other administrative expenses and costs of both the Chapter 7 cases. Costs of a liquidation of the Debtors under Chapter 7 of the Bankruptcy Code would include the compensation of a Chapter 7 trustee, as well as of counsel and other professionals retained by the trustee, asset disposition expenses, and litigation costs. The liquidation itself would trigger certain priority payments that otherwise would be due in the ordinary course of business. Those priority claims would be paid in full from the liquidation proceeds before the balance would be made available to pay unsecured Claims or to make any Distribution in respect of Equity Interests. The liquidation would also prompt the rejection of executory contracts and unexpired leases and thereby create a significantly greater amount of unsecured Claims.

      In a Chapter 7 liquidation, no junior class of Claims or Equity Interests may be paid unless all classes of Claims or Equity Interests senior to such junior class are paid in full. Section 510(a) of the Bankruptcy Code provides that subordination agreements are enforceable in a bankruptcy case to the same extent that such subordination is enforceable under applicable non-bankruptcy law. Therefore, no class of Claims or Equity Interests that is contractually subordinated to another class would receive any payment on account of its Claims or Equity Interests, unless and until such senior class were paid in full.

      Once the Bankruptcy Court ascertains the recoveries in liquidation of the Debtors' secured and priority creditors, it would then determine the probable Distribution to unsecured creditors from the remaining available proceeds of the liquidation. If this probable Distribution has a value greater than the value of Distributions to be received by the unsecured creditors under the Plan, then the Plan is not in the best interests of creditors and cannot be confirmed by the Bankruptcy Court. As shown in the Liquidation Analysis attached hereto as Exhibit B, the Debtors believe that each member of each Class of Impaired Claims and Equity Interests will receive at least as much, if not more, under the Plan as it would receive if the Debtors were liquidated.

C. LIQUIDATION ANALYSIS

      As noted above, the Debtors believe that under the Plan all Holders of Impaired Claims and Equity Interests will receive property with a value not less than the value such Holder would receive in a liquidation of the Debtors under Chapter 7 of the Bankruptcy Code. The Debtors' belief is based primarily on:

      (i) consideration of the effects that a Chapter 7 liquidation would have on the ultimate proceeds available for Distribution to Holders of Impaired Claims and Equity Interests, including:

      - the increased costs and expenses of a liquidation under Chapter 7 arising from fees payable to a Chapter 7 trustee and professional advisors to the trustee,

      - the erosion in value of assets in a Chapter 7 case in the context of the rapid liquidation required under Chapter 7 and the "forced sale" atmosphere that would prevail,

      - the adverse effects on the Debtors' businesses as a result of the likely departure of key employees and the probable loss of customers,

      - the substantial increases in Claims, such as estimated contingent Claims, which would be satisfied on a priority basis or on parity with the Holders of Impaired Claims and Equity Interests of the Debtors, and

      - the substantial delay in Distributions to the Holders of Impaired Claims and Equity Interests that would likely ensue in a Chapter 7 liquidation, and

      (ii) the liquidation analysis prepared by the Debtors, which is attached hereto as Exhibit B.

      The Debtors believe that any liquidation analysis is speculative, as such an analysis necessarily is premised on assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which would be beyond the control of the Debtors. Thus, there can be no assurance as to values that would actually be realized in a Chapter 7 liquidation, nor can there be any assurance that a Bankruptcy Court would accept the Debtors' conclusions or concur with such assumptions in making its determinations under section 1129(a)(7) of the Bankruptcy Code.

      For example, the Liquidation Analysis necessarily contains an estimate of the amount of Claims which will ultimately become Allowed Claims. No order or finding has been entered by the Bankruptcy Court or any other court estimating or otherwise fixing the amount of Claims at the projected-amounts of Allowed Claims set forth in the Liquidation Analysis. In preparing the Liquidation Analysis, the Debtors have projected an amount of Allowed Claims within a reasonable range such that, for purposes of the Liquidation Analysis, the largest possible liquidation dividend to Holders of Allowed Claims can be assessed. The estimate of the amount of Allowed Claims set forth in the Liquidation Analysis should not be relied on for any other purpose, including any determination of the value of any Distribution to be made on account of Allowed Claims under the Plan.

      To the extent that Confirmation of the Plan requires the establishment of amounts for the Chapter 7 liquidation value of the Debtors, funds available to pay Claims, and the reorganization value of the Debtors, the Bankruptcy Court will determine those amounts at the Confirmation Hearing. Accordingly, the annexed Liquidation Analysis is provided solely to disclose to Holders the effects of a hypothetical Chapter 7 liquidation of the Debtors, subject to the assumptions set forth therein.

D. VALUATION OF THE REORGANIZED DEBTORS

      1. OVERVIEW

      The Debtors have been advised by Lazard, its financial advisor, with respect to the consolidated Enterprise Value (as hereinafter defined) of the Reorganized Debtors on a going-concern basis. Lazard has undertaken this valuation analysis for the purpose of determining value available for distribution to Holders of Allowed Claims and Allowed Equity Interests pursuant to the Plan and to analyze the relative recoveries to such Holders thereunder. The estimated total value available for distribution (the "Distributable Value") to Holders of Allowed Claims and Allowed Equity Interests is comprised of two primary components (a) an estimated value of the Reorganized Debtors' operations on a going concern basis (the "Enterprise Value"), and (b) the value of certain expected NOLs.

      Based in part on information provided by the Debtors, Lazard has concluded solely for purposes of the Plan that the Distributable Value of the Reorganized Debtors ranges from $225.2 to $245.2 million, with a midpoint of $235.2 million as of an assumed Effective Date of December 31, 2004. Based on December 31, 2004 debt balance, net of cash, of approximately $125.2 million, Lazard's mid-point estimated Enterprise Value implies a value for the New TMS Common Stock of $110 million. Assuming approximately 10,000,000 shares of New TMS Common Stock are distributed to the Holders of Allowed Senior Note Claims pursuant to the Plan, the value of New TMS Common Stock is equal to $11.00 per share. These values do not give effect to the potentially dilutive impact of any shares issued (a) upon exercise of the New Warrants, and (b) upon exercise of options granted under the Long Term Incentive Plan. Lazard's estimate of Enterprise Value does not constitute an opinion as to fairness from a financial point of view of the consideration to be received under the Plan or of the terms and provisions of the Plan.

THE ASSUMED ENTERPRISE VALUE RANGE, AS OF THE ASSUMED EFFECTIVE DATE OF DECEMBER 31, 2004, REFLECTS WORK PERFORMED BY LAZARD ON THE BASIS OF INFORMATION AVAILABLE TO LAZARD CURRENT AS OF THE DATE OF THIS DISCLOSURE STATEMENT. ALTHOUGH SUBSEQUENT DEVELOPMENTS MAY AFFECT LAZARD'S CONCLUSIONS, NEITHER LAZARD NOR THE COMPANY HAS ANY OBLIGATION TO UPDATE, REVISE OR REAFFIRM ITS ESTIMATE.

      With respect to the Financial Projections prepared by the management of the Debtors and included in this Disclosure Statement, Lazard assumed that such Financial Projections were reasonably prepared in good faith and on a basis reflecting the Debtors' most accurate currently available estimates and judgments as to the future operating and financial performance of the Reorganized Debtors. Lazard's Enterprise Value range assumes the Reorganized Debtors will achieve their Financial Projections in all material respects, including gross profit growth and improvements in operating margins, earnings and cash flow. If the business performs at levels below those set forth in the Financial Projections, such performance may have a materially negative impact on Enterprise Value.

      In estimating the Enterprise Value and equity value of the Reorganized Debtors, Lazard (a) reviewed certain historical financial information of the Debtors for recent years and interim periods; (b) reviewed certain internal financial and operating data of the Debtors, including the Financial Projections as described in this Disclosure Statement, which data were prepared and provided to Lazard by the management of the Debtors and which relate to the Reorganized Debtors' business and its prospects; (c) met with certain members of senior management to discuss the Debtors' operations and future prospects; (d) reviewed publicly available financial data and considered the market value of public companies that Lazard deemed generally comparable to the operating business of the Debtors; (e) considered certain economic and industry information relevant to the operating business; and (f) conducted such other studies, analyses, inquiries and investigations as it deemed appropriate. Although Lazard conducted a review and analysis of the Debtors' business, operating assets and liabilities and the Reorganized Debtors' business plan, it assumed and relied on the accuracy and completeness of all financial and other information furnished to it by the Debtors, as well as publicly available information.

      In addition, Lazard did not independently verify management's Financial Projections in connection with preparing estimates of Enterprise Value, and no independent valuations or appraisals of the Debtors were sought or obtained in connection herewith. Such estimates were developed solely for purposes of the formulation and negotiation of the Plan and the analysis of implied relative recoveries to Holders of Allowed Claims and Allowed Interests thereunder.

      Lazard's analysis addresses the estimated going concern Enterprise Value of the Debtors and the value of certain expected NOLs. It does not address other aspects of the proposed reorganization, the Plan or any other transactions and does not address the Debtors' underlying business decision to effect the reorganization set forth in the Plan. Lazard's estimated Enterprise Value of the Debtors does not constitute a recommendation to any Holder of Allowed Claims or Allowed Interests as to how such person should vote or otherwise act with respect to the Plan. Lazard has not been asked to, nor did Lazard, express any view as to what the value of the Debtors' securities will be when issued pursuant to the Plan or the prices at which they may trade in the future. The estimated Enterprise Value of the Debtors set forth herein does not constitute an opinion as to fairness from a financial point of view to any person of the consideration to be received by such person under the Plan or of the terms and provisions of the Plan.

      Such estimates reflect the application of various valuation techniques and do not purport to reflect or constitute appraisals, liquidation values or estimates of the actual market value that may be realized through the sale of any securities to be issued pursuant to the Plan, which may be significantly different than the amounts set forth herein. The value of an operating business is subject to numerous uncertainties and contingencies which are difficult to predict and will fluctuate with changes in factors affecting the financial condition and prospects of such a business. As a result, the estimated Enterprise Value range of the Reorganized Debtors set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein. Neither the Debtors, Lazard, nor any other person assumes responsibility for their accuracy. In addition, the valuation of newly issued securities is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things, the operating performance of the Debtors, prevailing interest rates, conditions in the financial markets, the anticipated holding period of securities received by prepetition creditors (some of whom may prefer to liquidate their investment rather than hold it on a long-term basis), and other factors which generally influence the prices of securities.

      2. VALUATION METHODOLOGY

      The following is a brief summary of certain financial analyses performed by Lazard to arrive at its range of estimated Enterprise Values for the Reorganized Debtors. Lazard performed certain procedures, including each of the financial analyses described below, and reviewed the assumptions with the management of the Debtors on which such analyses were based. Lazard's valuation analysis must be considered as a whole and selecting just one methodology or portions of the analysis could create a misleading or incomplete conclusion as to Enterprise Value.

      Under the valuation methodologies summarized below, Lazard derived a range of Enterprise Values assuming the Reorganized Debtors are a full taxpayer. Lazard separately valued the Debtors' NOLs as of the assumed Effective Date and added this value to the Enterprise Value range to arrive at a Distributable Value range.

      a. COMPARABLE COMPANY ANALYSIS

      Comparable company analysis estimates the value of a company based on the implied valuations of other similar companies that are publicly traded. Under this methodology, Enterprise Values for selected public companies are typically expressed as multiples of various income statement items. The primary valuation metric applied in this analysis includes Enterprise Value to EBITDA. The analysis also includes a multi-year financial comparison of each company's income statement, balance sheet, and cash flow statement. In addition, each company's performance, profitability, operating margins, leverage and business trends are examined. Based on these analyses, financial multiples and ratios are calculated to gauge each company's relative performance and valuation.

      A key factor to this approach is the selection of companies with relatively similar business and operational characteristics to the Debtors. Criteria for selecting comparable companies for the analysis include, among other relevant characteristics, similar lines of businesses, business risks, growth prospects, maturity of businesses, location, market presence and size and scale of operations. The selection of truly comparable companies is typically difficult and subject to limitations due to sample size and the availability of meaningful market-based information. However, the underlying concept is to develop a premise for relative value, which, when coupled with other approaches, presents a foundation for determining firm value.

      Lazard selected the following publicly traded companies (the "Peer Group") on the basis of general comparability to the Debtors by way of one or more of the factors described above: Gulfmark Offshore, Seabulk International, Seacor Holdings, Tidewater, Hornbeck, Farstad Shipping, Solstad Offshore, and DOF ASA.

      Lazard calculated Enterprise Value to EBITDA multiples by dividing the Enterprise Values of each comparable company as of November 4, 2004, by their estimated 2005 EBITDA as estimated in current equity and fixed income research. This analysis produced multiples of Enterprise Value to estimated 2005 EBITDA ranging from approximately 6.5x to a high of approximately 11.5x, with a mean of approximately 8.2x and a mid-point or median of approximately 7.5x.

      Lazard then applied a range of multiples to the Debtors' estimated 2005 EBITDA to determine a range of Enterprise Values. In conducting this analysis, Lazard employed a multiples range which had as its low point the mean Enterprise Value to EBITDA multiple derived in the publicly comparable company analysis described above. Lazard made this judgment based on what it believes is the relative conservatism of the Reorganized Debtors' financial projections, specifically, lower near-term forecasted revenue growth in comparison to that of its Peer Group.

      b. DISCOUNTED CASH FLOW ANALYSIS

      The Discounted Cash Flow ("DCF") analysis values a business by determining the current value of estimated future cash flows to be generated by that business. Under this methodology, projected future cash flows are discounted by the business' weighted average cost of capital (the "Discount Rate"). The Discount Rate reflects the estimated blended rate of return debt and equity investors would require to invest in the business based on its capital structure. The value of the firm is determined by calculating the present value of the Reorganized Debtors' unlevered after-tax free cash flows provided in its business plan (the Projections) plus an estimate for the value of the firm beyond the period of 2004 to 2009 (the "Projection Period") known as the terminal value. The terminal value is derived by applying a multiple to the Reorganized Debtors' projected EBITDA in the final year of the Projection Period.

      To estimate the Discount Rate, Lazard used the cost of equity and the after-tax cost of debt for the Reorganized Debtors, assuming a targeted long-term capital structure of approximately 50% debt to total capital. Lazard calculated the cost of equity based on the Capital Asset Pricing Model, which assumes that the required equity return is a function of the risk-free cost of capital and the correlation of a publicly traded stock's performance to the return on the broader market. To estimate the cost of debt, Lazard considered the debt financing costs for comparable companies with leverage similar to the Reorganized Debtors' target capital structure.

      Although formulaic methods are used to derive the key estimates for the DCF methodology, their application and interpretation still involve complex considerations and judgments concerning potential variances in the projected financial and operating characteristics of the Reorganized Debtors, which in turn affect its cost of capital and terminal multiples. Lazard calculated its DCF valuation on a range of Discount Rates between 10.5% and 12.5% and an EBITDA multiple range used to derive a terminal value of 7.0x to 8.0x.

      In applying the above methodology, Lazard utilized management's detailed financial Projections for the year ended December 31, 2004 through December 31, 2008 to derive unlevered after-tax free cash flows. Free cash flow includes sources and uses of cash not reflected in the income statement, such as changes in working capital and capital expenditures. For purposes of the DCF, the Reorganized Debtors are assumed to be full taxpayers; the value of their NOLs is calculated separately as described below. These cash flows, along with the terminal value, are discounted back to the assumed Effective Date using the range of Discount Rates described above to arrive at a range of Enterprise Values.

         c. NET OPERATING LOSSES

      The Reorganized Debtors expect to have NOLs immediately following its emergence from bankruptcy. Such NOLs relate to losses the Reorganized Debtors generated in historical periods before filing for bankruptcy. Lazard has valued these NOLs by calculating the present value of the tax savings they would provide relative to the taxes the Reorganized Debtors would otherwise pay absent the application of such NOLs. With regard to pre-emergence NOLs with which the Reorganized Debtors will emerge from bankruptcy, the NOL valuation analysis assumed that the annual limitation on such NOL utilization, per Section 382 of the Tax Code, would be approximately $5 million. The cash flows from the benefit of NOL use were discounted at the Debtors' cost of equity. Based on this approach, Lazard has valued the Reorganized Debtors' NOLs at approximately $7.5 million.

      The summary set forth above does not purport to be a complete description of the analyses performed by Lazard. The preparation of an estimate involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods in the particular circumstances and, therefore, such an estimate is not readily suitable to summary description. In performing these analyses, Lazard and the Debtors made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by Lazard are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

          IX. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

      The Debtors believe that the Plan affords Holders of Impaired Claims and Impaired Equity Interests the potential for the greatest realization on the Debtors' assets and, therefore, is in the best interests of such Holders. If, however, the Requisite Acceptances are not received, or the Requisite Acceptances are received, the Chapter 11 Cases are commenced, and the Plan is not subsequently confirmed and consummated, the theoretical alternatives include: (i) commencement of "non-prepackaged" or "traditional" Chapter 11 Cases, (ii) formulation of an alternative plan or plans of reorganization, or
(iii) liquidation of the Debtors under Chapter 7 or 11 of the Bankruptcy Code.

A. COMMENCEMENT OF "TRADITIONAL" CHAPTER 11 CASES

      If the Requisite Acceptances are not received, the Debtors nevertheless could commence "traditional" Chapter 11 Cases, in which circumstance they could continue to operate their businesses and manage their properties as debtors-in-possession, but would become subject to the numerous restrictions imposed on debtors-in-possession by the Bankruptcy Code. It is not clear whether the Debtors could survive as going concerns in protracted Chapter 11 Cases. They could have difficulty sustaining operations in the face of the high costs, erosion of customer confidence, loss of key employees and liquidity difficulties that could well result if they remained Chapter 11 debtors-in-possession for any length of time. Ultimately, the Debtors (or other parties in interest) could propose another plan or liquidate the Debtors under Chapter 7 or Chapter 11 of the Bankruptcy Code.

B. ALTERNATIVE PLAN(S)

      If the Requisite Acceptances are not received or if the Plan is not confirmed, the Debtors (or, if the Debtors' exclusive periods in which to file and solicit acceptances of a reorganization plan have expired, any other party-in-interest) could attempt to formulate and propose a different plan or plans of reorganization. Such a plan or plans) might involve either a reorganization and continuation of the Debtors' businesses or an orderly liquidation of assets.

      With respect to an alternative plan, the Debtors have explored various other alternatives in connection with the extensive negotiation process involved in the formulation and development of the Plan. The Debtors believe that the Plan, as described herein, which is the result of extensive negotiations between the Debtors and various constituencies, enables Holders of Impaired Claims and Equity Interests to realize the greatest possible value under the circumstances, and that, as compared to any alternative plan of reorganization, the Plan has the greatest chance to be confirmed and consummated.

C. LIQUIDATION UNDER CHAPTER 7

      If no plan is confirmed, the Debtors could file under Chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be elected or appointed to liquidate the Debtors' assets for Distribution to creditors in accordance with the priorities of the Bankruptcy Code. It is impossible to predict precisely how the proceeds of the liquidation would be distributed to the respective Holders of Claims against or Equity Interests in the Debtors.

      The Debtors believe that in liquidation under Chapter 7, before creditors received any Distribution, additional administrative expenses involved in the appointment of a trustee or trustees and attorneys, accountants and other Professionals to assist such trustees would cause a substantial diminution in the value of the Debtors' assets. The assets available for Distribution to creditors would be reduced by such additional expenses and by Claims, some of which would be entitled to priority, which would arise by reason of the liquidation and from the rejection of leases and other executory contracts in connection with the cessation of operations and the failure to realize the greater going concern value of the Debtors' assets.

      THE DEBTORS BELIEVE THAT THE PLAN AFFORDS SUBSTANTIALLY GREATER RECOVERY TO HOLDERS OF IMPAIRED CLAIMS AND IMPAIRED EQUITY INTERESTS THAN SUCH HOLDER WOULD RECEIVE IF THE DEBTORS WERE LIQUIDATED UNDER CHAPTER 7 OF THE BANKRUPTCY CODE.

      The Liquidation Analysis, prepared by the Debtors with their financial advisors, is premised upon a liquidation under Chapter 7 cases and is attached hereto as Exhibit B. In the analysis, the Debtors have taken into account the nature, status, and underlying value of their assets, the ultimate realizable value of such assets, and the extent to which the assets are subject to liens and security interests.

      The Debtors have no knowledge of a buyer ready, willing, and able to purchase the Debtors as a whole or even to purchase significant portions of the Debtors as ongoing businesses. Therefore, the likely form of any liquidation would be the sale of individual assets. Based on this analysis, it is likely that a liquidation of the Debtors' assets would produce less value for Distribution to creditors than that recoverable in each instance under the Plan. In the opinion of the Debtors, the recoveries projected to be available in liquidation are not likely to afford Holders of Impaired Claims and Impaired Equity Interests as great a realization potential as does the Plan.

                       X. CERTAIN FACTORS TO BE CONSIDERED

      Holders of Eligible Claims should consider the risks and uncertainties below in making their decision regarding whether to vote to accept the Plan. The risks and uncertainties described below are not the only ones the Debtors face. Additional risks and uncertainties not presently known to the Debtors or that they currently deem immaterial may also harm their businesses.

A. GENERAL

      While the Debtors would hope that a Chapter 11 filing solely for the purpose of implementing an agreed-upon restructuring would be of short duration and would not be seriously disruptive to their business, the Debtors cannot be certain that this would be the case. Although the Plan is designed to minimize the length of the Chapter 11 Cases, it is impossible to predict with certainty the amount of time that the Debtors may spend in Chapter 11 or to assure that the Plan will be confirmed.

      Even if confirmed on a timely basis, a Chapter 11 proceeding to confirm the Plan could have an adverse effect on the Debtors' businesses. Among other things, it is possible that a bankruptcy proceeding could adversely affect (i) the Debtors' relationships with their key vendors, (ii) the Debtors' relationships with their customers, (iii) the Debtors' relationships with their employees, (iv) the legal rights and obligations of the Debtors under agreements that may be in default as a result of the Chapter 11 Cases, and (v) TMS's ability to list or quote the New TMS Common Stock or New Warrants on a national securities exchange or United States automated interdealer quotation system.

      A Chapter 11 proceeding also will involve additional expenses and will divert the attention of the Debtors' management from operation of their business and implementation of a strategic business plan.

      The extent to which a Chapter 11 proceeding disrupts the Debtors' business will likely be directly related to the length of time it takes to complete the proceeding. If the Debtors are unable to obtain Confirmation of the Plan on a timely basis because of a challenge to the Plan or a failure to satisfy the conditions to the Plan, they may be forced to operate in Chapter 11 for an extended period while they try to develop a different reorganization plan that can be confirmed. That would increase both the probability and the magnitude of the adverse effects described above.

B. BUSINESS AND INDUSTRY RISKS

      1.  DEBT AND CASH FLOW

      Upon Confirmation and effectiveness of the Plan, the Debtors will continue to have substantial outstanding indebtedness. On the Effective Date, the Debtors' total outstanding debt obligations will be approximately $55 million plus the outstanding obligations under the MARAD Notes. Assuming consummation of the Plan, the Debtors' ability to meet their debt service obligations and to reduce their total indebtedness will depend on the Debtors' future operating performance. The Debtors' future operating performance may depend on their ability to maintain their existing customer base, expand service offerings into other international markets and attract new customers, which may require additional financing. In addition, the Debtors' future operating performance will depend on economic, competitive, regulatory, legislative and other factors affecting their business that are beyond their control.

      The Trico Companies, on a consolidated basis, have incurred net losses of approximately $164.4 million, $68.0 million, and $6.9 million for the years ended December 31, 2003, 2002, and 2001, respectively and may incur significant losses in the foreseeable future. From the period of January 1, 2002 to June 30, 2004, the Trico Companies have experienced consolidated net losses of $293.6 million and cash used in operating activities of $27.4 million. These negative operating results have continually deteriorated the Trico Companies' overall financial position and leverage situation. There can be no assurance that the Trico Companies will be able to achieve positive operating results or cash flows following the restructuring.

      2. DEPRESSED INDUSTRY CONDITIONS AND SUBSTANTIAL CASH REQUIREMENTS HAVE ADVERSELY AFFECTED THE DEBTORS' LIQUIDITY

      Since mid-1998, there has been a severe downturn in offshore oil and gas exploration, development and production activities in the Gulf of Mexico. A similar downturn began in late 1998 in international markets. These downturns were primarily a result of a worldwide decline in oil and gas prices. This has resulted in a substantial decline in offshore energy support vessel day rates and utilization, which has adversely affected the Debtors' operating results. Although the Debtors experienced a significant upswing in rates and utilization in 2001 in their key markets, the Debtors were not able to sustain these increased rates and utilization, and therefore, experienced continued deterioration in operating results. Although there has been a worldwide increase in oil and gas prices during recent years, the Debtors have seen little benefit from these increased prices due to the continued depressed levels of exploration and production in the key markets their vessels serve. Ultimately, in the first and second quarters of 2004, the Debtors' day rates and utilization reached three-year lows in their key markets, leading to decreased revenues and increased operating losses and cash flows.

      3.  THE INDUSTRY IS HIGHLY COMPETITIVE AND IS EXPECTED TO CONTINUE TO BE
          SO

      The Debtors' business is highly competitive due to overcapacity and fragmentation in its primary markets. Competition in the marine support services industry primarily involves factors such as price, service and reputation of vessel operators and crews, and availability and quality of vessels of the type and size needed by the customer.

      4.  THE DEBTORS ARE DEPENDENT ON THE OIL AND GAS INDUSTRY, WHICH IS
          CYCLICAL

      The Debtors' business and operations are substantially dependent upon conditions in the oil and gas industry, particularly expenditures by oil and gas companies for offshore exploration and production activities, typically tracked by the number of offshore rigs in each market area. These expenditures, and hence the demand for offshore energy support and transportation services, have historically been influenced by oil and gas prices, expectations concerning future prices, and the cost of producing and delivering oil and gas reserves, including the ability of OPEC to set and maintain production levels and prices. Since mid-1998, there has been a severe downturn in the level of offshore exploration and production activity, which has adversely affected the rates for and utilization of the Debtors' offshore energy support vessels. It cannot be predicted when levels of exploration and production activities might reach a level that will significantly reverse the recent declines in vessel utilization and rates.

      5. EXCESS VESSEL SUPPLY AND VESSEL NEWBUILDS ARE DEPRESSING DAY RATES AND ADVERSELY AFFECTING OPERATING RESULTS

      In addition to price, service and reputation, which affect all of the Debtors' operations, the Debtors' businesses are affected by the supply of and demand for offshore energy support vessels. During periods when supply exceeds demand, as it currently does, there is significant downward pressure on the rates at which the Debtors can contract their vessels. Because vessel operating costs cannot be significantly reduced, any reduction in rates adversely affects the Debtors' operations.

      6. THE DEBTORS CONDUCT INTERNATIONAL OPERATIONS, WHICH INVOLVE ADDITIONAL RISKS

      The Debtors operate vessels worldwide. Operations in some markets outside the United States involve additional risks, including the possibility of vessel seizure, foreign taxation, political instability, foreign and domestic monetary and tax policies, currency restrictions and exchange rate fluctuations, expropriation, nationalization, loss of contract rights, war and civil disturbances or other risks that may limit or disrupt markets and import and export quota, and other forms of public and government regulations, difficulties in collecting accounts receivable and longer collection periods, costs of staffing international operations and language and cultural differences. Additionally, the Debtors' ability to compete in the international offshore energy support market may be adversely affected by foreign government regulations that favor or require the awarding of contracts to local persons, or that require foreign persons to employ citizens of, or purchase supplies from, a particular jurisdiction. Further, the Debtors' foreign subsidiaries may face governmentally imposed restrictions on their ability to transfer funds to their parent company.

      7.  THE DEBTORS' OFFSHORE ENERGY SUPPORT FLEET INCLUDES MANY OLDER VESSELS

      The average age of the Debtors' offshore energy support vessels is approximately 17 years, and approximately 40% of these vessels are more than 20 years old. As the age of the Debtors' fleet increases, additional funds will be required for ongoing maintenance to keep the Debtors' vessels in good operating condition. Also, as the age of a vessel increases, it becomes less marketable, particularly in periods with low utilization, such as in recent years. The Debtors may not be able to maintain their fleet by extending the economic life of existing vessels through major refurbishment or by acquiring new or used vessels.

      8. INCREASES IN THE SUPPLY OF NEW GENERATION VESSELS COULD DECREASE DAY RATES

      Certain of the Debtors' competitors have announced plans to construct new U.S.-flagged vessels and foreign-flagged vessels that would compete with the Debtors' vessels in key markets. A remobilization to the U.S. Gulf of Mexico of U.S.-flagged vessels operating in other regions or a repeal or significant modification of the Jones Act or the administrative erosion of its benefits, permitting vessels that are either foreign-flagged, foreign-built, foreign-owned or foreign-operated to engage in the U.S. coastwise trade, would also result in an increase in capacity. Any increase in the supply of such vessels, whether through new construction, refurbishment or conversion of vessels from other uses, remobilization or changes in law or its application, could not only increase competition for charters and lower day rates, which would adversely affect the Debtors' revenues and profitability, but could also worsen the impact of any downturn in oil and natural gas prices on the Debtors' results of operations and financial condition.

      9.  THE DEBTORS' BUSINESS IS SUBJECT TO ENVIRONMENTAL RISK AND REGULATIONS

      Current laws and regulations could impose substantial liability on the Debtors for damages, remediation costs and penalties associated with oil or hazardous-substance spills or other discharges into the environment involving their vessel operations. The Debtors' shoreside operations are also subject to federal, state and local environmental laws and regulations. In addition, tanker owners and operators are required to establish and maintain evidence of financial responsibility with respect to potential oil spill liability. The Debtors currently satisfy this requirement through self-insurance or third-party insurance but there can be no assurance that such insurance will be adequate to cover the cost of a potential oil spill or whether such insurance will be available in the future or on terms attractive to the Debtors. Amendments to existing laws and regulations or new laws and regulations may be adopted that could limit the Debtors' ability to do business or increase their cost of doing business.

      10. THE DEBTORS' BUSINESS INVOLVES HAZARDOUS ACTIVITIES AND OTHER RISKS OF LOSS AGAINST WHICH IT MAY NOT BE ADEQUATELY INSURED

      The business of the Debtors is affected by a number of risks, including the mechanical failure of its vessels, collisions, vessel loss or damage, injuries to passengers and personnel, cargo loss or damage, hostilities and labor strikes. In addition, the operation of any vessel is subject to the inherent possibility of a catastrophic marine disaster, including oil, fuel or chemical spills and other environmental mishaps, as well as other liabilities arising from owning and operating vessels. Any such event may result in the loss of revenues and increased costs and other liabilities. Although the Debtors' losses from such hazards have not historically exceeded its insurance coverage, there can be no assurance that this will continue to be the case.

      11. RECENT ADVERSE PUBLICITY ABOUT THE DEBTORS, INCLUDING THEIR CHAPTER 11 FILING, MAY HARM THE DEBTORS' ABILITY TO COMPETE IN THIS HIGHLY COMPETITIVE BUSINESS

      The marine transportation industry is highly competitive, and some of the Debtors' competitors have significantly greater financial resources than the Debtors. Recent adverse publicity concerning the Debtors' financial condition may harm their ability to attract new customers and to maintain favorable relationships with their existing customers and suppliers. For example, it may be more challenging for the Debtors to contract for new work, and some of the Debtors' suppliers are requiring cash payments rather than extending credit, which adversely affects the Debtors' liquidity. Further, as a result of the Debtors' current financial condition, they have experienced attrition of employees in key functions. This attrition has had and is likely to continue to have an adverse effect on the Debtors' ability to compete. The Debtors may also experience difficulty attracting and retaining key employees.

      12. THE DEBTORS MAY NOT BE ABLE TO ATTRACT AND RETAIN QUALIFIED, SKILLED EMPLOYEES NECESSARY TO OPERATE THEIR BUSINESSES

      The Debtors' success depends in large part on their ability to attract and retain highly skilled and qualified personnel. The Debtors' inability to hire, train and retain a sufficient number of qualified employees could impair their ability to manage and maintain their business. The Debtors require skilled employees who can perform physically demanding work. As a result of the volatility of the oil and gas industry and the demanding nature of the work, potential employees may choose to pursue employment in fields that offer a more desirable work environment at wage rates that are competitive with the Debtors' wage rates. With a reduced pool of workers, it is possible that the Debtors will have to raise wage rates to attract workers from other fields and to retain their current employees. If the Debtors are not able to increase their service rates to their customers to compensate for wage rate increases, their financial condition and results of operations may be adversely affected.

      13. THE DEBTORS' EMPLOYEES ARE COVERED BY FEDERAL LAWS THAT MAY SUBJECT THEM TO JOB-RELATED CLAIMS IN ADDITION TO THOSE PROVIDED BY STATE LAWS

      Some of the Debtors' employees are covered by provisions of the Jones Act, the Death on the High Seas Act and general maritime law. These laws preempt state workers' compensation laws and permit these employees and their representatives to pursue actions against employers for job-related incidents in federal courts. Because the Debtors are not generally protected by the limits imposed by state workers' compensation statutes, they may have greater exposure for any claims made by these employees.

      14. THERE IS NO ESTABLISHED TRADING MARKET FOR THE NEW TMS COMMON STOCK AND NEW WARRANTS

      The New TMS Common Stock and New Warrants will be new issues of securities and will not have an established trading market. There is no assurance that an active trading market will develop for the New TMS Common Stock or New Warrants.

      15. DIVIDEND POLICY

      Reorganized TMS does not anticipate paying any dividends on the New TMS Common Stock in the foreseeable future. In addition, the covenants in certain debt instruments to which Reorganized TMS will be a party, including the Exit Facility, will likely place restrictions or conditions on TMS's ability to pay dividends. Certain institutional investors may only invest in dividend-paying equity securities or may operate under other restrictions that may prohibit or limit their ability to invest in New TMS Common Stock.

      16. THE SIZE OF THE DEBTORS' SUPPLY BOATS MAY AFFECT MARKETING IN CERTAIN AREAS

      The majority of the Debtors' fleet consists of supply boats ranging from 180 to 220 feet in length. The size, horsepower, and other specifications of the fleet affects the Debtors' ability to actively market those vessels in specific areas. Many of the vessels may not be able to successfully perform jobs in deep water or hostile environments.

      17. DIFFICULTY OF REPATRIATING FUNDS

      The Debtors may not be able to repatriate funds from more profitable regions to fund other operations. In general, the Debtors operate through two primary operating segments, the U.S. Gulf of Mexico and the North Sea. These business segments have been capitalized and are generally financed on a stand-alone basis. Debt covenants, U.S. tax regulations and the Norwegian shipping tax regime preclude the Debtors from efficiently transferring the financial resources from one segment for the benefit of the other. Over the past three years, the Debtors' U.S. Gulf of Mexico operating segment has incurred significant losses while operating under a significant debt burden, and has not been able to utilize the financial resources of their North Sea operating segment, which carries a lower level of debt.

      18. MOBILIZATION OF VESSELS BETWEEN MARKETS

      Mobilization of vessels from one market to another requires additional costs. In order to complete mobilizations of vessels from one region to another, the Debtors must provide for certain costs including fuel and transportation charges, and if necessary, perform certain regulatory tasks in order to deliver a vessel into a new market. As part of their new business plan, the Debtors anticipate relocating vessels to other markets and may incur mobilization costs in the remaining portion of 2004 and during 2005.

      19. THE DEBTORS ARE DEPENDENT ON THE SERVICES OF CERTAIN OFFICERS

      The Debtors depend on the continued services of certain of their executive officers and other key management personnel, the loss of any of whom could result in inefficiencies in their operations, lost business opportunities or the loss of one or more customers.

      20. CHANGES IN GOVERNMENT AND INDUSTRY REGULATIONS COULD ADVERSELY AFFECT THE DEBTORS

      The Debtors must comply with federal, state and local regulations, as well as certain international conventions, private industry organizations and agencies, and laws and regulations in jurisdictions in which the Debtors' vessels operate and are registered. These regulations govern worker health and safety and the manning, construction and operation of vessels. These organizations establish safety criteria and are authorized to investigate vessel accidents and recommend approved safety standards. If the Debtors fail to comply with the requirements of any of these laws or the rules or regulations of these agencies and organizations, the Debtors could be subject to substantial fines, penalties or other restrictions.

      The Debtors' operations also are subject to federal, state and local laws and regulations that control the discharge of pollutants into the environment and that otherwise relate to environmental protection. While the Debtors' insurance policies provide coverage for accidental occurrence of seepage and pollution or clean up and containment of the foregoing, pollution and similar environmental risks generally are not fully insurable. The Debtors may incur substantial costs in complying with such laws and regulations, and noncompliance can subject the Debtors to substantial liabilities. The laws and regulations applicable to the Debtors and their operations may change. If the Debtors violate any such laws or regulations, this could result in significant liability. In addition, any amendment to such laws or regulations that mandates more stringent compliance standards would likely cause an increase in the Debtors' vessel operating expenses.

      The U.S. Coast Guard adopted a major new vessel and marine facility security rule in October 2003 that will impact all providers of marine transportation services in the United States. Provisions of international treaty have put in place major vessel and marine facility security regulatory regimes that impact all providers of marine transportation services worldwide. The Debtors were required to have approved security plans in place on all their vessels, both domestic and international. These plans require additional crew training and flag state approval surveys. In addition, certain electronic equipment has been mandated for vessels operating internationally, and as a result, the Debtors will be adding such equipment to the majority of their fleet during 2004.

      21. RISKS ASSOCIATED WITH EXPANDING WITH MAJORITY PARTNERS IN JOINT
          VENTURES

      The Debtors are currently actively pursuing expanding their operations in certain international areas. One of the options available to the Debtors to achieve such expansion is by entering into a joint venture arrangement with one or more equity partners, whereby the Debtors will hold a minority stake in the joint venture entity. The risks associated with such joint venture arrangements include: (i) uncertainty over evolving laws that govern the level of foreign participation in these markets; (ii) continuing civil unrest and violence in West Africa, which can disrupt oil and gas activities; (iii) normal business expansion risks; (iv) uncertainty in reaching a conclusive joint venture agreement with potential partners; (v) uncertainty in obtaining sufficient equity participation from potential partners; and (vi) uncertainty in obtaining external financing required for such joint venture arrangements.

C. FAILURE TO RECEIVE REQUISITE ACCEPTANCES

      If the Requisite Acceptances are received, the Debtors intend to file voluntary petitions for relief under Chapter 11 of the Bankruptcy Code and to seek, as promptly thereafter as practicable, Confirmation of the Plan. If the Requisite Acceptances are not received, the Debtors may nevertheless file petitions for relief under Chapter 11 and seek confirmation of a modified plan notwithstanding the dissent of certain Classes of Claims or Equity Interests. The Bankruptcy Court may confirm a modified plan pursuant to the "cramdown" provisions of the Bankruptcy Code which allow the Bankruptcy Court to confirm a plan that has been rejected by an impaired class of claims or equity interests if it determines that the rejecting class is being treated appropriately given the relative priority of the claims or equity interests in such class. In order to confirm a plan against a dissenting class, the Bankruptcy Court must also find that at least one impaired class has accepted the plan, with such acceptance being determined without including the acceptance of any "insider" in such class.

      Alternatively, the Debtors may seek to accomplish an alternative restructuring of their capitalization and their obligations to securityholders and other creditors and obtain their consent to any such restructuring plan by means of another out-of-court solicitation for acceptance of a plan of reorganization for the Debtors, or otherwise. There can be no assurance that the terms of any such alternative restructuring arrangement or plan would be similar to or as favorable to the Holders of Impaired Claims and Equity Interests as those proposed in the Plan.

D. FAILURE TO CONFIRM THE PLAN

      Even if the Requisite Acceptances are received and, with respect to those Classes deemed to have rejected the Plan, the requirements for "cramdown" are met, the Bankruptcy Court, which as a court of equity may exercise substantial discretion, may choose not to confirm the Plan. Section 1129 of the Bankruptcy Code requires, among other things, a showing that Confirmation of the Plan will not be followed by liquidation or the need for further financial reorganization of the Debtors (see Section VIII.A -- "FEASIBILITY OF THE PLAN AND THE BEST INTERESTS OF CREDITORS TEST -- FEASIBILITY OF THE PLAN") and that the value of Distributions to dissenting Holders of Claims and Equity Interests may not be less than the value such Holders would receive if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code. See Section VIII.B -- "FEASIBILITY OF THE PLAN AND THE BEST INTERESTS OF CREDITORS TEST -- BEST INTERESTS TEST." Although the Debtors believe that the Plan will meet such tests, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

      Additionally, the Solicitation must comply with the requirements of section 1126(b) of the Bankruptcy Code and the applicable Bankruptcy Rules with respect to the length of the Solicitation period, compliance with applicable non-bankruptcy law, if any, and in the absence of applicable nonbankruptcy law, the adequacy of the information contained in this Disclosure Statement (as defined in section 1125(a)(1) of the Bankruptcy Code). If the Bankruptcy Court were to find that the Solicitation did not so comply, all acceptances received pursuant to the Solicitation could be deemed invalid and the Debtors could be forced to resolicit acceptances under section 1125(b) of the Bankruptcy Code, in which case Confirmation of the Plan could be delayed and possibly jeopardized. The Debtors believe that the Solicitation complies with the requirements of section 1126(b) of the Bankruptcy Code, that duly executed Ballots will be in compliance with applicable provisions of the Bankruptcy Code, and that if the Requisite Acceptances are received, the Plan should be confirmed by the Bankruptcy Court.

      The Debtors' ability to propose and confirm an alternative reorganization plan is uncertain. Confirmation of any alternative reorganization plan under Chapter 11 of the Bankruptcy Code would likely take significantly more time and result in delays in the ultimate Distributions to the Holders of Eligible Claims. If confirmation of an alternative plan of reorganization was not possible, the Debtors would likely be liquidated. Based upon the Debtors' analysis, liquidation under Chapter 7 would result in Distributions of reduced value to Holders of Eligible Claims. See Section VIII -- "FEASIBILITY OF THE PLAN AND THE BEST INTERESTS OF CREDITORS TEST." In a liquidation under Chapter 11, the Debtors' assets could be sold in an orderly fashion over a more extended period of time than in a liquidation under Chapter 7. However, it is unlikely that any liquidation would realize the full going concern value of their businesses. Instead, the Debtors' assets would be sold separately. Consequently, the Debtors believe that a liquidation under Chapter 11 would also result in smaller Distributions, if any, to the Holders of Eligible Claims than those provided for in the Plan.

E. FAILURE TO CONSUMMATE THE PLAN

      Consummation of the Plan is conditioned upon, among other things, entry of the Confirmation Order and an order (which may be the Confirmation Order) approving the assumption and assignment of all executory contracts and unexpired leases (other than those specifically rejected by the Debtors) to Reorganized TMS, Reorganized TMA, Reorganized TMO or their assignees. As of the date of this Disclosure Statement, there can be no assurance that any or all of the foregoing conditions will be met (or waived) or that the other conditions to consummation, if any, will be satisfied. Accordingly, even if the Plan is confirmed by the Bankruptcy Court, there can be no assurance that the Plan will be consummated and the Restructuring completed.

F. CLAIMS ESTIMATIONS

      There can be no assurance that the estimated amount of Claims and Equity Interests set forth herein are correct, and the actual Allowed amounts of Claims and Equity Interests may differ from estimates. The estimated amounts are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions-prove incorrect, the actual Allowed amounts of Claims and Equity Interests may vary from those estimated therein.

G. CERTAIN TAX CONSIDERATIONS

      THERE ARE A NUMBER OF MATERIAL INCOME TAX CONSIDERATIONS, RISKS AND UNCERTAINTIES ASSOCIATED WITH CONSUMMATION OF THE PLAN. INTERESTED PARTIES SHOULD READ CAREFULLY THE DISCUSSION SET FORTH IN SECTION VII" -- "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN" FOR A DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS CONTEMPLATED UNDER THE PLAN BOTH TO THE DEBTORS AND TO HOLDERS OF CLAIMS THAT ARE IMPAIRED UNDER THE PLAN.

H. INHERENT UNCERTAINTY OF FINANCIAL PROJECTIONS

      The Financial Projections cover the Debtors' operations through the period ending December 31, 2009. These Financial Projections are based on numerous assumptions that are an integral part of the Financial Projections, including Confirmation and consummation of the Plan in accordance with its terms, the anticipated future performance of Reorganized Debtors, industry performance, general business and economic conditions, competition, adequate financing, absence of material contingent or unliquidated litigation or indemnity claims, and other matters, many of which are beyond the control of Reorganized Debtors and some or all of which may not materialize. In addition, unanticipated events and circumstances occurring subsequent to the date of this Disclosure Statement may affect the actual financial results of Reorganized Debtors' operations. These variations may be material and may adversely affect the ability of the Reorganized Debtors to pay the obligations owing to certain Holders of Claims entitled to Distributions under the Plan and other post-Effective Date indebtedness. Because the actual results achieved throughout the periods covered by the Financial Projections may vary from the projected results, the Financial Projections should not be relied upon as a guaranty, representation, or other assurance of the actual results that will occur.

                     XI. THE SOLICITATION; VOTING PROCEDURES

A. VOTING DEADLINE

      The period during which Ballots with respect to the Plan will be accepted by the Debtors will terminate at 5:00 p.m., New York City time on December 13, 2004, unless and until the Debtors, in their discretion, extend the date until which Ballots will be accepted or terminate the Solicitation Period for whatever reason, including, without limitation, due to receipt of the requisite votes in Class 6 to approve the Plan, in which case the Solicitation Period will terminate at 5:00 p.m., New York City time on such extended or early termination date. Except to the extent the Debtors so determine or as permitted by the Bankruptcy Court, Ballots that are received after the Voting Deadline will not be counted or otherwise used by the Debtors in connection with the Debtors' request for Confirmation of the Plan (or any permitted modification thereof).

      The Debtors reserve the absolute right, at any time or from time to time, to extend the period of time (on a daily basis, if necessary) during which Ballots will be accepted for any reason including determining whether or not the Requisite Acceptances have been received, by making a public announcement of such extension no later than the first Business Day next succeeding the previously announced Voting Deadline. The Debtors will give notice of any such extension in a manner deemed reasonable to the Debtors in their discretion. There can be no assurance that the Debtors will exercise their right to extend the Voting Deadline. In the event that the Debtors commence a Chapter 11 Case prior to the Voting Deadline, the Debtors may use acceptances received prior to the Voting Deadline to obtain Confirmation of the Plan.

B. VOTING PROCEDURES

      Under the Bankruptcy Code, for purposes of determining whether the Requisite Acceptances have been received, only Holders of Impaired Claims who actually vote will be counted. The failure of a Holder to deliver a duly executed Ballot will be deemed to constitute an abstention by such Holder with respect to voting on the Plan and such abstentions, will not be counted as votes for or against the Plan.

      The Debtors are providing the Solicitation Package to Holders of Eligible Claims whose names (or the names of whose Nominees) appear as of the Voting Record Date in the records maintained by the Debtors and the securityholders list maintained by the Indenture Trustee. Nominees should provide copies of the Solicitation Package to the beneficial owners of the Eligible Claims. Any beneficial owner of Eligible Claims who has not received a Ballot should contact his/her or its Nominee or the Solicitation Agent.

      Holders of Eligible Claims should provide all of the information requested by the Ballots and return all Ballots in the return envelope provided with each such Ballot.

C. SPECIAL NOTE FOR HOLDERS OF SENIOR NOTES

      Only Holders of Senior Notes as of the Voting Record Date are entitled to vote on the Plan. The Indenture Trustee will not vote on behalf of the Holders of such notes and makes no recommendation for or against the Plan. Holders must submit their own Ballots.

      1.  BENEFICIAL OWNERS

      A beneficial owner holding Senior Notes as a record Holder in its own name should vote on the Plan by completing and signing the enclosed Ballot and returning it directly to the Solicitation Agent on or before the Voting Deadline using the enclosed self-addressed, postage-paid envelope.

      Any beneficial owner holding Senior Notes in a "street name" through a Nominee may vote on the Plan by one of the following two methods (as selected by such beneficial owner's Nominee).

   - Complete and sign the enclosed beneficial owner Ballot. Return the Ballot to Nominee as promptly as possible and in sufficient time to allow such Nominee to process the Ballot and return it to the Solicitation

      Agent by the Voting Deadline. If no self-addressed, postage-paid envelope was enclosed for this purpose, the Solicitation Agent must be contacted for instructions.

   - Complete and sign the pre-validated Ballot (as described below) provided to Holder by Nominee. The Holder will then return the pre-validated Ballot to the Solicitation Agent by the Voting Deadline using the enclosed self-addressed, postage-paid envelope.

      Any Ballot returned to a Nominee by a beneficial owner will not be counted for purposes of acceptance or rejection of the Plan until such Nominee properly completes and delivers to the Solicitation Agent that Ballot or a Master Ballot that reflects the vote of such beneficial owner.

      2.  NOMINEES

      A Nominee that on the Voting Record Date is the registered Holder of Senior Notes for a beneficial owner should obtain the vote of such beneficial owner of such Senior Notes, consistent with customary practices for obtaining the votes of securities held in "street name," in one of the following two ways:

      a. Pre-Validated Ballots

            A Nominee may pre-validate a Ballot by: (i) signing the Ballot; (ii) indicating on the Ballot the name of the registered Holder and the amount of Senior Notes held by the Nominee; and (iii) forwarding such Ballot together with the Solicitation Package and other materials requested to be forwarded, to the beneficial owner for voting. The beneficial owner must then complete the information requested in the Ballot, review the certifications contained in the Ballot, and return the Ballot directly to the Solicitation Agent in the pre-addressed, postage paid envelope so that it is received by the Solicitation Agent before the Voting Deadline. A list of the beneficial owners to whom "pre-validated" Ballots were delivered should be maintained by the Nominee for inspection for at least one year from the Voting Deadline.

      b. Master Ballots

            A Nominee may obtain the votes of beneficial owners by forwarding to the beneficial owners the unsigned Ballots, together with the Disclosure Statement, a return envelope provided by, and addressed to, the Nominee, and other materials requested to be forwarded. Each such beneficial owner must then indicate his/her or its vote on the Ballot, complete the information requested in the Ballot, review the certifications contained in the Ballot, execute the Ballot, and return the Ballot to the Nominee. After collecting the Ballots, the Nominee should, in turn, complete a Master Ballot compiling the votes and other information from the Ballot, execute the Master Ballot, and deliver the Master Ballot to the Solicitation Agent so that it is received by the Solicitation Agent before the Voting Deadline. All Ballots returned by beneficial owners should either be forwarded to the Solicitation Agent (along with the Master Ballot) or retained by Nominees for inspection for at least one year from the Voting Deadline.

      EACH NOMINEE SHOULD ADVISE ITS BENEFICIAL OWNERS TO RETURN THEIR BALLOTS TO THE NOMINEE BY A DATE CALCULATED BY THE NOMINEE TO ALLOW IT TO PREPARE AND RETURN THE MASTER BALLOT TO THE SOLICITATION AGENT SO THAT IT IS RECEIVED BY THE SOLICITATION AGENT BEFORE THE VOTING DEADLINE.

      3.  SECURITIES CLEARING AGENCIES

      The Debtors expect that the Depository Trust Company, as a Nominee Holder of Senior Notes, will arrange for its participants to vote by executing an omnibus proxy in favor of such participants. As a result of the omnibus proxy, such participant will be authorized to vote its Voting Record Date positions held in the name of such securities clearing agencies.

      4.  MISCELLANEOUS

      For purposes of determining whether sufficient votes have been received to accept or reject the Plan, the beneficial owners of Senior Notes will be deemed to be the "holders" of the Claims represented by such Senior Notes. Unless otherwise ordered by the Bankruptcy Court, Ballots that are signed, dated and timely received, but on which a vote to accept or reject the Plan has not been indicated, will not be counted. The Debtors, in their sole discretion, may request that the Solicitation Agent attempt to contact such voters to cure any such defects in the Ballots.

      Except as provided below, unless the Ballot is timely submitted to the Solicitation Agent before the Voting Deadline together with any other documents required by such Ballot, the Debtors may, in their sole discretion, reject such Ballot as invalid, and therefore decline to utilize it in connection with seeking Confirmation of the Plan.

      In the event of a dispute with respect to any Senior Note Claim, any vote to accept or reject the Plan cast with respect to such Claim will not be counted for purposes of determining whether the Plan has been accepted or rejected, unless the Bankruptcy Court orders otherwise.

D. FIDUCIARIES AND OTHER REPRESENTATIVES

      If a Ballot is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or another acting in a fiduciary or representative capacity, such Person should indicate such capacity when signing and, unless otherwise determined by the Debtors, must submit proper evidence satisfactory to the Debtors of authority to so act. Authorized signatories should submit the separate Ballot of each beneficial owner for whom they are voting.

      UNLESS THE BALLOT BEING FURNISHED IS TIMELY SUBMITTED TO THE SOLICITATION AGENT ON OR PRIOR TO THE VOTING DEADLINE, SUCH BALLOT WILL BE REJECTED AS INVALID AND WILL NOT BE COUNTED AS AN ACCEPTANCE OR REJECTION OF THE PLAN. IN NO CASE SHOULD A BALLOT BE DELIVERED TO ANY ENTITY OTHER THAN THE NOMINEE OR THE SOLICITATION AGENT.

E. PARTIES ENTITLED TO VOTE

      Under section 1124 of the Bankruptcy Code, a class of claims or equity interests is deemed to be "Impaired" under a plan unless (i) the plan leaves unaltered the legal, equitable, and contractual rights to which such claim or equity interest entitles the Holder thereof or (ii) notwithstanding any legal right to an accelerated payment of such claim or equity interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or equity interest as it existed before the default.

      In general, a Holder of a claim or equity interest may vote to accept or to reject a plan if the claim or equity interest is "allowed," which means generally that no party-in-interest has objected to such claim or equity interest, and the claim or equity interest is Impaired by the plan. If, however, the Holder of an Impaired claim or equity interest will not receive or retain any Distribution under the plan on account of such claim or equity interest, the Bankruptcy Code deems such Holder to have rejected the plan, and, accordingly, Holders of such claims and equity interests do not actually vote on the plan. If a claim or equity interest is not Impaired by the plan, the Bankruptcy Code deems the Holder of such claim or equity interest to have accepted the plan and, accordingly, Holders of such claims and equity interests are not entitled to vote on the plan.

      Classes 1, 2, 3, 4 and 5 of the Plan are not Impaired. Accordingly, under section 1126(f) of the Bankruptcy Code, all such Classes of Claims are deemed to have accepted the Plan and are not entitled to vote in respect of the Plan.

      Classes 8 and 9 will not receive or retain any Distribution or property under the Plan on account of their Claims and Equity Interests. Accordingly, under section 1126(g) of the Bankruptcy Code, all such Classes of Claims and Equity Interests are deemed to have rejected the Plan and are not entitled to vote on the Plan.

      Additionally, unless Holders of Claims in Class 6 vote as a class to accept the Plan, Holders of Claims in Class 7 shall receive no Distribution under the Plan. For this reason, Class 7 is deemed to reject the Plan. Therefore, in accordance with sections 1126 and 1129 of the Bankruptcy Code, the Debtors are soliciting acceptances only from Holders of Claims in Class 6.

      A vote may be disregarded if the Bankruptcy Court determines, pursuant to section 1126(e) of the Bankruptcy Code, that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

F. AGREEMENTS UPON FURNISHING BALLOTS

      The delivery of an accepting Ballot to the Solicitation Agent by a Holder of Eligible Claims pursuant to one of the procedures set forth above will constitute the agreement of such Holder to accept (i) all of the terms of, and conditions to the Solicitation and (ii) the terms of the Plan; provided, however, all parties in interest retain their right to object to Confirmation of the Plan pursuant to section 1128 of the Bankruptcy Code.

G. WAIVERS OF DEFECTS, IRREGULARITIES, ETC.

      Unless otherwise directed by the Bankruptcy Court, all questions as to the validity, form, eligibility (including time of receipt), acceptance, and revocation or withdrawal of Ballots will be determined by the Solicitation Agent and the Debtors in their sole discretion, which determination will be final and binding. As indicated in Section XI.H, effective withdrawals of Ballots must be delivered to the Solicitation Agent prior to the Voting Deadline. The Debtors reserve the absolute right to contest the validity of any such withdrawal. The Debtors also reserve the right to reject any and all Ballots not in proper form, the acceptance of which would, in the opinion of the Debtors or their counsel, be unlawful. The Debtors further reserve the right to waive any defects or irregularities or conditions of delivery as to any particular Ballot. The interpretation (including of the Ballot and the respective instructions thereto) by the Debtors, unless otherwise directed by the Bankruptcy Court, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with deliveries of Ballots must be cured within such time as the Debtors (or the Bankruptcy Court) determine. Neither the Debtors nor any other Person will be under any duty to provide notification of defects or irregularities with respect to deliveries of Ballots nor will any of them incur any liabilities for failure to provide such notification. Unless otherwise directed by the Bankruptcy Court, delivery of such Ballots will not be deemed to have been made until such irregularities have been cured or waived. Ballots previously furnished (and as to which any irregularities have not theretofore been cured or waived) will be invalidated.

H. WITHDRAWAL OF BALLOTS; REVOCATION

      Any party who has delivered a valid Ballot for the acceptance or rejection of the Plan may withdraw such acceptance or rejection by delivering a written notice of withdrawal to the Solicitation Agent at any time prior to the Voting Deadline. A notice of withdrawal, to be valid, must (i) contain the description of the Claim(s) to which it relates and the aggregate principal amount represented by such Claim(s), (ii) be signed by the withdrawing party in the same manner as the Ballot being withdrawn, (iii) contain a certification that the withdrawing party owns the Claim (s) and possesses the right to withdraw the vote sought to be withdrawn and (iv) be received by the Solicitation Agent in a timely manner at the address set forth in Section XI.J. Prior to the filing of the Plan, the Debtors intend to consult with the Solicitation Agent to determine whether any withdrawals of Ballots were received and whether the Requisite Acceptances of the Plan have been received. As stated above, the Debtors expressly reserve the absolute right to contest the validity of any such withdrawals of Ballots.

      A purported notice of withdrawal of Ballots which is not received in a timely manner by the Solicitation Agent will not be effective to withdraw a previously cast Ballot.

      Any party who has previously submitted to the Solicitation Agent prior to the Voting Deadline a properly completed Ballot may revoke such Ballot and change his or its vote by submitting to the Solicitation Agent prior to the Voting Deadline a subsequent properly completed Ballot for acceptance or rejection of the Plan. In the case where more than one timely, properly completed Ballot is received, only the Ballot which bears the latest date will be counted for purposes of determining whether the Requisite Acceptances have been received.

      The Debtors will pay all costs, fees and expenses relating to the Solicitation, including customary mailing and handling costs of Nominees.

I. DELIVERY OF EXTINGUISHED SECURITIES

      The Debtors are not at this time requesting the delivery of, and neither the Debtors nor the Solicitation Agent will accept, certificates representing any Extinguished Securities. In connection with the Effective Date, the Debtors will furnish all record Holders of Extinguished Securities with appropriate letters of transmittal to be used to remit their Extinguished Securities in exchange for the Distribution under the Plan. Information regarding such remittance procedure (together with all appropriate materials) will be distributed by the Reorganized Debtors after the Confirmation Date.

J. FURTHER INFORMATION; ADDITIONAL COPIES

      If you have any questions or require further information about the voting procedure for voting your Claim or about the Solicitation Package, or if you wish to obtain an additional copy of the Plan, the Disclosure Statement, the Plan Supplement or any exhibits to such documents (at your own expense, unless otherwise specifically required by Federal Rule of Bankruptcy Procedure 3017(d)), please contact the Solicitation Agent:

            Kurtzman Carson Consultants LLC
            12910 Culver Boulevard, Suite I
            Los Angeles, California 90066
            (310) 823-9000
            www.kccllc.net/trico

                       XII. RECOMMENDATION AND CONCLUSION

      For all of the reasons set forth in this Disclosure Statement, the Debtors believe that Confirmation and consummation of the Plan is preferable to all other alternatives discussed herein. Consequently, the Debtors urge all Holders of Eligible Claims to vote to accept the Plan, and to complete and return their ballots so that they will be received by the Solicitation Agent on or before 5:00 p.m., New York City time, on December 13, 2004.

Dated:  November 12, 2004          TRICO MARINE SERVICES, INC.
                                   TRICO MARINE ASSETS, INC.
                                   TRICO MARINE OPERATORS, INC.



                                   By: /s/ Thomas Fairley
                                       -----------------------
                                       Chief Executive Officer

                                    EXHIBIT A

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
-----------------------------------------------X
In rE                                          :
                                               :          CHAPTER 11 CASE NO.
TRICO MARINE SERVICES, INC., ET AL.,           :          04-________ (___)
                                               :
                            DEBTORS.           :          (JOINTLY ADMINISTERED)
-----------------------------------------------X

                            JOINT PREPACKAGED PLAN OF
  REORGANIZATION OF TRICO MARINE SERVICES, INC., TRICO MARINE ASSETS, INC., AND
      TRICO MARINE OPERATORS, INC. UNDER CHAPTER 11 OF THE BANKRUPTCY CODE


                            KIRKLAND & ELLIS LLP
                            James H. M. Sprayregen, P.C.
                            Robert G. Burns
                            Lisa G. Laukitis
                            Citigroup Center
                            153 East 53rd Street
                            New York, New York 10022
                            Telephone:   (212) 446-4800
                            Facsimile:   (212) 446-4900

                            Attorneys for Trico Marine Services, Inc., Trico Marine Assets, Inc. and Trico Marine Operators, Inc.

Dated:   New York, New York
         November 12, 2004

                                TABLE OF CONTENTS

                                                                                                                 PAGE
INTRODUCTION......................................................................................................2

ARTICLE I. DEFINITIONS, RULES OF INTERPRETATION, AND COMPUTATION OF TIME..........................................1
         A.       Definitions.....................................................................................1
         B.       Scope of Definitions; Rules of Construction; Rules of Interpretation; Computation of Time.......9

ARTICLE II. TREATMENT OF UNCLASSIFIED CLAIMS......................................................................9
         A.       Administrative Claims...........................................................................9
         B.       Priority Tax Claims............................................................................10
         C.       Professional Fee Claims........................................................................10

ARTICLE III. CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS.........................................10
         A.       Introduction...................................................................................10
         B.       Summary of Classes.............................................................................11
         C.       Treatment of Classified Claims and Equity Interests............................................11
         D.       Allowed Claims and Equity Interests............................................................13
         E.       Postpetition Interest..........................................................................13
         F.       Alternative Treatment..........................................................................13
         G.       Tax Allocation.................................................................................14

ARTICLE IV. MEANS FOR IMPLEMENTATION OF THIS PLAN................................................................14
         A.       Continued Corporate Existence..................................................................14
         B.       Restructuring Transactions.....................................................................14
         C.       Corporate Action; Cancellation of Securities...................................................14
         D.       Directors and Executive Officers...............................................................15
         E.       DIP Facility...................................................................................15
         F.       New Securities.................................................................................15
         G.       Exit Facility..................................................................................16
         H.       Long Term Incentive Plan.......................................................................16
         I.       Revesting of Assets............................................................................16
         J.       Preservation of Rights of Action; Settlement of Litigation Claims..............................17
         K.       Exemption from Certain Transfer Taxes..........................................................17

ARTICLE V. PROVISIONS GOVERNING DISTRIBUTIONS....................................................................17
         A.       Distributions for Claims and Equity Interests Allowed as of the Effective Date.................17
         B.       Disbursing Agent...............................................................................17
         C.       Surrender of Securities or Instruments.........................................................17
         D.       Instructions to Disbursing Agent...............................................................18
         E.       Services of Indenture Trustee..................................................................18
         F.       Record Date for Distributions..................................................................18
         G.       Means of Cash Payment..........................................................................18
         H.       Calculation of Distribution Amounts of New TMS Common Stock and New Warrants...................18
         I.       Delivery of Distributions; Undeliverable or Unclaimed Distributions............................18
         J.       Withholding and Reporting Requirements.........................................................19
         K.       Setoffs........................................................................................19

ARTICLE VI. PROCEDURES FOR RESOLVING DISPUTED, CONTINGENT, AND UNLIQUIDATED CLAIMS...............................19
         A.       Objections to Claims; Disputed Claims..........................................................19
         B.       No Distribution Pending Allowance..............................................................20
         C.       Distributions After Allowance..................................................................20

ARTICLE VII. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES...............................................20
         A.       Assumed Contracts and Leases...................................................................20
         B.       Payments Related to Assumption of Contracts and Leases.........................................20
         C.       Rejected Contracts and Leases..................................................................20
         D.       Claims Based on Rejection of Executory Contracts or Unexpired Leases...........................21
         E.       Compensation and Benefit Plans and Treatment of Retirement Plan................................21

ARTICLE VIII. ACCEPTANCE OR REJECTION OF THIS PLAN...............................................................21
         A.       Classes Entitled To Vote.......................................................................21
         B.       Acceptance by Impaired Classes.................................................................21
         C.       Elimination of Classes.........................................................................21
         D.       Nonconsensual Confirmation.....................................................................21

ARTICLE IX. CONDITIONS PRECEDENT TO THIS PLAN'S CONFIRMATION AND EFFECTIVENESS...................................22
         A.       Conditions to Confirmation.....................................................................22
         B.       Conditions to Effective Date...................................................................22
         C.       Effect of Failure of Conditions................................................................22
         D.       Waiver of Conditions...........................................................................23

ARTICLE X. MODIFICATIONS AND AMENDMENTS; WITHDRAWAL..............................................................23

ARTICLE XI. RETENTION OF JURISDICTION............................................................................23

ARTICLE XII. COMPROMISES AND SETTLEMENTS.........................................................................24

ARTICLE XIII. MISCELLANEOUS PROVISIONS...........................................................................24
         A.       Bar Dates for Certain Claims...................................................................24
         B.       Payment of Statutory Fees......................................................................25
         C.       Severability of Plan Provisions................................................................25
         D.       Successors and Assigns.........................................................................25
         E.       INJUNCTION.....................................................................................25
         F.       DEBTORS' RELEASES..............................................................................26
         G.       OTHER RELEASES.................................................................................26
         H.       Exculpation and Limitation of Liability........................................................27
         I.       Binding Effect.................................................................................27
         J.       Revocation, Withdrawal, or Non-Consummation....................................................27
         K.       Committees.....................................................................................27
         L.       Plan Supplement................................................................................27
         M.       Notices to Debtors.............................................................................28
         N.       Indemnification Obligations....................................................................28
         O.       Governing Law..................................................................................28
         P.       Prepayment.....................................................................................28
         Q.       Section 1125(e) of the Bankruptcy Code.........................................................29

                                  INTRODUCTION

         Trico Marine Services, Inc. ("TMS"), Trico Marine Assets, Inc. ("TMA") and Trico Marine Operators, Inc. ("TMO") jointly propose the following prepackaged plan of reorganization under Chapter 11 of the Bankruptcy Code.

                                   ARTICLE I

                      DEFINITIONS, RULES OF INTERPRETATION,
                             AND COMPUTATION OF TIME

A. DEFINITIONS

         The following terms used in the Plan shall have the respective meanings defined below:


         1. "Administrative Claim" means a Claim for payment of an administrative expense of a kind specified in section 503(b) or 1114(e)(2) of the Bankruptcy Code and entitled to priority under section 507(a)(1) of the Bankruptcy Code, including (i) actual, necessary costs and expenses, incurred after the Commencement Date, of preserving the Debtors' Estates and operating their businesses, including wages, salaries, or commissions for services rendered after the Commencement Date, (ii) Professional Fee Claims, (iii) all fees and charges assessed against the Estates under chapter 123 of title 28, United States Code, (iv) all Allowed Claims that are entitled to be treated as Administrative Claims by virtue of a Final Order entered under section 546(c)(2)(A) of the Bankruptcy Code, (v) the reasonable post-petition fees and expenses of the Indenture Trustee, including any successor thereto, including reasonable attorney's fees and expenses of such Indenture Trustee and (vi) any obligations under the DIP Facility.

         2. "Administrative Claims Bar Date" means the date, if any, designated by the Bankruptcy Court as the last date for filing proofs of Administrative Claims against the Debtors.

         3. "Affiliate" or "affiliate" shall have the meaning set forth in section 101(2) of the Bankruptcy Code.

         4. "Allowed" means , with reference to any Claim: (a) any Claim against any Debtor that is listed by such Debtor in the Schedules, as such Schedules may be amended by the Debtors from time to time in accordance with Bankruptcy Rule 1009, as liquidated in amount and not disputed or contingent, and for which no contrary proof of claim or objection to claim has been timely filed; (b) any Claim allowed hereunder; (c) any Claim, or portion thereof, which is not Disputed; (d) any Claim that is compromised, settled or otherwise resolved pursuant to a Final Order of the Bankruptcy Court or under the Plan; or (e) any Claim which, if Disputed, has been Allowed by Final Order or ceased to be Disputed; provided, however, that Claims allowed solely for the purpose of voting to accept or reject the Plan pursuant to an order of the Bankruptcy Court shall not be considered an Allowed Claim hereunder. Unless otherwise specified herein or by order of the Bankruptcy Court, an Allowed Administrative Claim or Allowed Claim shall not, for any purpose under the Plan, include interest on such Administrative Claim or Claim from and after the Commencement Date.

         5. "Allowed Claim" means any Claim that has been Allowed.

         6. "Allowed Equity Interest" means an Equity Interest in TMS, which has been or hereafter is listed by TMS in its books and records as liquidated in an amount and not disputed or contingent; provided, however, that to the extent an Equity Interest is a Disputed Equity Interest, the determination of whether such Equity Interest will be Allowed and/or the amount of any such Equity Interest will be determined, resolved, or adjudicated, as the case may be, in the manner in which such Equity Interest would have been determined, resolved, or adjudicated if the Chapter 11 Cases had not been commenced; provided, further, that the Reorganized Debtors may in their discretion, bring an objection or other motion before the Bankruptcy Court with respect to resolution of a Disputed Equity Interest.

         7. "Ballots" means each of the ballot forms (including Master Ballots) distributed with the Disclosure Statement to Holders of Eligible Claims.

         8. "Bankruptcy Code" means The Bankruptcy Reform Act of 1978, as codified in title 11 of the United States Code, 11 U.S.C. Section 101-1330, as now in effect or hereafter amended.

         9. "Bankruptcy Court" means the United States Bankruptcy Court for the Southern District of New York or any other court with jurisdiction over the Chapter 11 Cases.

         10. "Bankruptcy Rules" means collectively, the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, the Federal Rules of Civil Procedure, as applicable to the Chapter 11 Cases or proceedings therein, and the Local Rules of the Bankruptcy Court, all as now in effect or hereafter amended.

         11. "Bear Stearns" means Bear Stearns Corporate Lending Inc., the collateral and administrative agent under the Credit Agreement, the DIP Facility and the Exit Facility.

         12. "Business Day" means any day, excluding Saturdays, Sundays or "legal holidays" (as defined in Bankruptcy Rule 9006(a)), on which commercial banks are open for business in the City of New York.

         13. "Cash" means legal tender of the United States of America.

         14. "Cause of Action" means all actions, causes of action, liabilities, obligations, rights, suits, damages, judgments, remedies, demands, setoffs, defenses, recoupments, crossclaims, counterclaims, third-party claims, indemnity claims, contribution claims or any other claims whatsoever, whether known or unknown, matured or unmatured, fixed or contingent, liquidated or unliquidated, disputed or undisputed, suspected or unsuspected, foreseen or unforeseen, direct or indirect, choate or inchoate, existing or hereafter arising, in law, equity, or otherwise, based in whole or in part upon any act or omission or other event occurring prior to the Commencement Date or during the course of the Chapter 11 Cases, including through the Effective Date.

         15. "Certificate" means any certificate, instrument, or other document evidencing an Extinguished Security.

         16. "Chapter 11 Cases" means the jointly administered Chapter 11 cases of the Debtors.

         17. "Claim" means a claim, as defined in section 101(5) of the Bankruptcy Code, against a Debtor, including, but not limited to (a) any right to payment from a Debtor whether or not such right is reduced to judgment, liquidated, unliquidated, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (b) any right to an equitable remedy for breach of performance if such breach gives rise to a right of payment from a Debtor, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

         18. "Class" means one of the classes of Claims or Equity Interests described in the Plan.

         19. "Commencement Date" means the date on which the Debtors file their petitions for relief commencing the Chapter 11 Cases.

         20. "Commitment Letter" means that letter by and between TMS, TMA, TMO, Bear Stearns and the DIP Lenders setting forth the general terms and conditions of the DIP Facility and the Exit Facility.

         21. "Committee" means any official committee appointed in the Chapter 11 Cases, as such committee may be reconstituted from time to time.

         22. "Confirmation" means the Bankruptcy Court's confirmation of the Plan.

         23. "Confirmation Date" means the date of entry of the Confirmation Order on the docket of the Bankruptcy Court.

         24. "Confirmation Hearing" means the Bankruptcy Court's hearing to consider Confirmation of the Plan, as it may be adjourned or continued from time to time.

         25. "Confirmation Order" means the Bankruptcy Court's order confirming the Plan under section 1129 of the Bankruptcy Code.

         26. "Credit Agreement" means that certain Credit Agreement, dated as of February 12, 2004 among Trico Marine Assets, Inc. and Trico Marine Operators, Inc., the several banks and other financial institutions from time to time parties thereto, and Bear Stearns, as administrative agent, and all related guaranty, security, and other documents executed in connection therewith.

         27. "Credit Agreement Claim" means a claim arising under the Credit Agreement.

         28. "Cure" means the payment of Cash by a Debtor, or the Distribution of other property (as the parties may agree or the Bankruptcy Court may order), as necessary to cure a default by a Debtor under an executory contract or unexpired lease of a Debtor and to permit a Debtor to assume that contract or lease under section 365(a) of the Bankruptcy Code.

         29. "Debtor" means each of TMS, TMA and TMO on and after the Commencement Date and "Debtors" means all of them collectively, and when the context so requires, in their capacity as debtors and debtors-in-possession under sections 1107 and 1108 of the Bankruptcy Code.

         30. "DIP Agent" means Bear Stearns Corporate Lending, Inc. as administrative agent for the DIP Lenders.

         31. "DIP Credit Agreement" means the credit agreement with respect to the DIP Facility.

         32. "DIP Credit Documents" means the DIP Credit Agreement and related guaranty, security and other documents in form and substance satisfactory to the DIP Lenders and the DIP Agent.

         33. "DIP Effective Date" means the date upon which all conditions precedent to the effectiveness of the DIP Credit Documents are satisfied or waived in writing by the DIP Lenders.

         34. "DIP Facility" means that certain term loan and revolving credit facility, as described in the Commitment Letter.

         35. "DIP Lenders" means the lenders under the DIP Credit Documents.

         36. "DIP Term Loan" means the non-amortizing term loan made available to TMA and TMO under the DIP Facility pursuant to the terms and conditions set forth in the Commitment Letter.

         37. "Disallowed Claim" means any Claim against any Debtor that has been disallowed, in whole or in part, by Final Order of the Bankruptcy Court, or that has been withdrawn, in whole or in part, by the Holder thereof.

         38. "Disallowed Equity Interest" means any Equity Interest in any Debtor that has been disallowed, in whole or in part, by Final Order of the Bankruptcy Court, or that has been withdrawn, in whole or in part, by the Holder thereof.

         39. "Disbursing Agent" means the Reorganized Debtors or any party designated by the Reorganized Debtors, in their sole discretion, and approved by the Bankruptcy Court if other than a Debtor, to serve as a disbursing agent under the Plan.

         40. "Disclosure Statement" means the disclosure statement relating to the Plan, as amended, supplemented or modified from time to time, describing the Plan, that is distributed in accordance with sections 1125, 1126(b) and/or 1145 of the Bankruptcy Code and Bankruptcy Rule 3018 and/or other applicable law.

         41. "Disputed" means, with respect to any Claim or Equity Interest, any Claim or Equity Interest to which the Debtors or any other party in interest has interposed a timely objection or request for estimation in accordance with the Bankruptcy Code and the Bankruptcy Rules or is otherwise disputed by the Debtors in accordance with applicable law, which objection, request for estimation or dispute has not been settled, waived, withdrawn or determined by a Final Order. A Claim that is Disputed by the Debtors as to its amount only shall be deemed Allowed in the amount the Debtors admit owing, if any, and Disputed as to the excess.

         42. "Disputed Claim Reserve" means the reserve established and maintained by the Reorganized Debtors on account of Disputed Claims.

         43. "Distribution" means any distribution made under the Plan to the Holders of Allowed Claims or Allowed Equity Interests.

         44. "Distribution Date" means the date, occurring as soon as practicable after the Effective Date, on which the Disbursing Agent first makes Distributions to Holders of Allowed Claims and Allowed Equity Interests, if any, as provided in the Plan.

         45. "Effective Date" means the first Business Day (i) on which all conditions to the Plan's consummation set forth in Article IX.B. have been satisfied or waived and (ii) that is the date on which the Plan is substantially consummated.

         46. "Eligible Claims" means the Senior Note Claims, Holders of which are entitled to vote under Article VIII of the Plan and section 1126 of the Bankruptcy Code to accept or reject the Plan.

         47. "Entity" shall have the meaning set forth in section 101(15) of the Bankruptcy Code.

         48. "Equity Interests" means, collectively, TMS Common Stock Interests and TMS Other Equity Interests.

         49. "Estate" means the estate of any of the Debtors in the Chapter 11 Cases, and "Estates" means, collectively, the estates of all of the Debtors in the Chapter 11 Cases, as created under section 541 of the Bankruptcy Code.

         50. "Exchange Act" means the Securities Exchange Act of 1934, as now in effect or hereafter amended.

         51. "Exit Agent" means Bear Stearns Corporate Lending, Inc., as administrative agent for the Exit Lenders.

         52. "Exit Credit Agreement" means the credit agreement with respect to the Exit Facility.

         53. "Exit Credit Documents" means the Exit Credit Agreement and related guaranty, security and other documents in form and substance satisfactory to the Exit Lenders and the Exit Agent.

         54. "Exit Facility" means that certain term loan and revolving credit facility substantially in the form attached to the DIP Facility and described in the Commitment Letter.

         55. "Exit Lenders" means the Lenders under the Exit Credit Documents.

         56. "Extinguished Securities" means all Equity Interests and Senior Notes.

         57. "Face Amount" means when used in reference to (i) a Disputed Claim, the full stated amount claimed by the Holder thereof in any proof of Claim timely filed with the Bankruptcy Court, (ii) an Allowed Claim, the Allowed amount thereof, and (iii) an Equity Interest, the number of shares evidencing such Equity Interests.

         58. "Final Order" means (a) an order or judgment of the Bankruptcy Court as to which the time to appeal, petition for certiorari, or other proceedings for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending or (b) in the event that an appeal, petition for certiorari, or motion for reargument or rehearing has been sought, such order of the Bankruptcy Court shall have been affirmed by the highest court to which such order was appealed or from which reargument or rehearing was sought, or certiorari has been denied, and the time to take any further appeal, petition for certiorari or other proceedings for reargument or rehearing shall have expired; provided, however, that no order shall fail to be a Final Order solely because of the possibility that a motion pursuant to Rule 60 of the Federal Rules of Civil Procedure or Rule 7024 of the Bankruptcy Rules may be filed with respect to such order.

         59. "Financial Projections" means the projected financial information attached to the Disclosure Statement as Exhibit C which project the financial performance of the Reorganized Debtors through December 31, 2004 and is based upon information available as of September 30, 2004.

         60. "Holder" and, collectively, "Holders" means a Person or Entity legally or beneficially, as applicable, holding a Claim or Equity Interest.

         61. "Impaired" means when used with reference to a Claim or Equity Interest, a Claim or Equity Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

         62. "Impaired Claim" means a Claim classified in an Impaired Class.

         63. "Impaired Class" means each of Classes 6, 7, 8 and 9 as set forth in Article III of the Plan.

         64. "Indenture" means that certain Indenture, dated as of May 31, 2002, by and between TMS and the Indenture Trustee.

         65. "Indenture Trustee" means JPMorgan Chase Bank, as Indenture Trustee for the Senior Notes.

         66. "Interim Order" means the entry of an interim order of the Bankruptcy Court, in form and substance satisfactory to the DIP Lenders approving the DIP Facility, the DIP Credit Documents and the transaction contemplated thereby.

         67. "Interim Period" means the period from the entry of the Interim Order through the entry of the Final Order

         68. "Lien" means any lien, lease, right of first refusal, servitude, claim, pledge, option, charge, hypothecation, easement, security interest, right-of-way, encroachment, mortgage, deed of trust, and/or any other encumbrance, restriction or limitation whatsoever.

         69. "Long Term Incentive Plan" means the Long Term Incentive Plan to be adopted by the Reorganized Debtors on the Effective Date pursuant to the Plan, pursuant to which the New Options will be issued.

         70. "Majority DIP Lenders" means, as of any date of determination, DIP Lenders whose aggregate commitments represent greater than 50% of the commitments under the DIP Facility.

         71. "MARAD Notes" means those certain notes issued by Trico Marine Services International, Inc. in the aggregate amount of $28.9 million and guaranteed by TMS and the United States Maritime Administration.

         72. "Master Ballot" means each of the ballot forms distributed with the Disclosure Statement to a Nominee.

         73. "New Options" means the options to be issued by Reorganized TMS to purchase New TMS Common Stock pursuant to the provisions of the Long Term Incentive Plan.

         74. "New Securities" means, collectively, the New TMS Common Stock, the New Warrants and/or the New Options, as applicable.

         75. "New TMS Common Stock" means all of the new common stock, par value $0.01 per share, authorized by the Plan to be issued by Reorganized TMS following the Effective Date.

         76. "New Warrants" means the warrants to purchase New TMS Common Stock to be issued by Reorganized TMS pursuant to the Plan.

         77. "Nominee" means a bank, brokerage firm or other nominee holding Eligible Claims in its own name on behalf of a beneficial owner, or any agent thereof.

         78. "Noteholder Group" means those Holders of Senior Notes, or their successors, which executed the Plan Support Agreement.

         79. "Other Priority Claim" means a Claim entitled to priority under section 507(a) of the Bankruptcy Code, other than a Priority Tax Claim or an Administrative Claim.

         80. "Person" shall have the meaning set forth in section 101(41) of the Bankruptcy Code.

         81. "Plan" means this chapter 11 plan of reorganization, including, without limitation, the exhibits and schedules hereto, as the same may be amended or modified from time to time in accordance with the provisions of the Bankruptcy Code and the terms hereof.

         82. "Plan Supplement" means the compilation of documents, including but not limited to, Reorganized TMS's Bylaws, Reorganized TMS's Certificate of Incorporation, the Registration Rights Agreement, the Warrant Agreement, the Long Term Incentive Plan, the Key Employee Options Agreement, the Executive Options Agreement, the Director Option Agreement, the Employment Agreements, the Retirement Agreement, the Commitment Letter, the Plan Support Agreement, any exhibits to the Plan not included herewith, and filed with the Securities and Exchange Commission contemporaneously with the commencement of solicitation hereof, and as finalized and filed with the Bankruptcy Court on or before the date that is five (5) Business Days prior to the Confirmation Hearing.

         83. "Plan Support Agreement" means the Plan Support Agreement, dated as of September 8, 2004, among TMS, TMA and TMO and the other parties thereto in the form included in the Plan Supplement.

         84. "Postpetition Interest" means interest, accruing after the Commencement Date, on a Claim.

         85. "Priority Tax Claim" means any Claim that is entitled to priority under section 507(a)(8) of the Bankruptcy Code.

         86. "Professional" means a professional Person, as that term is used in sections 327 and 1103 of the Bankruptcy Code.

         87. "Professional Fee Claim" means a Professional's Claim for compensation or reimbursement of costs and expenses relating to services performed on and after the Commencement Date and before and including the Confirmation Date.

         88. "Pro Rata" means at any time, the proportion that the Face Amount of an Allowed Claim or Allowed Equity Interest in a particular Class bears to the aggregate Face Amount of all Claims or Equity Interests (including Disputed Claims or Disputed Equity Interests, but excluding Disallowed Claims or Disallowed Equity Interests) in that Class, unless the Plan provides otherwise.

         89. "Record Date" means, for purposes of receiving a Distribution under the Plan, the date that is the second Business Day after the Confirmation Date.

         90. "Registration Rights Agreement" means the agreement between Reorganized TMS and certain holders of New TMS Common Stock which will govern the registration rights of the New TMS Common Stock in the form filed with the Plan Supplement on the date of the commencement of solicitation of acceptances of this Plan.

         91. "Reorganized Debtor" means each of Reorganized TMS, Reorganized TMA and Reorganized TMO, and "Reorganized Debtors" means all of them collectively.

         92. "Reorganized Debtors' Bylaws" means Reorganized Debtors' bylaws in effect under the laws of the applicable State of incorporation, as amended by the Plan and in the form filed with the Plan Supplement on the date of the commencement of solicitation of acceptances of this Plan.

         93. "Reorganized Debtors' Certificate of Incorporation" means Reorganized Debtors' certificate of incorporation in effect under the laws of the applicable State of incorporation, as amended by the Plan and in the form filed with the Plan Supplement on the date of the commencement of solicitation of acceptances of this Plan.

         94. "Reorganized TMA" means TMA, on and after the Effective Date.

         95. "Reorganized TMO" means TMO, on and after the Effective Date.

         96. "Reorganized TMS" means TMS, on and after the Effective Date.

         97. "Required Exit Lenders" means, as of any date of determination, Exit Lenders whose aggregate commitments represent greater than 70% of the commitments under the Exit Facility.

         98. "Requisite Acceptances" means with respect to each Impaired Class of Claims, acceptance of the Plan by (i) Holders of at least two-thirds in amount of Allowed Claims in such Impaired Class of Claims actually voting and
(ii) the Holders of more than one-half in number of Allowed Claims in such Impaired Class of Claims actually voting, in each case not counting the vote of any Holder designated under section 1126(e) of the Bankruptcy Code.

         99. "Restructuring" means collectively, the transactions and transfers described in Article IV of the Plan.

         100. "Schedules" means the schedules of assets and liabilities, statements of financial affairs, and lists of Holders of Claims and Equity Interests filed by the Debtors pursuant to section 521 of the Bankruptcy Code and Bankruptcy Rule 1007, including any amendments and supplements thereto.

         101. "Securities Act" means the Securities Act of 1933, as now in effect or hereafter amended.

         102. "Secured Claim" means a Claim that is secured by a Lien that is valid, perfected and enforceable, and not avoidable, upon property in which a Debtor has an interest, to the extent of the value, as of the Effective Date, of such interest or Lien as determined by a Final Order pursuant to section 506 of the Bankruptcy Code, or as otherwise agreed to in writing by a Debtor or Reorganized Debtor and the Holder of such Claim.

         103. "Securities Litigation Claims" means any Claim against any of the Debtors, whether or not the subject of an existing lawsuit, arising from recission of a purchase or sale of shares, notes, interests, partnership interests, or any other security of the Debtors or an Affiliate of any of the Debtors, for damages arising from the purchase or sale of any such security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of any such Claim, including claims based on allegations that the Debtors made false and misleading statements and engaged in other deceptive acts in connection with the sale of securities.

         104. "Senior Secured Debt" means all obligations arising under the Credit Agreement.

         105. "Senior Secured Lenders" means the Holders of Claims under the Credit Agreement.

         106. "Senior Notes" means the 8 7/8% senior unsecured notes due 2012 of TMS in the aggregate principal amount of $250 million issued under the Indenture.

         107. "Senior Note Claim" means any Claim against any of the Debtors arising under the Senior Notes, the Indenture or any ancillary agreement.

         108. "Solicitation" means the solicitation by the Debtors from Holders of Eligible Claims or Equity Interests of acceptances of the Plan pursuant to section 1126(b) of the Bankruptcy Code.

         109. "Solicitation Agent" means Kurtzman Carson Consultants LLC.

         110. "Solicitation Package" means the package provided by TMS, TMA and TMO that includes the Plan, the Disclosure Statement and related materials and, where appropriate, Ballots.

         111. "Subordinated Claim" means any Securities Litigation Claim or any other Claim arising from rescission of a purchase or sale of a security of any of the Debtors or an Affiliate of any of the Debtors, for damages arising from the purchase or sale of such a security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such a Claim that is determined to be subordinated to other Claims pursuant to section 510(b) of the Bankruptcy Code.

         112. "Term Sheet" means the term sheet, dated as of September 8, 2004, attached as Exhibit A to the Plan Support Agreement.

         113. "TMA" means Trico Marine Assets, Inc., a Delaware corporation.

         114. "TMI" means Trico Marine International, Inc.

         115. "TMIH" means Trico Marine International Holdings B.V.

         116. "TMO" means Trico Marine Operators, Inc., a Louisiana corporation.

         117. "TMS" means Trico Marine Services, Inc., a Delaware corporation.

         118. "TMS Common Stock" means TMS's common stock, par value $.01 per share, issued and outstanding immediately before the Commencement Date.

         119. "TMS Common Stock Interest" means all of the TMS Common Stock.

         120. "TMS Guaranty Claims" means the guaranties of TMS under the MARAD Notes.

         121. "TMS Other Equity Interests" means collectively, (i) all of TMS's preferred stock, par value $.01 per share, issued and outstanding immediately before the Commencement Date, (ii) (a) all other incentive stock options, non-qualified stock options, and stock appreciation rights granted under any Debtor-sponsored stock option plans or (b) any other options, warrants, or rights, contractual or otherwise, if any, to acquire or receive an Equity Interest (including, without limitation, all of TMS's Preferred Stock Purchase Rights) existing immediately before the Commencement Date, and (iii) any Claim against the Debtors, or Equity Interest in the Debtors, under applicable federal or state law, whether or not such Claim is listed on the Schedules or evidenced by a filed proof of Claim, whether or not the subject of an existing lawsuit, arising from or seeking the rescission of a purchase or sale of any security of the Debtors or any Affiliate of the Debtors, for damages arising from the purchase or sale of such a security, or for reimbursement, indemnification or contribution allowed under section 502 of the Bankruptcy Code on account of such a Claim as provided in section 510(b) of the Bankruptcy Code.

         122. "TMS Subsidiary Debtor Stock" means all of the authorized, issued and outstanding shares of TMA and TMO.

         123. "Trico Supply" means Trico Supply ASA.

         124. "Unimpaired" means, with respect to a Claim (or Class of Claims) or Equity Interest (or Class of Equity Interests), a Claim (or Class of Claims) or Equity Interest (or Class of Equity Interests) that is not impaired within the meaning of section 1124 of the Bankruptcy Code.

         125. "Unimpaired Class" means each of Classes 1, 2, 3, 4 and 5 as set forth in Article III of the Plan.

         126. "Unsecured Claim" means an unsecured Claim, other than a Senior Note Claim, that is not entitled to priority under section 507 of the Bankruptcy Code.

         127. "Voting Deadline" means 5:00 p.m., New York City time on December 13, 2004, unless extended or terminated early by the Debtors pursuant to the procedures outlined in the Disclosure Statement, in their sole discretion; the date and time in which the Ballots must be received by the Solicitation Agent; the Debtors may extend the Voting Deadline, by oral or written notice to the Solicitation Agent, until the Requisite Acceptances are received.

         128. "Voting Record Date" means November 5, 2004; the date for the determination of Holders of record of Eligible Claims entitled to receive the Solicitation Package and vote on the Plan.

         129. "Warrant Agreement" means the agreement between TMS and Mellon Investor Services, L.L.C., as warrant agent, which will be substantially in the form set forth in the Plan Supplement on the date of the commencement of solicitation of acceptances of this Plan.

B. SCOPE OF DEFINITIONS; RULES OF CONSTRUCTION; RULES OF INTERPRETATION; COMPUTATION OF TIME

         Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include both the singular and the plural and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter. Unless otherwise specified, all section, schedule, or exhibit references in this Plan are to the respective section in, article of, or schedule or exhibit to this Plan, as the same may be amended, waived, or modified from time to time. The words "herein," "hereof," "hereto," "hereunder," and other words of similar import refer to this Plan as a whole and not to any particular section, subsection, or clause contained therein. A term used in this Plan that is not defined in this Plan shall have the meaning assigned to that term in the Bankruptcy Code. The rules of construction contained in section 102 of the Bankruptcy Code shall apply to this Plan. The headings in this Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof.

         In computing any period of time prescribed or allowed by this Plan, the provisions of Bankruptcy Rule 9006(a) will apply. Unless otherwise provided in this Plan, any reference in this Plan to a contract, instrument, release or other agreement or document being in a particular form or on particular terms and conditions means that such document will be substantially in such form or substantially on such terms and conditions. Any reference in this Plan to an existing document or schedule filed or to be filed means such document or schedule, as it may have been or may be amended, modified or supplemented pursuant to this Plan. Any reference to an Entity as a Holder of a Claim or Equity Interest includes that Entity's legal successors and assigns.

         This Plan is the product of extensive discussions and arm's-length negotiations between and among the Debtors and the Noteholder Group. Each of the foregoing was represented by counsel who either (a) participated in the formulation and documentation of or (b) was afforded the opportunity to review and provide comments on, the Plan, the Disclosure Statement, and the other relevant and necessary documents ancillary thereto, as applicable. To the extent that the provisions of this Plan conflict or are inconsistent with the provisions set forth in the Plan Supplement or any other document, including but not limited to, the DIP Credit Documents or the Exit Credit Documents, the terms of such document, as applicable, shall govern.

                                   ARTICLE II

                        TREATMENT OF UNCLASSIFIED CLAIMS

         In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims are not classified and are not entitled to vote on this Plan.

A. ADMINISTRATIVE CLAIMS

         Each Holder of an Allowed Administrative Claim shall receive, on the latest of (i) the Distribution Date, (ii) the date on which its Administrative Claim becomes an Allowed Administrative Claim, or (iii) the date on which its Administrative Claim becomes payable under any agreement relating thereto, Cash equal to the unpaid portion of its Allowed Administrative Claim. Notwithstanding the foregoing, (a) any Allowed Administrative Claim based on a liability incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases, including but not limited to the reasonable fees and expenses incurred after the Commencement Date by the Indenture Trustee, including reasonable attorney's fees and expenses of such Indenture Trustee, shall be paid by the Debtors or the Reorganized Debtors as Administrative Claims in the ordinary course of the Debtors' businesses, in accordance with the terms and conditions of any agreement relating thereto, without application by or on behalf of any such parties to the Bankruptcy Court, and without notice and a hearing, unless specifically required by the Bankruptcy Court and (b) any Allowed Administrative Claim may be paid on such other terms as may be agreed on between the Holder of such Claim and the Debtors.

B. PRIORITY TAX CLAIMS

      On the later of (i) the Distribution Date or (ii) the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, each Holder of an Allowed Priority Tax Claim shall receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Priority Tax Claim, in the sole discretion of the Debtors, (a) Cash equal to the unpaid portion of such Allowed Priority Tax Claim, (b) deferred Cash payments over a period not exceeding six years after the date of assessment of such Allowed Priority Tax Claim, of a value, as of the Effective Date, equal to such Allowed Priority Tax Claim, or
(c) such other treatment as to which the Debtors and such Holder shall have agreed upon in writing; provided, however, that the Debtors reserve the right to prepay any Allowed Priority Tax Claim, or any remaining balance of any Allowed Priority Tax Claim, in full at any time on or after the Distribution Date without premium or penalty; provided, further, that no Holder of an Allowed Priority Tax Claim shall be entitled to any payments on account of any pre-Effective Date interest accrued on or penalty arising after the Commencement Date with respect to or in connection with such Allowed Priority Tax Claim.

C. PROFESSIONAL FEE CLAIMS

      The Holders of Professional Fee Claims shall file their respective final fee applications for the allowance of compensation for services rendered and reimbursement of expenses incurred through the Confirmation Date by no later than the date that is sixty (60) days after the Effective Date, or such other date that may be fixed by the Bankruptcy Court. If granted by the Bankruptcy Court, such award shall be paid in full in such amount as is Allowed by the Bankruptcy Court either (a) on the date such Professional Fee Claim becomes an Allowed Professional Fee Claim, or as soon as practicable thereafter, or (b) upon such other terms as may be mutually agreed upon between such Holder of an Allowed Professional Fee Claim and the Debtors. Requests for compensation under section 503(b) of the Bankruptcy Code must be filed with the Bankruptcy Court and served on the Debtors, any Committee appointed in the Chapter 11 Cases, and other parties in interest by the Administrative Claims Bar Date. Notwithstanding the foregoing, the (i) reasonable fees and expenses incurred after the Commencement Date by Bingham McCutchen LLP, as counsel to the Noteholder Group, and (ii) the fees and expenses incurred by Houlihan Lokey Howard & Zukin Capital, Inc., as financial advisors to the Noteholder Group, in accordance with the letter agreement dated May 5, 2004 between TMS and Houlihan Lokey Howard & Zukin Capital, Inc., shall both be paid by the Debtors or the Reorganized Debtors as Administrative Claims in the ordinary course of the Debtors' businesses, without application by or on behalf of any such parties to the Bankruptcy Court, and without notice and a hearing, unless specifically required by the Bankruptcy Court. If the Debtors or the Reorganized Debtors and any such professional cannot agree on the amount of fees and expenses to be paid to such party, the amount of fees and expenses shall be determined by the Bankruptcy Court. The payment of the Bingham McCutchen LLP and Houlihan Lokey Howard & Zukin Capital, Inc. fees and expenses under this Section are part of the overall settlement embodied by this Plan among the Holders of the Senior Note Claims and the Debtors.

                                  ARTICLE III.

           CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS

A. INTRODUCTION

      This Plan places all Claims and Equity Interests, except unclassified Claims provided for in Article II, in the Classes listed below. A Claim or Equity Interest is placed in a particular Class only to the extent that it falls within the description of that Class, and is classified in any other Class to the extent that any portion thereof falls within the description of such other Class.

B. SUMMARY OF CLASSES

    CLASS             DESIGNATION            IMPAIRMENT       ENTITLED TO VOTE
    -----             -----------            ----------       ----------------
Class 1       Priority Claims                Unimpaired     No (deemed to accept)
Class 2       Credit Agreement Claims        Unimpaired     No (deemed to accept)
Class 3       Secured Claims                 Unimpaired     No (deemed to accept)
Class 4       Unsecured Claims               Unimpaired     No (deemed to accept)
Class 5       TMS Guaranty Claims            Unimpaired     No (deemed to accept)
Class 6       Senior Note Claims              Impaired               Yes
Class 7       TMS Common Stock Interests      Impaired      No (deemed to reject)
Class 8       TMS Other Equity Interests      Impaired      No (deemed to reject)
Class 9       Subordinated Claims             Impaired      No (deemed to reject)

C. TREATMENT OF CLASSIFIED CLAIMS AND EQUITY INTERESTS

      1. CLASS 1- PRIORITY CLAIMS

      a. Claims in Class: Priority Claims are Claims that are accorded priority in right of payment under section 507(a) of the Bankruptcy Code (other than Allowed Administrative Claims and Allowed Priority Tax Claims). Such Claims include Claims for (a) accrued employee compensation earned within ninety (90) days prior to commencement of the Chapter 11 Cases to the extent of $4,925 per employee and (b) contributions to employee benefit plans arising from services rendered within 180 days prior to the Commencement Date, but only for each such plan to the extent of (i) the number of employees covered by such plan multiplied by $4,925, less (ii) the aggregate amount paid to such employees from the Estates for wages, salaries or commissions during the ninety (90) days prior to the Commencement Date.

      b. Treatment: On the later of (i) the Distribution Date or (ii) the date on which its Priority Claim becomes an Allowed Priority Claim, or, in each case, as soon as practicable thereafter, each Holder of an Allowed Priority Claim against the Debtors shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Priority Claim, Cash equal to the full amount of its Allowed Priority Claim.

      c. Voting: Class 1 is Unimpaired by the Plan. Pursuant to section 1126(f) of the Bankruptcy Code, each Holder of an Allowed Priority Claim in Class 1 is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

      2. CLASS 2 - CREDIT AGREEMENT CLAIMS

      a. Claims in Class: Class 2 consists of all Allowed Credit Agreement Claims, to the extent not paid in full from the proceeds of the DIP Facility.

      b. Treatment: To the extent that Allowed Credit Agreement Claims are not satisfied in full pursuant to the DIP Facility, on the Effective Date, or as soon as practicable thereafter, each Holder of an Allowed Credit Agreement Claim shall receive Cash in an amount equal to one hundred percent (100%) of such Holder's remaining Allowed Credit Agreement Claim. The Credit Agreement Claims in the principal amount of $55 million, plus any and all accrued and unpaid Postpetition Interest arising on or before the Effective Date thereon, shall be deemed Allowed under this Plan.

      c. Voting: Class 2 is Unimpaired by the Plan. Pursuant to section 1126(f) of the Bankruptcy Code, each Holder of an Allowed Credit Agreement Claim in Class 2 is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

      3. CLASS 3 - SECURED CLAIMS

      a. Claims in Class: Class 3 consists of all Allowed Secured Claims, other than Claims in Class 2.

      b. Treatment: On the later of (i) the Effective Date, (ii) the date on which a Secured Claim becomes an Allowed Secured Claim, or as soon thereafter as practicable, or (iii) such other date as may be ordered by the Bankruptcy Court, or, in each case, as soon as practicable thereafter, each Allowed Secured Claim shall be, at the election of the Debtors (i) reinstated, (ii) paid in Cash, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Secured Claim together with accrued post-Commencement Date interest,
(iii) satisfied by the Debtors' surrender of the collateral securing such Allowed Secured Claim, (iv) offset against, and to the extent of, the Debtors' claims against the Holder of such Allowed Secured Claim, or (v) otherwise rendered Unimpaired, except to the extent that the Debtors and a Holder of an Allowed Secured Claim agree to a different treatment.

      c. Voting: Class 3 is Unimpaired by the Plan. Pursuant to section 1126(f) of the Bankruptcy Code, each Holder of an Allowed Secured Claim in Class 3 is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

      4. CLASS 4 - UNSECURED CLAIMS

      a. Claims in Class: Class 4 consists of all Allowed Unsecured Claims, other than Claims in Class 5 and Class 6.

      b. Treatment: On the later of (i) the Effective Date or (ii) the date on which a Unsecured Claim becomes an Allowed Unsecured Claim, or, in each case as soon as practicable thereafter, each Holder of an Allowed Unsecured Claim shall receive Cash in an amount equal to one hundred percent (100%) of such Holder's Allowed Unsecured Claim.

      c. Voting: Class 4 is Unimpaired by the Plan. Pursuant to section 1126(f) of the Bankruptcy Code, each Holder of an Allowed Unsecured Claim in Class 4 is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

      5. CLASS 5 - TMS GUARANTY CLAIMS

      a. Claims in Class: Class 5 consists of all TMS Guaranty Claims.

      b. Treatment: On the Effective Date, or as soon as practicable thereafter, each Holder of a TMS Guaranty Claim shall have its Claim reinstated in full.

      c. Voting: Class 5 is Unimpaired by the Plan. Pursuant to section 1126(f) of the Bankruptcy Code, each Holder of an Allowed TMS Guaranty Claim in Class 5 is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

      6. CLASS 6 - SENIOR NOTE CLAIMS

      a. Claims in Class: Class 6 consists of all Allowed Senior Note Claims. On the Effective Date, the Senior Note Claims shall be deemed Allowed in the aggregate amount of $250 million of principal and accrued and unpaid interest through the Commencement Date.

      b. Treatment: On the Effective Date or as soon as practicable thereafter, Holders of Allowed Senior Note Claims shall receive their Pro Rata share of one-hundred percent (100%) of the New TMS Common Stock, subject to dilution by the New Options to be granted pursuant to the Long Term Incentive Plan and the New Warrants.

      c. Voting: Class 6 is Impaired by the Plan. Each Holder of an Allowed Senior Note Claim in Class 6 is entitled to vote to accept or reject the Plan.

      7. CLASS 7 - TMS COMMON STOCK INTERESTS

      a. Equity Interests in Class: Class 7 consists of all TMS Common Stock Interests.

      b. Treatment: If the Holders of Claims in Class 6 vote as a Class to accept the Plan, on the Effective Date or as soon as practicable thereafter, Holders of Allowed TMS Common Stock Interests will receive their Pro Rata share of the New Warrants. If the Holders of Claims in Class 6 vote as a Class to reject the Plan, Holders of Allowed TMS Common Stock Interests shall receive no Distribution under the Plan.

      c. Voting: Class 7 is Impaired by the Plan. Because under section 507 of the Bankruptcy Code, the Holders of Claims in Class 7 would not be entitled to receive any Distributions and are only receiving a Distribution, if any, pursuant to the terms of the Plan Support Agreement negotiated between the Debtors and the Noteholder Group, the Debtors assert that each Holder of an Allowed TMS Common Stock Interest in Class 7 are deemed to reject the Plan. Holders of TMS Common Stock Interests are not entitled to vote to accept or reject the Plan.

      8. CLASS 8 - TMS OTHER EQUITY INTERESTS

      a. Equity Interests in Class: Class 8 consists of all TMS Other Equity Interests.

      b. Treatment: On the Effective Date, all TMS Other Equity Interests shall be cancelled, and the Holders of TMS Other Equity Interests in TMS shall not receive or retain any property or interest in property on account of their TMS Other Equity Interests.

      c. Voting: Holders of TMS Other Equity Interests shall receive no Distribution under the Plan. Therefore, each Holder of a TMS Other Equity Interest in Class 8 is conclusively presumed to have rejected the Plan. Pursuant to section 1126(g) of the Bankruptcy Code, Holders of TMS Other Equity Interests are not entitled to vote to accept or reject the Plan.

      9. CLASS 9 - SUBORDINATED CLAIMS

      a. Claims in Class: Class 9 consists of all Subordinated Claims.

      b. Treatment: Holders of Subordinated Claims shall not be entitled to and shall not retain, any property or interest in property on account of such Subordinated Claims.

      c. Voting: Class 9 is Impaired by the Plan. Therefore, each Holder of a Subordinated Claim in Class 9 is conclusively presumed to have rejected the Plan. Pursuant to section 1126(g) of the Bankruptcy Code, Holders of Subordinated Claims are not entitled to vote to accept or reject the Plan.

D. ALLOWED CLAIMS AND EQUITY INTERESTS

      Notwithstanding any provision herein to the contrary, the Debtors or Reorganized Debtors shall only make Distributions to Holders of Allowed Claims and Allowed Equity Interests. No Holder of a Disputed Claim or Disputed Equity Interest shall receive any Distribution on account thereof until and to the extent that its Disputed Claim or Disputed Equity Interest becomes an Allowed Claim or Allowed Equity Interest.

E. POSTPETITION INTEREST

      In accordance with section 502(b)(2) of the Bankruptcy Code, the amount of all prepetition Unsecured Claims against the Debtors shall be calculated as of the Commencement Date. Except as otherwise explicitly provided in this Plan, in section 506(b) of the Bankruptcy Code or by Final Order, no Holder of a prepetition Claim shall be entitled to or receive Postpetition Interest.

F. ALTERNATIVE TREATMENT

      Notwithstanding any provision herein to the contrary, any Holder of an Allowed Claim may receive, instead of the Distribution or treatment to which it is entitled hereunder, any other Distribution or treatment to which it, the Debtors, the Majority DIP Lenders and each member of the Noteholder Group may agree to in writing; provided, however, that such other Distribution or treatment shall not provide a return having a present value in excess of the present value of the Distribution or treatment that otherwise would be given such Holder pursuant to this Plan.

G. TAX ALLOCATION

      For tax purposes, the value of any New TMS Common Stock received by Holders of Claims in satisfaction of interest bearing obligations shall be allocated first to the full satisfaction of principal of such interest bearing obligations and second in satisfaction of any accrued unpaid interest.

                                   ARTICLE IV.

                      MEANS FOR IMPLEMENTATION OF THIS PLAN

A. CONTINUED CORPORATE EXISTENCE

      The Reorganized Debtors shall continue to exist after the Effective Date as separate corporate Entities in accordance with the applicable law in the applicable jurisdiction in which they are incorporated under their respective certificates of incorporation and bylaws in effect before the Effective Date except as their certificates of incorporation and bylaws may be amended pursuant to this Plan. On the Effective Date, without any further corporate action, the certificate of incorporation and bylaws of each Reorganized Debtor shall be amended as necessary to satisfy the provisions of this Plan and the Bankruptcy Code and as otherwise satisfactory to the Noteholder Group and shall include pursuant to section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities. The certificate of incorporation and by-laws of Reorganized TMS shall be substantially in the form filed with the Plan Supplement on the date of the commencement of solicitation of acceptances of this Plan.

B. RESTRUCTURING TRANSACTIONS

      On the Effective Date, and pursuant to the Plan or the applicable Plan Supplement documents, the applicable Debtors or Reorganized Debtors shall enter into the Restructuring transactions contemplated herein, and shall take any actions as may be necessary or appropriate to effect a Restructuring of their respective businesses or the overall organizational structure of the Reorganized Debtors. The Restructuring transactions may include one or more mergers, consolidations, restructurings, conversions, dissolutions, transfers or liquidations as may be determined by the Debtors or the Reorganized Debtors to be necessary or appropriate. The actions to effect the Restructuring transactions may include: (a) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable state law and any other terms to which the applicable Entities may agree; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, debt or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (c) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion or dissolution pursuant to applicable state law; and
(d) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable state law in connection with the Restructuring transactions. The chairman of the board of directors, president, chief executive officer, chief financial officer, any executive vice-president or senior vice-president, or any other appropriate officer of each Debtor shall be authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such other actions, as may be necessary or appropriate, to effectuate and further evidence the terms and conditions of this Plan. The secretary or assistant secretary of the appropriate Debtor shall be authorized to certify or attest to any of the foregoing actions.

C. CORPORATE ACTION; CANCELLATION OF SECURITIES

      As of the Effective Date, the Certificates evidencing the Extinguished Securities shall evidence solely the right to receive from the Debtors the Distribution of the consideration, if any, set forth in Article III.C. On the Effective Date, except as otherwise provided for herein, (i) the Extinguished Securities, to the extent not already cancelled, shall be deemed cancelled and of no further force or effect without any further action on the part of the Bankruptcy Court or any other Person and (ii) the obligations of the Debtors under the Extinguished Securities and under the Debtors' certificates of incorporation, any agreements, indentures, or certificates of designations governing the Extinguished

Securities shall be terminated and discharged; provided, however, that each indenture or other agreement that governs the rights of the Holder of a Claim based on the Extinguished Securities and that is administered by an indenture trustee, agent, or servicer shall continue in effect solely for the purposes of
(a) allowing such indenture trustee, agent, or servicer to make the Distributions to be made on account of such Claims hereunder and (b) permitting such indenture trustee, agent, or servicer to maintain any rights it may have for fees, costs, and expenses under such indenture or other agreement. Additionally, the cancellation of any indenture shall not impair the rights and duties under such indenture as between the indenture trustee thereunder and the beneficiaries of the trust created thereby. Additionally, as of the Effective Date, all TMS Other Equity Interests (other than the Equity Interests held by TMS in TMA and TMO), to the extent not already cancelled, shall be cancelled. The TMS Subsidiary Debtor Stock shall not be cancelled, but shall be reinstated and shall vest in Reorganized TMS as of the Effective Date.

      Any actions taken by an indenture trustee, agent or servicer that are not for the purposes authorized hereunder shall not be binding upon the Debtors. Except with respect to the making of Distributions as provided in the preceding paragraph, the Reorganized Debtors may, with or without cause, terminate any indenture or other governing agreement and the authority of any indenture trustee, agent or servicer to act thereunder at any time by giving five Business Days' written notice of termination to the indenture trustee, agent, or servicer. If Distributions hereunder on account of Senior Note Claims have not been completed at the time of termination of the Indenture or other governing agreement, the Reorganized Debtors shall designate a distribution agent to act in place of the Indenture Trustee, agent, or servicer, and the provisions of this Plan shall be deemed to apply to the new distribution agent.

D. DIRECTORS AND EXECUTIVE OFFICERS

      On the Effective Date, the term of each member of the current Board of Directors of TMS shall automatically expire. The initial Board of Directors of Reorganized TMS on and after the Effective Date shall consist of seven members, consisting of the current non-executive chairman of TMS's Board of Directors, TMS's chief executive officer and five members which shall be designated by the Holders of Senior Notes in accordance with the Term Sheet. The Debtors shall identify the individuals proposed to serve as directors of Reorganized TMS in the Plan Supplement, which shall be filed with the Bankruptcy Court on or before the date that is five Business Days prior to the Confirmation Hearing. The Board of Directors of Reorganized TMS shall have the responsibility for the management, control, and operation of Reorganized TMS on and after the Effective Date. The members of the management team shall maintain their current positions as executive officers of the Reorganized Debtors on and after the Effective Date, unless otherwise provided in the Plan Supplement. The current officers and directors of TMA and TMO shall also serve as the officers and directors of Reorganized TMA and Reorganized TMO, respectively, on and after the Effective Date unless otherwise provided in the Plan Supplement.

      On the Effective Date, Reorganized TMS shall enter into employment agreements with its president and chief executive officer and its vice president and chief financial officer, the form of which is set forth in the Plan Supplement on the date of the commencement of solicitation of acceptances of this Plan. On the Effective Date, Reorganized TMS shall also be authorized to enter into an agreement with its non-executive chairman, the form of which shall be set forth in the Plan Supplement.

E. DIP FACILITY

      On or before the Commencement Date, TMA and TMO, as borrowers, and TMS and each of its non-borrower subsidiaries other than Trico Shipping AS, as guarantors, will enter into the DIP Facility, the terms and conditions of which are set forth in the Commitment Letter and applicable documentation. The proceeds of the DIP Term Loan shall be used to repay in full, without penalty or premium, all unpaid obligations arising under the Credit Agreement.

F. NEW SECURITIES

      As of the Effective Date, 10,000,000 shares of New TMS Common Stock shall be issued, on a Pro Rata basis, to Holders of Allowed Senior Note Claims in full satisfaction of their Allowed Senior Note Claims. As a result, the Holders of the Allowed Senior Note Claims will own 100% of the shares of New TMS Common Stock issued and outstanding as of the Effective Date, subject to dilution by the issuance of shares of New TMS Common Stock upon exercise of the New Warrants and the options granted pursuant to the Long Term Incentive Plan. As of the Effective Date, and without the requirement of any further action by any Person, each former Holder of an Allowed Senior Note Claim that becomes an owner of at least 1% of the shares of New TMS Common Stock issued and outstanding as of such date shall become a party to a Registration Rights Agreement with Reorganized TMS. The Registration Rights Agreement shall require Reorganized TMS to file a "shelf" registration statement covering resales of New TMS Common Stock after the Effective Date and shall provide the stockholders that are parties thereto with demand and piggyback registration rights following the expiration of such "shelf" registration statement. The Registration Rights Agreement shall be substantially in the form set forth in the Plan Supplement on the date of the commencement of solicitation of acceptances of this Plan.

      As of the Effective Date, Reorganized TMS shall be authorized to issue to Holders of TMS Common Stock Interests, on a Pro Rata basis, the New Warrants. The New Warrants shall be exercisable in the aggregate for 10% of the number of shares of New TMS Common Stock issued and outstanding as of the Effective Date, subject to dilution by the issuance of shares of New TMS Common Stock upon exercise of the options granted pursuant to the Long Term Incentive Plan. The New Warrants will be issued pursuant to the Warrant Agreement.

      As of the Effective Date, the grant by Reorganized TMS of the New Options to purchase an aggregate of seven and one-half percent (7.5%) of the number of fully diluted outstanding shares of New TMS Common Stock as of the Effective Date in accordance with the Long Term Incentive Plan shall be authorized.

      The issuance, grant, and reservation of New Securities authorized in this
Article IV.E. shall not require any further act or action by any shareholder or creditor of the Debtors, under applicable law, regulation, order or rule.

      On or before the Distribution Date, Reorganized TMS shall issue the New TMS Common Stock and the New Warrants for Distribution pursuant to the provisions hereof. All securities to be issued shall be deemed issued as of the Effective Date regardless of the date on which they are actually distributed.

G. EXIT FACILITY

      On the Effective Date, Reorganized TMA and Reorganized TMO, as borrowers, and Reorganized TMS and each of its non-borrower subsidiaries other than Trico Shipping AS, as guarantors, will enter into the Exit Facility. The Exit Facility will provide liquidity for working capital and other general corporate purposes to Reorganized TMS and its debtor and non-debtor subsidiaries following the conclusion of the Chapter 11 Cases. The proceeds of the Exit Term Loan shall be used to repay in full, without penalty or premium, the principal balance of loans outstanding under the DIP Credit Documents.

H. LONG TERM INCENTIVE PLAN

      In connection with this Plan, the Reorganized Debtors shall adopt a Long Term Incentive Plan that is intended to provide incentives to certain key employees to continue their efforts to foster and promote the long-term growth and performance of the Reorganized Debtors. The form of the Long Term Incentive Plan shall be substantially in the form set forth in the Plan Supplement on the date of commencement of solicitation of acceptances of this Plan.

I. REVESTING OF ASSETS

      The property of each Debtor's Estate shall revest in the applicable Reorganized Debtor on the Effective Date. Thereafter, the Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, and the Bankruptcy Court. As of the Effective Date, all property of the Reorganized Debtors shall be free and clear of all Claims, encumbrances, Equity Interests, charges and liens except as specifically provided or contemplated herein, in connection with the Exit Facility or in the Confirmation Order. Without limiting the generality of the foregoing, the Reorganized Debtors may, without application to or approval by the Bankruptcy Court, pay professional fees and expenses incurred after the Effective Date.

J. PRESERVATION OF RIGHTS OF ACTION; SETTLEMENT OF LITIGATION CLAIMS

      Except as otherwise provided herein or the Confirmation Order, or in any contract, instrument, release, indenture or other agreement entered into in connection with this Plan, in accordance with section 1123(b) of the Bankruptcy Code, following the Confirmation Date, the Reorganized Debtors shall retain and may enforce, sue on, settle, or compromise (or decline to do any of the foregoing) all claims, rights or causes of action, suits, and proceedings, whether in law or in equity, whether known or unknown, that the Debtors or their Estates may hold against any Person or Entity without further approval of the Bankruptcy Court. The Reorganized Debtors or their successor(s) may pursue such retained claims, rights or causes of action, suits, or proceedings as appropriate, in accordance with the best interests of the Reorganized Debtors or their successor(s) who hold such rights.

K. EXEMPTION FROM CERTAIN TRANSFER TAXES

      Pursuant to section 1146(c) of the Bankruptcy Code, any transfers from a Debtor to a Reorganized Debtor or any other Person or Entity pursuant to this Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

                                   ARTICLE V.

                       PROVISIONS GOVERNING DISTRIBUTIONS

A. DISTRIBUTIONS FOR CLAIMS AND EQUITY INTERESTS ALLOWED AS OF THE EFFECTIVE
DATE

      Except as otherwise provided herein or as ordered by the Bankruptcy Court, Distributions and issuances of New TMS Common Stock and New Warrants to be made in exchange for or on account of Claims or Equity Interests that are Allowed Claims or Allowed Equity Interests as of the Effective Date shall be made on the Distribution Date, or as soon thereafter as reasonably practicable. All Cash Distributions shall be made by the Disbursing Agent from available Cash of the Reorganized Debtors. Any Distribution hereunder of property other than Cash (including any issuance of New TMS Common Stock and New Warrants and the Distribution of such New TMS Common Stock and New Warrants in exchange for Allowed Claims and Allowed Equity Interests as of the Effective Date) shall be made by the Disbursing Agent, the Indenture Trustee or the transfer agent in accordance with the terms of this Plan.

B. DISBURSING AGENT

      The Disbursing Agent shall make all Distributions required hereunder, except with respect to a Holder of a Claim whose Distribution is governed by an Indenture or other agreement and is administered by an indenture trustee, agent, or servicer, which Distributions shall be deposited with the appropriate indenture trustee, agent, or servicer, who shall deliver such Distributions to the Holders of Claims in accordance with the provisions hereof and the terms of the relevant indenture or other governing agreement.

      If the Disbursing Agent is an independent third party designated by the Reorganized Debtors to serve in such capacity (or, in the case of the Indenture, the Indenture Trustee), such Disbursing Agent and the Indenture Trustee shall receive, without further Bankruptcy Court approval, reasonable compensation for Distribution services rendered pursuant to this Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services from the Reorganized Debtors on terms acceptable to the Reorganized Debtors. No Disbursing Agent shall be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. If otherwise so ordered, all costs and expenses of procuring any such bond shall be paid by the Reorganized Debtors.

C. SURRENDER OF SECURITIES OR INSTRUMENTS

      On or before the Distribution Date, or as soon as reasonably practicable thereafter, each Holder of a Certificate shall surrender such Certificate to the Disbursing Agent, or, with respect to the Senior Notes, the Indenture Trustee, and such Certificate shall be cancelled. No Distribution of property hereunder shall be made to or on behalf of any such Holder unless and until such Certificate is received by the Disbursing Agent or the Indenture Trustee, as the case may be, or the unavailability of such Certificate is reasonably established to the satisfaction of the Disbursing Agent or Indenture Trustee, as the case may be. Any such Holder who fails to surrender or cause to be surrendered such Certificate or fails to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the Disbursing Agent or Indenture Trustee, as the case may be, prior to the second anniversary of the Effective Date shall be deemed to have forfeited all rights and Claims or Equity Interests in respect of such Certificate and shall not participate in any Distribution hereunder, and all New TMS Common Stock and New Warrants in respect of such forfeited Distribution shall be cancelled notwithstanding any federal or escheat laws to the contrary.

D. INSTRUCTIONS TO DISBURSING AGENT

      Prior to any Distribution on account of an Allowed Senior Note Claim, the Indenture Trustee shall (i) inform the Disbursing Agent as to the amount of properly surrendered Senior Notes and (ii) inform the Disbursing Agent in a properly completed letter of transmittal, accompanied by properly remitted securities, of the names of Holders of Allowed Senior Note Claims, and the number of shares of New TMS Common Stock to be issued and distributed to or on behalf of such Holders of Allowed Senior Note Claims in exchange for properly surrendered Senior Notes.

E. SERVICES OF INDENTURE TRUSTEE

      The Indenture Trustee's services with respect to consummation of this Plan shall be as set forth herein and as authorized by the Indenture.

F. RECORD DATE FOR DISTRIBUTIONS

      At the close of business on the Record Date, the transfer ledgers for the Senior Secured Debt (maintained by Bear Stearns, as administrative agent under the Credit Agreement), Senior Notes and TMS Common Stock shall be closed, and there shall be no further changes in the record Holders of such debt and securities. The Reorganized Debtors and the Disbursing Agent, if any, shall have no obligation to recognize any transfer of any such debt and securities occurring after the Record Date and shall be entitled instead to recognize and deal for all purposes hereunder with only those record Holders listed on the transfer ledgers as of the close of business on the Record Date.

G. MEANS OF CASH PAYMENT

      Cash payments hereunder shall be in U.S. funds by check, wire transfer, or such other commercially reasonable manner as the payor shall determine in its sole discretion.

H. CALCULATION OF DISTRIBUTION AMOUNTS OF NEW TMS COMMON STOCK AND NEW WARRANTS

      No fractional shares of New TMS Common Stock or New Warrants to purchase fractional shares of New TMS Common Stock shall be issued or distributed hereunder or by Reorganized TMS or any Disbursing Agent, Indenture Trustee, agent, or servicer. Each Person entitled to receive New TMS Common Stock or New Warrants shall receive the total number of whole shares of New TMS Common Stock or New Warrants to purchase the total number of whole shares of New TMS Common Stock to which such Person is entitled. Whenever any Distribution to a particular Person would otherwise call for Distribution of a fraction of a share of New TMS Common Stock or a New Warrant to purchase a fractional share of New TMS Common Stock, such number of shares or New Warrants to purchase shares to be distributed shall be rounded down to the nearest whole number.

I. DELIVERY OF DISTRIBUTIONS; UNDELIVERABLE OR UNCLAIMED DISTRIBUTIONS

      Distributions to Holders of Allowed Claims shall be made by the Disbursing Agent or the Indenture Trustee, as the case may be, (a) at the Holder's last known address, (b) at the address in any written notice of address change delivered to the Disbursing Agent, (c) in the case of the Holder of an Allowed Senior Note Claim, at the address in the Indenture Trustee's official records, or (d) at the address set forth in a properly completed letter of transmittal accompanying a Certificate properly remitted in accordance with the terms hereof. If any Holder's Distribution is returned as undeliverable, no further Distributions to such Holder shall be made, unless and until the Disbursing Agent or Indenture Trustee is notified of such Holder's then current address, at which time all missed Distributions shall be made to such Holder without interest. Amounts in respect of undeliverable Distributions made through the Disbursing Agent or the Indenture Trustee shall be returned to the appropriate Reorganized Debtor or the Indenture Trustee, as the case may be, until such Distributions are claimed. All claims for undeliverable Distributions must be made on or before the second anniversary of the Effective Date, after which date (i) all Cash in respect of such forfeited Distribution including interest accrued thereon shall revert to Reorganized TMS and (ii) all New TMS Common Stock and New Warrants in respect of such forfeited Distribution shall be cancelled, in each case, notwithstanding any federal or escheat laws to the contrary.

J. WITHHOLDING AND REPORTING REQUIREMENTS

      In connection with this Plan and all Distributions hereunder, the Disbursing Agent shall, to the extent applicable, comply with all tax withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all Distributions hereunder shall be subject to any such withholding and reporting requirements. The Disbursing Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements.

K. SETOFFS

      Other than in respect of any Allowed Credit Agreement Claim or any Allowed Senior Note Claim, a Reorganized Debtor may, but shall not be required to, set off against any Claim, and the payments or other Distributions to be made pursuant to this Plan in respect of such Claim, claims of any nature whatsoever that the Debtor or Reorganized Debtor may have against the Claim's Holder; provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Reorganized Debtor of any claim that the Debtor or Reorganized Debtor may have against such Holder. Nothing in this Plan shall be deemed to expand rights to setoff under applicable non-bankruptcy law. Notwithstanding the foregoing, the Reorganized Debtors shall be deemed to waive and shall have no right of setoff or recoupment against any Senior Note Claim, any Credit Agreement Claim or against any amounts at any time due or outstanding under the Indenture or the DIP Facility.

                                   ARTICLE VI.

     PROCEDURES FOR RESOLVING DISPUTED, CONTINGENT, AND UNLIQUIDATED CLAIMS

A. OBJECTIONS TO CLAIMS; DISPUTED CLAIMS

      The Debtors intend to make Distributions, as required by this Plan, in accordance with the books and records of the Debtors (or in the case of the Senior Secured Debt or DIP Obligations, in accordance with the books and records of Bear Stearns as administrative agent). Unless disputed by a Holder of a Claim or Equity Interest, the amount set forth in the books and records of the Debtors shall constitute the amount of the Allowed Claim or Allowed Equity Interest of such Holder. If any Holder of a Claim or Equity Interest disagrees with the Debtors, such Holders must so advise the Debtors in writing, in which event, the Claim or Equity Interest shall be a Disputed Claim or a Disputed Equity Interest. The Debtors intend to attempt to resolve any such disputes consensually, or through other judicial means outside of the Bankruptcy Court. Nevertheless, the Debtors may, in their discretion, file with the Bankruptcy Court (or any other court of competent jurisdiction) an objection to the allowance of any Claim or Equity Interest, or any other appropriate motion or adversary proceeding with respect thereto. All such objections shall be litigated to Final Order; provided, however, that the Debtors may compromise and settle, withdraw or resolve by any other method, without requirement of Bankruptcy Court approval, any objections to Claims or Equity Interests. In addition, any Debtor may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code or other applicable law regardless of whether such Debtor has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of the any appeal relating to any such objection. In the event the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors may elect to pursue any supplemental proceedings to object to any ultimate Distribution on such Claim. All of the aforementioned Claims objection, estimation, and resolution procedures are cumulative and are not necessarily exclusive of one another. Claims may be estimated and thereafter resolved by any permitted mechanism.

B. NO DISTRIBUTION PENDING ALLOWANCE

      Notwithstanding any other provision herein, if any portion of a Claim is a Disputed Claim or any portion of an Equity Interest is a Disputed Equity Interest, no payment or Distribution provided hereunder shall be made on account of or in exchange for such Claim or Equity Interest unless and until such Disputed Claim or Disputed Equity Interest becomes an Allowed Claim or an Allowed Equity Interest.

C. DISTRIBUTIONS AFTER ALLOWANCE

      To the extent that a Disputed Claim or Disputed Equity Interest ultimately becomes an Allowed Claim or Allowed Equity Interest, a Distribution shall be made to the Holder of such Allowed Claim or Allowed Equity Interest in accordance with the provisions of this Plan. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court or other applicable court of competent jurisdiction allowing any Disputed Claim or Disputed Equity Interest becomes a Final Order, the Disbursing Agent shall provide to the Holder of such Claim or Equity Interest the Distribution to which such Holder is entitled hereunder on account of or in exchange for such Allowed Claim.

                                  ARTICLE VII.

              TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A. ASSUMED CONTRACTS AND LEASES

      Except as otherwise provided herein, or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with this Plan, as of the Effective Date each Reorganized Debtor shall be deemed to have assumed each executory contract and unexpired lease to which it is a party, unless such contract or lease (i) was previously assumed or rejected by the Debtors, (ii) previously expired or terminated pursuant to its own terms,
(iii) is the subject of a motion to reject filed on or before the Confirmation Date or (iv) is set forth in a schedule, as an executory contract or unexpired lease to be rejected, filed as part of the Plan Supplement. The Confirmation Order shall constitute an order of the Bankruptcy Court under section 365 of the Bankruptcy Code approving the contract and lease assumptions or rejections described above, as of the Effective Date.

      Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire, or occupancy of real property shall include (a) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affect such executory contract or unexpired lease and (b) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to an order of the Bankruptcy Court.

B. PAYMENTS RELATED TO ASSUMPTION OF CONTRACTS AND LEASES

      Any monetary amounts by which any executory contract and unexpired lease to be assumed hereunder is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by the applicable Debtor. If there is a dispute regarding (i) the nature or amount of any Cure, (ii) the ability of a Reorganized Debtor or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption, Cure shall occur following the entry of a Final Order of the Bankruptcy Court resolving the dispute and approving the assumption or assumption and assignment, as the case may be.

C. REJECTED CONTRACTS AND LEASES

      Except as otherwise provided herein or in any contract, instrument, release, indenture or other agreement or document entered into in connection with this Plan, none of the executory contracts and unexpired leases to which a Debtor is a party shall be rejected hereunder; provided, however, that the Debtors reserve the right, at any time prior to the Confirmation Date, to seek to reject any executory contract or unexpired lease to which any Debtor is a party.

D. CLAIMS BASED ON REJECTION OF EXECUTORY CONTRACTS OR UNEXPIRED LEASES

      All Claims arising out of the rejection of executory contracts and unexpired leases must be served upon the appropriate Debtor and its counsel within sixty (60) days after the earlier of (i) the date of entry of an order of the Bankruptcy Court approving such rejection or (ii) the Confirmation Date. Any such Claims not filed within such times shall be forever barred from assertion against the respective Debtor, its Estate, and its property.

E. COMPENSATION AND BENEFIT PLANS AND TREATMENT OF RETIREMENT PLAN

      Except and to the extent previously assumed by an order of the Bankruptcy Court, on or before the Confirmation Date, all employee compensation and benefit plans of the Debtors, including benefit plans and programs subject to sections 1114 and 1129(a)(13) of the Bankruptcy Code, entered into before or after the Commencement Date and not since terminated, shall be deemed to be, and shall be treated as if they were, executory contracts that are to be assumed hereunder. The Debtors' obligations under such plans and programs shall survive Confirmation of this Plan, except for (i) executory contracts or employee benefit plans specifically rejected pursuant to this Plan (to the extent such rejection does not violate sections 1114 and 1129(a)(13) of the Bankruptcy Code) and (ii) such executory contracts or employee benefit plans as have previously been rejected, are the subject of a motion to reject as of the Confirmation Date, or have been specifically waived by the beneficiaries of any employee benefit plan or contract; provided, however, that the Debtors' obligations, if any, to pay all "retiree benefits," as defined in section 1114(a) of the Bankruptcy Code, shall continue unimpaired and in full force and effect.

                                  ARTICLE VIII.

                      ACCEPTANCE OR REJECTION OF THIS PLAN

A. CLASSES ENTITLED TO VOTE

      Each Holder, as of the Voting Record Date of an Allowed Claim in an Impaired Class of Claims or Equity Interests that shall (or may) receive or retain property or any interest in property hereunder is entitled to vote to accept or reject this Plan. By operation of law, (i) each Unimpaired Class of Claims or Equity Interests is deemed to have accepted this Plan and, therefore, is not entitled to vote; and (ii) each Impaired Class of Claims and Equity Interests in Classes that are not entitled to receive or retain any property hereunder are presumed to have rejected this Plan and, therefore is not entitled to vote. In this case, only Holders of Claims in Class 6 shall be eligible to vote to accept or reject the Plan.

B. ACCEPTANCE BY IMPAIRED CLASSES

      An Impaired Class of Claims shall have accepted this Plan if the Holders of at least two-thirds in amount and more than one-half in number of the Allowed Claims in the Class actually voting have voted to accept this Plan, in each case not counting the vote of any Holder designated under section 1126(e) of the Bankruptcy Code.

C. ELIMINATION OF CLASSES

      Any Class that does not contain any Allowed Claims or Equity Interests or any Claims or Equity Interests temporarily allowed for voting purposes under Bankruptcy Rule 3018, as of the date of the commencement of the Confirmation Hearing, shall be deemed not included in this Plan for purposes of (i) voting to accept or reject this Plan and (ii) determining whether such Class has accepted or rejected this Plan under section 1129(a)(8) of the Bankruptcy Code.

D. NONCONSENSUAL CONFIRMATION

      The Bankruptcy Court may confirm this Plan over the dissent of any Impaired Class if all of the requirements for consensual confirmation under subsection 1129(a), other than subsection 1129(a)(8), of the Bankruptcy Code and for nonconsensual confirmation under subsection 1129(b) of the Bankruptcy Code have been satisfied.

      To obtain Confirmation notwithstanding the nonacceptance of a Class, the Debtors must demonstrate to the Court that this Plan "does not discriminate unfairly" and is "fair and equitable" with respect to any dissenting Impaired

Classes. A plan does not discriminate unfairly if the legal rights of a dissenting Impaired Class are treated in a manner consistent with the treatment of other Classes whose legal rights are substantially similar to those of the dissenting Impaired Class and if no Impaired Class receives more than it is entitled to for its Claims or Equity Interests. If required, the Debtors shall show at the Confirmation Hearing that this Plan does not discriminate unfairly.

      To the extent necessary, the Debtors shall request Confirmation of this Plan, as this Plan may be modified from time to time, under section 1129(b) of the Bankruptcy Code.

                                   ARTICLE IX.

       CONDITIONS PRECEDENT TO THIS PLAN'S CONFIRMATION AND EFFECTIVENESS

A. CONDITIONS TO CONFIRMATION

      1. The proposed Confirmation Order shall be in form and substance reasonably acceptable to the Debtors, the Supporting Noteholders (as defined in and pursuant to the terms of the Plan Support Agreement) and any Committee appointed in these Chapter 11 Cases. This condition is subject to the satisfaction or waiver in accordance with Article IX.D. below.

      2. The proposed Confirmation Order shall be satisfactory to the Exit Agent and the Required Exit Lenders in all respects that relate to, or could otherwise reasonably be expected to impact in an adverse manner, the Exit Lenders, unless
(a) the DIP Facility has been terminated prior to the entry of the Confirmation Order, and (b) the Confirmation Order directs the indefeasible payment in full, in cash, of all obligations arising under the Credit Agreement or DIP Credit Documents, no later than the Effective Date and as a condition to the effectiveness of the Plan.

B. CONDITIONS TO EFFECTIVE DATE

      The following are conditions precedent to the occurrence of the Effective Date, each of which must be satisfied or waived in accordance with Article IX.D. below:

         1. The Confirmation Order shall have been entered by the Bankruptcy Court.

         2. The Confirmation Order shall have become a Final Order.

         3. All authorizations, consents, and regulatory approvals required, if any, in connection with the consummation of this Plan shall have been obtained.

         4. The Debtors shall have executed and delivered all documents necessary to effectuate the issuance of the New Securities.

         5. All other actions, documents, and agreements necessary to implement this Plan shall have been effected or executed.

         6. No stay of the consummation of this Plan is in effect.

C. EFFECT OF FAILURE OF CONDITIONS

      In the event that one or more of the conditions specified in Article IX.B hereof shall not have occurred or been waived pursuant to Article IX.D. on or before May 4, 2005, (a) the Confirmation Order shall be vacated, (b) no distributions under the Plan shall be made, (c) the Debtors and Holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Order had never been entered, and (d) the Debtors' obligations with respect to Claims and Equity Interests shall remain unchanged and nothing contained herein shall constitute or be deemed a waiver or release of any Claims or Equity Interests by or against the Debtors or any Person or governmental Entity or to prejudice in any manner the rights of the Debtors or any Person or governmental Entity in any further proceedings involving the Debtors.

D. WAIVER OF CONDITIONS

      Each of the conditions set forth in Article IX.B above, other than as set forth in Article IX.B.1 and Article IX.B.3 through IX.B.5, may be waived in whole or in part by the Debtors with the consent of the each of the members of the Noteholder Group (which consent shall not be unreasonably withheld). The conditions set forth in Article IX.A.! may not be waived without the consent of the each of the members of the Noteholder Group (which consent shall not be unreasonably withheld). The condition set forth in Article IX.A.2 and Article IX.B.2 may not be waived without the written consent of the Exit Agent and the Required Exit Lenders.

                                   ARTICLE X.

                    MODIFICATIONS AND AMENDMENTS; WITHDRAWAL

      Subject to the Provisions of the Plan Support Agreement and the DIP Credit Documents, the Debtors may amend, or modify this Plan at any time prior to the Confirmation Date. The Debtors reserve the right to include any amended exhibits in the Plan Supplement with the consent of the members of the Noteholder Group, whereupon each such amended exhibit shall be deemed substituted for the original of such exhibit; provided, however, that the Commitment letter, the DIP Credit Documents, and the Exit Credit Documents may not be amended without the consent of the parties thereto. After the Confirmation Date the Debtors or Reorganized Debtors may, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies herein, the Disclosure Statement, and the Confirmation Order, and to accomplish such matters as may be necessary to carry out the purposes and extent hereof so long as such proceedings do not materially and adversely affect the treatment of Holders of Claims or Equity Interests hereunder.

                                   ARTICLE XI.

                            RETENTION OF JURISDICTION

      Under sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding this Plan's Confirmation and the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of or related to the Chapter 11 Cases and this Plan, to the fullest extent permitted by law, including jurisdiction to:

            A. hear and determine any and all objections to the allowance of Claims or Equity Interests;

            B. hear and determine any and all motions to estimate Claims at any time, regardless of whether the Claim to be estimated is the subject of a pending objection, a pending appeal, or otherwise;

            C. hear and determine any and all motions to subordinate Claims or Equity Interests at any time and on any basis permitted by applicable law;

            D. hear and determine all Professional Fee Claims and other Administrative Claims;

            E. hear and determine all matters with respect to the assumption or rejection of any executory contract or unexpired lease to which a Debtor is a party or with respect to which a Debtor may be liable, including, if necessary, the nature or amount of any required Cure or the liquidation of any Claims arising therefrom;

            F. hear and determine any and all adversary proceedings, motions, applications, and contested or litigated matters arising out of, under, or related to, the Chapter 11 Cases;

            G. enter such orders as may be necessary or appropriate in aid of the consummation hereof and to execute, implement, or consummate the provisions hereof and all contracts, instruments, releases, and other agreements or documents created in connection with this Plan, the Disclosure Statement or the Confirmation Order;

            H. hear and determine disputes arising in connection with the interpretation, implementation, consummation, or enforcement of this Plan and all contracts, instruments, and other agreements executed in connection with this Plan;

            I. hear and determine any request to modify this Plan or to cure any defect or omission or reconcile any inconsistency herein or any order of the Bankruptcy Court;

            J. issue and enforce injunctions or other orders, or take any other action that may be necessary or appropriate to restrain any interference with or compel action for the implementation, consummation, or enforcement hereof or the Confirmation Order;

            K. enter and implement such orders as may be necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified, or vacated;

            L. hear and determine any matters arising in connection with or relating hereto, the Confirmation Order or any contract, instrument, release, or other agreement or document created in connection with this Plan, the Disclosure Statement or the Confirmation Order;

            M. enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Cases;

            N. recover all assets of the Debtors and property of the Debtors' Estates, wherever located;

            O. hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

            P. hear and determine all disputes involving the existence, nature, or scope of the Debtors' discharge;

            Q. hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under, or not inconsistent with, provisions of the Bankruptcy Code; and

            R. enter a final decree closing the Chapter 11 Cases.

                                  ARTICLE XII.

                           COMPROMISES AND SETTLEMENTS

      Pursuant to Federal Rule of Bankruptcy Procedure 9019(a), the Debtors may compromise and settle various Claims against them and/or claims they may have against other Persons. Each of the Debtors expressly reserves the right (with Bankruptcy Court approval, following appropriate notice and opportunity for a hearing) to compromise and settle Claims against it and claims that it may have against other Persons up to and including the Effective Date. After the Effective Date, such right shall transfer to the Reorganized Debtors pursuant hereto and no Bankruptcy Court approval of any such action, compromise or settlement shall be required.

                                  ARTICLE XIII.

                            MISCELLANEOUS PROVISIONS

A. BAR DATES FOR CERTAIN CLAIMS

      1. ADMINISTRATIVE CLAIMS

      The Confirmation Order shall establish an Administrative Claims Bar Date for the filing of all Administrative Claims (other than Professional Fee Claims, Claims outstanding under the DIP Facility, or Claims for the expenses of the members of any Committee (if appointed)), which date shall be sixty (60) days after the Confirmation Date. Holders of asserted Administrative Claims, other than Professional Fee Claims or Claims for United States Trustee fees or the expenses of the members of any Committee (if appointed), not paid and not arising out of transactions in the ordinary course of business prior to the Confirmation Date must submit proofs of Administrative Claim on or before such Administrative Claims Bar Date or forever be barred from doing so. The notice of Confirmation to be delivered pursuant to Bankruptcy Rules 3020(c) and 2002(f) shall set forth such date and constitute notice of this Administrative Claims Bar Date. The Debtors or the Reorganized Debtors, as the case may be, shall have sixty (60) days (or such longer period as may be allowed by order of the Bankruptcy Court) following the Administrative Claims Bar Date to review and object to such Administrative Claims before a hearing for determination of allowance of such Administrative Claim.

      2. PROFESSIONAL FEE CLAIMS

      All final requests for compensation or reimbursement of Professional Fee Claims pursuant to sections 327, 328, 330, 331, 503(b), or 1103 of the Bankruptcy Code for services rendered to the Debtors or any Committee (if appointed) prior to the Confirmation Date must be filed and served on the Reorganized Debtors and their counsel and counsel to the Exit Lenders no later than sixty (60) days after the Effective Date, unless otherwise ordered by the Bankruptcy Court. Objections to applications of such Professionals or other Entities for compensation or reimbursement of expenses must be filed and served on the Reorganized Debtors and their counsel, the requesting Professional or other Entity, and counsel to the Exit Lenders no later than twenty (20) days (or such longer period as may be allowed by order of the Bankruptcy Court) after the date on which the applicable application for compensation or reimbursement was served.

B. PAYMENT OF STATUTORY FEES

      All fees payable under section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on or before the Effective Date. All such fees that arise after the Effective Date but before the closing of the Chapter 11 Cases shall be paid by the Reorganized Debtors.

C. SEVERABILITY OF PLAN PROVISIONS

      If, prior to Confirmation, any term or provision hereof is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions hereof shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision hereof, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

D. SUCCESSORS AND ASSIGNS

      The rights, benefits and obligations of all Persons named or referred to herein shall be binding on, and shall inure to the benefit of, their respective heirs, executors, administrators, personal representatives, successors or assigns.

E. INJUNCTION

      ALL INJUNCTIONS OR STAYS PROVIDED FOR IN THE CHAPTER 11 CASES PURSUANT TO SECTIONS 105 AND 362 OF THE BANKRUPTCY CODE OR OTHERWISE AND IN EFFECT ON THE CONFIRMATION DATE, SHALL REMAIN IN FULL FORCE IN EFFECT UNTIL THE EFFECTIVE DATE. EXCEPT AS OTHERWISE PROVIDED IN THE PLAN OR THE CONFIRMATION ORDER, ALL PERSONS OR ENTITIES THAT HAVE HELD, HOLD OR MAY HOLD CLAIMS OR CAUSES OF ACTION AGAINST OR EQUITY INTERESTS IN THE DEBTORS ARE, AS OF THE EFFECTIVE DATE PERMANENTLY ENJOINED FROM TAKING ANY OF THE FOLLOWING ACTIONS AGAINST ANY OF THE DEBTORS AND THEIR ESTATES, THE REORGANIZED DEBTORS, OR THEIR PROPERTY OR ASSETS ON ACCOUNT OF SUCH CLAIMS, CAUSES OF ACTION OR EQUITY INTERESTS: (A) COMMENCING, CONDUCTING OR CONTINUING IN ANY MANNER, DIRECTLY OR INDIRECTLY, ANY SUIT, ACTION OR OTHER PROCEEDING RELATING TO SUCH CLAIM, CAUSE OF ACTION OR

EQUITY INTEREST; (B) ENFORCING, LEVYING, ATTACHING, COLLECTING OR OTHERWISE RECOVERING IN ANY MANNER OR BY ANY MEANS, WHETHER DIRECTLY OR INDIRECTLY, ANY JUDGMENT, AWARD, DECREE OR ORDER RELATING TO SUCH CLAIM, CAUSE OF ACTION OR EQUITY INTEREST; (C) CREATING, PERFECTING OR ENFORCING IN ANY MANNER, DIRECTLY OR INDIRECTLY, ANY LIEN RELATING TO SUCH CLAIM, CAUSE OF ACTION OR EQUITY INTEREST; (D) ASSERTING ANY SETOFF, RIGHT OF SUBROGATION OR RECOUPMENT OF ANY KIND, DIRECTLY OR INDIRECTLY, AGAINST ANY DEBT, LIABILITY OR OBLIGATION DUE TO THE DEBTORS RELATING TO SUCH CLAIM, CAUSE OF ACTION OR EQUITY INTEREST; AND (E) PROCEEDING IN ANY MANNER IN ANY PLACE WHATSOEVER THAT DOES NOT CONFORM TO OR COMPLY WITH OR IS INCONSISTENT WITH THE PROVISIONS OF THE PLAN OR THE CONFIRMATION ORDER. NOTWITHSTANDING THIS SECTION, THE SET OFF RIGHTS OF ANY HOLDERS OF ALLOWED CLAIMS ARE PRESERVED TO THE EXTENT OF APPLICABLE LAW.

F. DEBTORS' RELEASES

      AS OF THE EFFECTIVE DATE, THE DEBTORS AS DEBTORS IN POSSESSION WILL BE DEEMED TO FOREVER RELEASE, WAIVE AND DISCHARGE ALL CLAIMS, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, DEMANDS, DEBTS, RIGHTS, CAUSES OF ACTION AND LIABILITIES (OTHER THAN THE RIGHTS OF THE DEBTORS TO ENFORCE THE PLAN AND THE CONTRACTS, INSTRUMENTS, RELEASES AND OTHER AGREEMENTS OR DOCUMENTS DELIVERED HEREUNDER) WHETHER DIRECT OR DERIVATIVE, LIQUIDATED OR UNLIQUIDATED, FIXED OR CONTINGENT, MATURED OR UNMATURED, DISPUTED OR UNDISPUTED, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THEN EXISTING OR THEREAFTER ARISING, IN LAW, EQUITY OR OTHERWISE THAT ARE BASED IN WHOLE OR IN PART ON ANY ACT, OMISSION, TRANSACTION, EVENT OR OTHER OCCURRENCE TAKING PLACE ON OR PRIOR TO THE EFFECTIVE DATE, OR IN ANY WAY RELATING TO THE RESTRUCTURING OF THE DEBTORS, THE CHAPTER 11 CASES, THE PLAN, OR THE DISCLOSURE STATEMENT, AND THAT COULD HAVE BEEN ASSERTED BY OR ON BEHALF OF THE DEBTORS, OR THEIR ESTATES AGAINST (A) THE REPRESENTATIVES, DIRECTORS, OFFICERS AND EMPLOYEES OF THE DEBTORS AND THE DEBTORS' AGENTS, ADVISORS AND PROFESSIONALS SERVING AS OF THE COMMENCEMENT DATE, IN EACH CASE IN THEIR CAPACITY AS SUCH, (B) THE HOLDERS OF SENIOR NOTE CLAIMS AND THE INDENTURE TRUSTEE FOR THE SENIOR NOTES, AND THE AGENTS, ADVISORS AND PROFESSIONALS OF SAME, IN EACH CASE IN THEIR CAPACITY AS SUCH, (C) THE HOLDERS OF CREDIT AGREEMENT CLAIMS AND CLAIMS UNDER THE DIP FACILITY, AND THE AGENTS, ADVISORS AND PROFESSIONALS OF SAME, IN EACH CASE IN THEIR CAPACITY AS SUCH, AND (D) THE MEMBERS OF ANY COMMITTEE, AND ITS AGENTS, ADVISORS AND PROFESSIONALS, IN EACH CASE IN THEIR CAPACITY AS SUCH; PROVIDED, HOWEVER, NOTHING IN THIS ARTICLE XIII.F. OF THE PLAN SHALL BE CONSTRUED TO RELEASE OR EXCULPATE ANY PERSON OR ENTITY FROM FRAUD, GROSS NEGLIGENCE, WILLFUL MISCONDUCT, MALPRACTICE, CRIMINAL CONDUCT, UNAUTHORIZED USE OF CONFIDENTIAL INFORMATION THAT CAUSES DAMAGES OR FOR PERSONAL GAIN, OR ULTRA VIRES ACTS.

G. OTHER RELEASES

      ON THE EFFECTIVE DATE, EFFECTIVE AS OF THE CONFIRMATION DATE, AND EXCEPT AS OTHERWISE PROVIDED HEREIN OR IN THE CONFIRMATION ORDER, THE DEBTORS, THE REORGANIZED DEBTORS, EACH HOLDER OF A SENIOR NOTE CLAIM, THE INDENTURE TRUSTEE, THE SENIOR LENDERS, THE DIP LENDERS AND ANY COMMITTEE, AND EACH OF THEIR RESPECTIVE MEMBERS, OFFICERS, DIRECTORS, AGENTS, FINANCIAL ADVISORS, ATTORNEYS, EMPLOYEES, EQUITY HOLDERS, PARTNERS, AFFILIATES AND REPRESENTATIVES AND THEIR RESPECTIVE PROPERTY SHALL BE RELEASED FROM ANY AND ALL CLAIMS, OBLIGATIONS, RIGHTS, CAUSES OF ACTION, AND LIABILITIES WHICH THE DEBTORS, REORGANIZED DEBTORS, OR ANY HOLDER OF A CLAIM AGAINST OR EQUITY INTEREST IN ANY DEBTOR MAY BE ENTITLED TO ASSERT, WHETHER FOR TORT, FRAUD, CONTRACT, VIOLATIONS OF FEDERAL OR STATE SECURITIES LAWS, OR OTHERWISE, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, EXISTING OR HEREAFTER ARISING, BASED IN WHOLE OR IN PART UPON ANY ACT OR OMISSION, TRANSACTION OR OTHER OCCURRENCE TAKING PLACE ON OR BEFORE THE CONFIRMATION DATE, IN ANY WAY RELATING TO THE

CHAPTER 11 CASES OR THIS PLAN, OR OTHERWISE; PROVIDED, HOWEVER, THAT NOTHING SHALL RELEASE ANY PERSON FROM ANY CLAIMS, OBLIGATIONS, RIGHTS, CAUSES OF ACTION, OR LIABILITIES ARISING OUT OF SUCH PERSON'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

H. EXCULPATION AND LIMITATION OF LIABILITY

      The Reorganized Debtors, the Holders of Senior Note Claims, the Senior Lenders, the DIP Lenders, the Indenture Trustee, any Committee, and any and all of their respective present or former members, officers, directors, employees, equity holders, partners, affiliates, advisors, attorneys, or agents, and any of their successors or assigns, shall not have or incur any liability to any Holder of a Claim or an Equity Interest, or any other party-in-interest, or any of their respective agents, employees, equity holders, partners, members, representatives, financial advisors, attorneys, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of the administration of the Chapter 11 Cases, the solicitation of acceptances hereof, the pursuit of Confirmation hereof, the consummation hereof, or the administration hereof or the property to be distributed hereunder, except for their willful misconduct or gross negligence, and in all respects they shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities.

I. BINDING EFFECT

      This Plan shall be binding upon and inure to the benefit of the Debtors, all present and former Holders of Claims against and Equity Interests in the Debtors, their respective successors and assigns, including the Reorganized Debtors, and all other parties-in-interest in the Chapter 11 Cases.

J. REVOCATION, WITHDRAWAL, OR NON-CONSUMMATION

      The Debtors reserve the right to revoke or withdraw this Plan at any time prior to the Confirmation Date and to file other plans of reorganization. If the Debtors revoke or withdraw this Plan, or if Confirmation or consummation hereof does not occur, then (i) this Plan shall be null and void in all respects, (ii) any settlement or compromise embodied herein (including the fixing or limiting to an amount any Claim or Class of Claims), assumption or rejection of executory contracts or leases effected by this Plan, and any document or agreement executed pursuant to this Plan shall be deemed null and void, and (iii) nothing contained herein, and no acts taken in preparation for consummation hereof, shall (a) constitute or be deemed to constitute a waiver or release of any Claims by or against, or any Equity Interests in, the Debtors or any other Person, (b) prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors, or (c) constitute an admission of any sort by the Debtors or any other Person.

K. COMMITTEES

      On the Effective Date, the duties of any Committee shall terminate.

L. PLAN SUPPLEMENT

      Any and all agreements, exhibits, lists, or schedules referred to herein but not filed with this Plan shall be contained in the Plan Supplement and filed with the Securities and Exchange Commission contemporaneously with the commencement of solicitation hereof. A final version of the Plan Supplement will be filed with the Clerk of the Bankruptcy Court at least five Business Days prior to the date of the commencement of the Confirmation Hearing. Thereafter, any Person may examine the Plan Supplement in the office of the Clerk of the Bankruptcy Court during normal court hours. Holders of Claims against or Equity Interests in the Debtors may obtain a copy of the Plan Supplement upon written request to the Debtors in accordance with Article XIII.N.

M. NOTICES TO DEBTORS

      Any notice, request, or demand required or permitted to be made or provided to or upon a Debtor or a Reorganized Debtor hereunder shall be (i) in writing, (ii) served by (a) certified mail, return receipt requested, (b) hand delivery, (c) overnight delivery service, (d) first class mail, or (e) facsimile transmission, and (iii) deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

      TRICO MARINE SERVICES, INC.
      TRICO MARINE ASSETS, INC.
      TRICO MARINE OPERATORS, INC.
      2401 Fountainview, Suite 920
      Houston, Texas  77057
      Attn:  Trevor Turbidy
      Telephone:  (713) 780-9926
      Facsimile:  (713)  780-0062

with a required copy to:

      KIRKLAND & ELLIS LLP
      Citigroup Center
      153 East 53rd Street
      New York, New York 10022
      Attn: Robert G. Burns
      Telephone: (212) 446-4800
      Facsimile:  (212) 446-4900

N. INDEMNIFICATION OBLIGATIONS

      Except as otherwise specifically set forth herein, any obligations or rights of the Debtors or Reorganized Debtors to defend, indemnify, reimburse, or limit the liability of the Debtors' present and former directors, officers or employees (the "Covered Persons") pursuant to the Debtors' or Reorganized Debtors' certificates of incorporation, bylaws, policy of providing employee indemnification, applicable state law, or specific agreement in respect of any claims, demands, suits, causes of action, or proceedings against such Covered Persons based upon any act or omission related to such Covered Persons' service with, for, or on behalf of the Debtors prior to the Effective Date shall be deemed executory contracts assumed hereunder and shall, in any event, survive Confirmation hereof and remain unaffected thereby, and shall not be discharged, irrespective of whether such defense, indemnification, reimbursement, or limitation of liability accrued or is owed in connection with an occurrence before or after the Commencement Date.

O. GOVERNING LAW

      Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the laws of (i) the State of New York shall govern the construction and implementation hereof and any agreements, documents, and instruments executed in connection with this Plan and (ii) the laws of the state of incorporation of each Debtor shall govern corporate governance matters with respect to such Debtor, in either case without giving effect to the principles of conflicts of law thereof.

P. PREPAYMENT

      Except as otherwise provided herein or the Confirmation Order, the Debtors shall have the right to prepay, without penalty, all or any portion of an Allowed Claim at any time; provided, however, that any such prepayment shall not be violative of, or otherwise prejudice, the relative priorities and parities among the Classes of Claims.

Q. SECTION 1125(E) OF THE BANKRUPTCY CODE

      As of the Confirmation Date, the Debtors and the members of the Noteholder Group shall be deemed to have solicited acceptances hereof in good faith and in compliance with the applicable provisions of the Bankruptcy Code. As of the Confirmation Date, the Debtors, the members of the Noteholder Group, and each of their respective affiliates, agents, directors, officers, employees, investment bankers, financial advisors, attorneys, and other professionals shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of the New Securities hereunder, and therefore are not, and on account of such offer, issuance and solicitation shall not be, liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections hereof or the offer and issuance of New Securities hereunder.

Dated:  New York, New York
        November 12, 2004

                                          TRICO MARINE SERVICES, INC.
                                          TRICO MARINE ASSETS, INC.
                                          and TRICO MARINE OPERATORS, INC.



                                          By:  /s/ Thomas Fairley
                                               -------------------------------
                                               Chief Executive Officer

                                          KIRKLAND & ELLIS LLP
                                          Attorneys for Trico Marine
                                          Services, Inc., Trico Marine
                                          Assets, Inc. and Trico
                                          Marine  Operators, Inc.


                                          By:  /s/ Robert G. Burns
                                               -------------------------------
                                               Robert G. Burns
                                               Citigroup Center
                                               153 East 53rd Street
                                               New York, New York  10022
                                               (212) 446-4800

                                    EXHIBIT B

                  LIQUIDATION ANALYSIS AND BEST INTERESTS TEST

      Pursuant to section 1129(a)(7) of the Bankruptcy Code (often called the "Best Interests Test"), Holders of Allowed Claims and Allowed Equity Interests must either (a) accept the Plan or (b) receive or retain under the Plan property of a value, as of the Plan's assumed Effective Date, that is not less than the value such non-accepting Holder would receive or retain if the Debtors were to be liquidated under Chapter 7 of the Bankruptcy Code. In determining whether the Best Interests Test has been met, the first step is to determine the dollar amount that would be generated from a hypothetical liquidation of the Debtors' assets under Chapter 7. The gross amount of cash available would be the sum of the proceeds from the disposition of the Debtors' assets and the cash held by the Debtors at the commencement of their Chapter 7 cases. Prior to delivering any proceeds to general unsecured creditors, available cash and asset liquidation proceeds would first be applied to Secured Claims and amounts necessary to satisfy any Chapter 7 Administrative Claims (including any incremental Administrative Claims that may result from the termination of the Debtors' business and the liquidation of the Debtors' assets). Any remaining cash and asset liquidation proceeds after satisfaction of Secured Claims and Administrative Claims would be available for distribution to general unsecured creditors and equity holders in accordance with the distribution hierarchy established by section 726 of the Bankruptcy Code.

      The liquidation analysis ("Liquidation Analysis") below reflects the estimated cash proceeds, net of liquidation-related costs that would be available to the Debtors' creditors if they were to be liquidated pursuant to a Chapter 7 liquidation. Underlying the Liquidation Analysis are a number of estimates and assumptions regarding liquidation proceeds that, although developed and considered reasonable by management and the Debtors' advisors, are inherently subject to significant business, economic and competitive uncertainties and contingencies beyond the control of the Debtors and management. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE VALUES REFLECTED IN THE LIQUIDATION ANALYSIS WOULD BE REALIZED IF THE DEBTORS WERE, IN FACT, TO UNDERGO SUCH A LIQUIDATION, AND ACTUAL RESULTS COULD VARY MATERIALLY FROM THOSE SHOWN HERE.

      The Liquidation Analysis assumes that the Debtors' actual June 30, 2004 balance sheet, on which this analysis is based, is a proxy for the balance sheet on the date on which a liquidation would commence. The Liquidation Analysis also assumes that the liquidation of the Debtors would commence under the direction of a court-appointed Chapter 7 trustee and continue for a maximum of 12 months, during which time all of the Debtors' major assets would be sold and the cash proceeds, net of liquidation-related costs, would be distributed to satisfy Claims.

      The following Liquidation Analysis should be reviewed in conjunction with the accompanying notes.

                  1. IMPORTANT CONSIDERATIONS AND ASSUMPTIONS:

Estimate of Net Proceeds

      The Liquidation Analysis assumes that a liquidation of the Debtors' assets would occur under the direction of a Bankruptcy Court-appointed Chapter 7 trustee. Liquidation values were generally assessed for classes of assets by estimating the percentage recoveries that a Chapter 7 might achieve through their disposition. The proceeds of these sale transactions would be conveyed to the Debtors' creditors. Proceeds from the sale of stock of foreign subsidiaries owned by certain of the Debtors were also estimated. Such sales are assumed to occur on a going concern basis, based on Enterprise Value-to-EBITDA multiples which reflect a distressed sale.

      The liquidation period, estimated to be a minimum of six months to a maximum of twelve months, would allow for an expedited sale process and the documentation and closing of such sale transactions.

Estimates of Costs

      The Debtors' liquidation costs under Chapter 7 would include fees payable to a Chapter 7 trustee as well as those that might be payable to attorneys, financial advisors, appraisers, accountants, and other professionals in connection with the Chapter 7 liquidation.

Distribution of Net Proceeds Under Absolute Priority

      Under the absolute priority rule, no junior creditor would receive any distribution until all senior creditors are paid in full, and no equity holder would receive any distribution until all creditors are paid in full.

      After consideration of the effects that a Chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors, including (i) the increased costs and expenses of a liquidation under Chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee, (ii) the erosion in value of assets in a Chapter 7 case in the context of the expeditious liquidation required under Chapter 7, and (iii) potential increases in claims which may arise in a liquidation, the Debtors have determined, as summarized on the charts below, that confirmation of the Plan will provide creditors with a recovery that is not less than they would receive pursuant to a liquidation of the Debtors under Chapter 7 of the Bankruptcy Code.

                           TRICO MARINE SERVICES, INC.
                              LIQUIDATION ANALYSIS

AS OF JUNE 30, 2004
($ in millions)


ESTIMATED LIQUIDATION PROCEEDS

                                                            BOOK VALUE (a)                        HYPOTHETICAL LIQUIDATION RANGE
                                            ----------------------------------------------   ---------------------------------------
                                                            ADJUSTMENTS
                                                                TO                                 RECOVERY %             AMOUNT
                                                 TMAR        EXCLUDE        DEBTORS          ---------------------    --------------
                                            CONSOLIDATED NON-DEBTORS (b) TMA, TMS, TMO (c)     LOW          HIGH       LOW     HIGH
                                            ------------ --------------- -----------------   -------       -------    -----   ------
ASSETS
CURRENT ASSETS
  Cash and cash equivalents (d) .........      $   22.6     ($  16.7)       $    5.9          100.0%        100.0%    $ 5.9    $ 5.9
  Restricted cash (e) ...................           8.0         (0.9)            7.1            0.0%          0.0%      0.0      0.0
  Accounts receivable, net (f) ..........          28.5        (15.0)           13.5           60.0%         70.0%      8.1      9.4
                                               --------      -------        --------                                  -----    -----
    Total Current Assets ................      $   59.0     ($  32.6)       $   26.5                                  $13.9    $15.3

NON-CURRENT ASSETS
  Property and Equipment, at cost:
    Land and buildings ..................      $    3.8     ($   0.1)       $    3.6
    Marine vessels ......................         614.6       (371.9)          242.7
    Construction-in-progress ............           0.6          0.0             0.6
    Transportation and other ............           5.2         (1.7)            3.5
  Less accumulated D&A ..................        (185.4)        75.5          (109.9)
                                               --------      -------        --------
  Net property and equipment (g) ........      $  438.7     ($ 298.2)       $  140.5           30.0%         35.0%     42.2     49.2

  Spares inventory (h) ..................           9.1         (1.6)            7.5           25.0%         30.0%      1.9      2.2
  Investment in TMIBV(Previously TSA) (i)           0.0        264.7           264.7           11.3%         18.6%     29.8     49.3
  Investment In TMI (j) .................           0.0          0.0             0.0           N/A           N/A        0.0      0.0
                                               --------      -------        --------                                  -----    -----
    TOTAL ASSETS ........................      $  506.8     ($  67.7)       $  439.2                                  $87.8   $116.1
                                               ========      =======        ========                                  =====   ======


DISTRIBUTION OF LIQUIDATION PROCEEDS

                                                                AMOUNT
                                                         ---------------------
                                                           LOW          HIGH
                                                         --------     --------
GROSS LIQUIDATION PROCEEDS ........................      $   87.8     $  116.1

CHAPTER 7 ADMINISTRATIVE CLAIMS
  Trustee and receiver fees (k) ...................      $    2.6     $    3.5
  Counsel for trustee and other professional fees (l)         2.7          2.7
  Wind-down costs (m) .............................           8.0          8.0
                                                         --------     --------
    Chapter 7 Administrative claims ...............      $   13.3     $   14.2

TOTAL NET PROCEEDS AVAILABLE FOR DISTRIBUTION......      $   74.4     $  101.9


Less:
  Secured Trade Claims (n) ........................           1.7          1.7
  Recovery Amount .................................           1.7          1.7
  % Recovery ......................................         100.0%       100.0%

Less:
  Prepetition Secured Credit Agreement (o) ........          54.9         54.9
  Recovery Amount .................................          40.6         48.5
  % Recovery ......................................          73.9%        88.3%

NET PROCEEDS AVAILABLE FOR UNSECURED CLAIMS .......      $   32.2     $   51.7

Less:
  Unsecured Claims (p) ............................         281.2        273.3
  Recovery Amount .................................          32.2         51.7
  % Recovery ......................................          11.4%        18.9%

NOTES TO LIQUIDATION ANALYSIS

(a) BOOK VALUES AS OF JUNE 30, 2004. Unless otherwise stated, the book values used in the Liquidation Analysis are book values as of June 30, 2004. These actual balances are used as a reference point for the analysis and are assumed to be representative of the Debtors' assets as of the assumed Effective Date.

(b) Reflects all adjustments and eliminations necessary to exclude non-Debtor entities' assets from those that would be subject to a chapter 7 liquidation.

(c) Asset values correspond to the book values as of June 30, 2004 of the Debtors only, and do not reflect consolidated book values, i.e., those including the Debtors' non-debtor subsidiaries.

(d) CASH AND CASH EQUIVALENTS. Cash consists of all cash in banks or operating accounts and liquid investments with maturities of three months or less. Cash is assumed to be fully recoverable.

(e) RESTRICTED CASH. Restricted cash balances primarily reflect cash which collateralizes currently posted letters of credit. The liquidation analysis assumes this cash would be drawn by letter of credit counterparties in the event of a Chapter 7 liquidation and that TMS, TMA and TMO would be unable to recover any such restricted cash.

(f) ACCOUNTS RECEIVABLE. Estimated proceeds realizable from short-term and long-term accounts receivable under a liquidation are based on management's assessment of the ability of the Debtors to collect on their accounts, taking into consideration the credit quality and aging of the accounts. The liquidation range of 60% to 70% of book value is an estimate of the proceeds that would be available in a "forced sale" scenario. This range takes into account the inevitable difficulty in collecting receivables and any concessions which might be required to facilitate the collection of certain accounts.

(g) NET PROPERTY AND EQUIPMENT. Property and Equipment includes marine vessels, land, buildings, improvements, furniture, and other fixed assets, less accumulated depreciation. Consideration was given to the "forced sale" nature of the liquidation, the need to prepare certain assets for sale, the physical location of the assets, and the expected market for such assets in estimating the recovery rates. The overall range of recovery rates across all fixed asset classes was determined to be 30% to 35% of net book value. Estimated vessel values comprise in excess of 97% of Net Property and Equipment recovery values.

(h) SPARES INVENTORY. Spares Inventory includes spare vessel parts and fuel on the vessels. The range of recovery rates across this inventory was estimated at 25% to 30%.

(i) INVESTMENT IN TMIH. TMS's investment in TMIH reflects the company's investment in / ownership of its North Sea marine support vessel business. TMS's interests in this foreign subsidiary are assumed to be sold on a going concern basis at a distressed value. Estimated sale values reflect a range of Enterprise Value to 2005 EBITDA multiples based on current trading multiples of public comparables, discounted to reflect a "forced sale." The hypothetical liquidation value range which is shown represents recoveries on TMS's equity investment in TMIH and assume net debt at TMIH of approximately $80 million. Transaction costs are assumed to be 2% to 3% of gross proceeds.

(j) INVESTMENT IN TMI. TMS's investment in TMI reflect the company's investment in / ownership of the SWATH, Hondo and Spirit vessels. Proceeds from the sale of TMS's interests in this subsidiary are assumed to be equal to the amount of secured debt at the subsidiary, hence offering no recovery value to the debtors.

(k) TRUSTEE AND RECEIVER FEES. Compensation for the Chapter 7 trustee will be limited to fee guidelines in section 326 of the Bankruptcy Code. Management has assumed trustee fees of 2% to 4% of the proceeds in the liquidation. The liquidation analysis assumes the midpoint of this range.

(l) COUNSEL FOR TRUSTEE AND OTHER PROFESSIONAL FEES. Compensation for the Chapter 7 trustee's counsel and other legal, financial and professional advice during the Chapter 7 proceedings is estimated to be approximately $200,000 to $400,000 per month beginning at the commencement of the liquidation proceedings. The total estimate of these fees assumes a nine-month liquidation process and the midpoint of the range of monthly expenses.

(m) OPERATING EXPENSES/WIND-DOWN COSTS. The Debtors assume the Chapter 7 liquidation process will take six to twelve months to complete. Corporate payroll and operating costs during liquidation are based on the assumption that certain functions and facilities would be required during the liquidation process. Costs would include salaries of financial and operating employees, severance pay, and maintenance, security and utility costs that would be incurred during a Chapter 7 liquidation. Operating expenses for a nine-month period (the mid-point of the six to twelve month estimated liquidation process) are assumed to range from $7 million to $9 million. The liquidation analysis assumes the midpoint of this range.

(n) SECURED TRADE CLAIMS. Amount of accounts payable estimated to hold maritime liens.

(o) PREPETITION SECURED CREDIT AGREEMENT. Claims reflect $54.9 million of borrowings under the Prepetition Secured Credit Agreement as of June 30, 2004.

(p) UNSECURED CLAIMS. Unsecured Claims against the Debtors include approximately $264 million of Senior Note Claims and estimated accrued interest plus potential deficiency claims by the secured claimants plus certain estimated trade, pension, postretirement, and other miscellaneous claims that are not compromised under the plan but which would recover as unsecured claimants in a Chapter 7 liquidation. Unsecured claims must recover in full before equity interests.

                                    EXHIBIT C

                         PROJECTED FINANCIAL INFORMATION

      The Debtors have prepared projected operating and financial results on a consolidated basis for the five years ending December 31, 2009 (the "Projections"). The Debtors have also prepared a pro-forma balance sheet of Trico Marine Service, Inc. and it's debtor and non-debtor affiliates and subsidiaries (collectively, the "Trico Companies") based upon an assumed effective date of December 31, 2004.

      THE FINANCIAL PROJECTION INFORMATION DISCUSSED HEREIN CONTAINS CERTAIN STATEMENTS THAT ARE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ARE SUBJECT TO A NUMBER OF ASSUMPTIONS, RISKS AND UNCERTAINTIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE DEBTORS, INCLUDING THE IMPLEMENTATION OF THE PLAN, THE CONTINUING AVAILABILITY OF SUFFICIENT BORROWING CAPACITY OR OTHER FINANCING TO FUND OPERATIONS, ACHIEVING OPERATING EFFICIENCIES, MAINTAINING GOOD EMPLOYEE RELATIONS, EXISTING AND FUTURE GOVERNMENTAL REGULATIONS AND ACTIONS OF GOVERNMENTAL BODIES, NATURAL DISASTERS, ACTS OF TERRORISM OR WAR, INDUSTRY-SPECIFIC RISK FACTORS AND OTHER MARKET AND COMPETITIVE CONDITIONS. HOLDERS OF CLAIMS ARE CAUTIONED THAT THE FORWARD-LOOKING STATEMENTS SPEAK AS OF THE DATE MADE AND ARE NOT GUARANTEES OF FUTURE PERFORMANCE. ACTUAL RESULTS OR DEVELOPMENTS MAY DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED OR IMPLIED IN THE FORWARD-LOOKING STATEMENTS, AND THE DEBTORS UNDERTAKE NO OBLIGATION TO UPDATE ANY SUCH STATEMENTS. SEE SECTION X -- "CERTAIN FACTORS TO BE CONSIDERED"

      THE PROJECTIONS WERE NOT PREPARED TO COMPLY WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS AND THE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION. THE DEBTORS' INDEPENDENT ACCOUNTANTS HAVE NEITHER EXAMINED NOR COMPILED THE ACCOMPANYING PROJECTIONS AND ACCORDINGLY DO NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT TO THE PROJECTIONS, ASSUME NO RESPONSIBILITY FOR THE PROJECTIONS AND DISCLAIM ANY ASSOCIATION WITH THE PROJECTIONS. EXCEPT FOR PURPOSES OF THIS DISCLOSURE STATEMENT, THE DEBTORS DO NOT PUBLISH PROJECTIONS OF THEIR ANTICIPATED FINANCIAL POSITION OR RESULTS OF OPERATIONS.

      THE DEBTORS BELIEVE THAT THE PROJECTIONS ARE BASED ON ESTIMATES AND ASSUMPTIONS THAT ARE REASONABLE. THE ESTIMATES AND ASSUMPTIONS MAY NOT BE REALIZED, HOWEVER, AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE DEBTORS' CONTROL. NO REPRESENTATIONS CAN BE OR ARE MADE AS TO WHETHER THE ACTUAL RESULTS WILL BE WITHIN THE RANGE SET FORTH IN THE PROJECTIONS. THEREFORE, ALTHOUGH THE PROJECTIONS ARE NECESSARILY PRESENTED WITH NUMERICAL SPECIFICITY, THE ACTUAL RESULTS OF OPERATIONS ACHIEVED DURING THE PROJECTION PERIOD WILL VARY FROM PROJECTED RESULTS. THESE VARIATIONS MAY BE MATERIAL. ACCORDINGLY, NO REPRESENTATION CAN BE OR IS BEING MADE WITH RESPECT TO THE ACCURACY OF THE PROJECTIONS OR THE ABILITY OF THE REORGANIZED DEBTORS TO ACHIEVE THE PROJECTIONS. SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE, AND EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THE PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED, OR MAY BE UNANTICIPATED, AND THEREFORE MAY AFFECT FINANCIAL RESULTS IN A MATERIAL AND POSSIBLY ADVERSE MANNER. THE PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTEE OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR. IN DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN, HOLDERS OF CLAIMS MUST MAKE THEIR OWN DETERMINATIONS AS TO THE REASONABLENESS OF SUCH ASSUMPTIONS AND THE RELIABILITY OF THE PROJECTIONS. SEE SECTION X -- "CERTAIN FACTORS TO BE CONSIDERED"

      The Projections should be read in conjunction with the assumptions, qualifications and explanations set forth in the historical consolidated financial statements, including the notes and schedules thereto, incorporated herein by reference to TMS's Annual Report on Form 10-K for the year ended December 31, 2003 and the Quarterly Report on Form 10-Q for the quarter ended June 30, 2004. Condensed versions of these historical financial statements are cited in the previous section.

      The Projections have been prepared on the assumption that the effective date of the Plan will be December 31, 2004. Although the Debtors presently intend to seek to cause the Effective Date to occur as soon as practicable, there can be no assurance as to when the Effective Date will actually occur. The balance sheet adjustments in the column captioned "Reorganization Adjustments" reflect the assumed effect of Confirmation and the consummation of the transactions contemplated by the Plan, including the settlement of various liabilities and incurrence of new indebtedness.

      The Projections are based on, and assume the successful implementation of Reorganized TMS's business plan.

I. PRINCIPAL ASSUMPTIONS FOR THE PROJECTIONS

A. GENERAL

      1. Methodology. The Projections are based upon the Debtors' detailed operating budget for the period ending December 31, 2005, which was developed at the vessel class level. The projections for the calendar years 2006 through 2009 were prepared on the same basis, but developed through trending analysis using key top-down assumptions.

      2. Plan Consummation. The operating assumptions assume the Plan will be confirmed and consummated by December 31, 2004.

      3. Macroeconomic and Industry Environment. The Projections reflect a cyclical improvement in the offshore drilling and construction environment over the 2005-2009 Projection Period and a rising interest rate environment.

B. PROJECTED STATEMENTS OF OPERATIONS

      1. Net Sales. Consolidated revenues, estimated to be $103.7 million in 2004, are projected to increase by approximately 5.3% in 2005, and then to continue to grow, peaking in 2008 at $163.5 million.

      2. Gross Margin. Gross margin is projected to be 28.7% in 2004, increasing to 47.2% in 2008.

      3. General and Administrative Expenses. Includes employee salaries and benefits. As part of the operational restructuring, G&A expenses are projected to decline 13.6% in 2005 and to remain relatively constant, after adjusting for inflation, throughout the Projection Period.

      4. Mobilization and De-stacking Costs. Include costs associated with preparing stacked boats for operations and mobilizing them to new markets.

      5. Restructuring Costs. Includes payments to professionals advising the Debtors, the Noteholder Group and the DIP/Exit Lenders, as well as payments under the Key Employee Retention Program.

      6. Depreciation. Book depreciation is projected based on estimates of useful life of Reorganized TMS's PP&E.

      7. Classification Costs. Projections reflect change for the proposed accounting treatment of Classification Costs, which is expected to be implemented post-bankruptcy, whereby Classification Costs will be expensed as incurred. Projections reflect amortization of Classification Costs in 2004. Classification Costs expensed as incurred thereafter.

      8. Gain (Loss) on Sales of Assets. Includes realized gain (loss) on the sale-leaseback of the Fosnavag, Norway Office and the sale of the Brazilian line handlers, the Northern Viking, Northern Sea and Northern Seeker vessels.

      9. Interest Expense. Interest expense assumptions associated with the Norwegian and MARAD indebtedness remains unchanged from historical levels. The Exit Facility consists of a $55 million term loan and a $20 million revolver. Interest expense of LIBOR plus 500 basis points assumed for both components of the Exit Facility.

      10. Income Tax Provision. The Reorganized Debtors expect to offset any future taxable income its U.S. operations generate during the forecast period with operating loss carryforwards the Company emerges from bankruptcy with as well as net operating losses it generates during the Projection Period. Deferred taxes are recognized for Norwegian operations, as a result of the Norwegian tax exemption for maritime companies.

C. PROJECTED STATEMENTS OF CASH FLOW

      1. Working Capital. Accounts receivable, and accounts payable are projected to be outstanding for 96 and 30 days, respectively for 2004. For 2005-2009 they are projected to remain stable at 108 and 34 days outstanding, respectively.

      2. Capital Expenditures. Capital expenditures are expected to be remain below $10 million for 2004 and 2005. This figure is projected to increase to $17.2 million, $20.4 million, $20.6 million and $20.1 million for 2006, 2007, 2008 and 2009 respectively, as result of a new vessel build program in Norway.

      3. Borrowing (Repayment) of Debt. Includes scheduled debt amortization of NOK Facility, MARAD Notes and Exit Facility. Projections reflect the use of free cash flow to pay down, in certain periods, the NOK revolving credit facility and the Exit Revolving Facility. Exit Facility Term Loan assumed to amortize in $5 million increments years ending 2006, 2007 and 2008. Projections assume final bullet amortization of $40 million due at maturity is refinanced.

            PROJECTED BALANCE SHEET STATEMENT

      Fresh Start Accounting

      The American Institute of Certified Public Accountants ("AICPA") has issued Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ( "SOP 90-7"). The Projections have been prepared in accordance with the fresh-start reporting principles set forth in the SOP 90-7, giving effect thereto as of December 31, 2004, subject to significant simplifying assumptions.

      The Pro Forma Reorganized Balance Sheet ("Reorganized Balance Sheet") is based on an Estimated Pre-Reorganization Balance Sheet, as modified by "Reorganization" and "Fresh-Start" adjustments. The Pre-Reorganization Balance Sheet provides estimates of assets and liabilities just prior to confirmation, including liabilities subject to compromise recorded in accordance with the SOP 90-7. The Reorganization Adjustments adjusts the Pre-Reorganization Balance Sheet for the discharge of administrative claims and of estimated claims allowed by the Court upon confirmation. The Fresh-Start Adjustments further adjusts the Pre-Reorganization Balance Sheet of the emerging entity to:

      1. Reflect the reorganization value of the assets;

      2. Allocate the reorganization value among the assets; and

      3. Reflect each liability at the plan confirmation date at its fair value.

      Reorganization value approximates the fair value of the entity before considering liabilities and approximates the amount a willing buyer would pay for the assets immediately after restructuring. Determination of the reorganization value requires a detailed valuation of all of the Reorganized Debtors' identifiable assets as of the Effective Date, including working capital assets, fixed assets and identifiable intangible assets such as third-party contracts. Allocation of the reorganization value among assets involves revaluing each of these assets at its fair value. Each liability of the emerging entity is reflected at its fair value.

      The foregoing assumptions and resulting computations were made solely for purposes of preparing the Projections. The Reorganized Debtors' will be required to determine their reorganization value as of the Effective Date. Reorganization value may change depending on the amount of cash retained upon emergence. The actual reorganization and fresh start adjustments will depend on the balance sheet as of the actual confirmation date and a final determination of the fair value appraisals. Such fair value appraisals could be materially higher or lower than the values assumed in the foregoing computations. In all events, the determination of reorganization value and the fair value of Reorganized Debtors' assets and the determination of their actual liabilities, will be made as of the Effective Date, and the changes between the amounts of any or all of the foregoing items as assumed in the Projections and the actual amounts thereof as of the Effective Date may be material.

PRO FORMA PROJECTED BALANCE SHEET (UNAUDITED)
(AS OF DECEMBER 31, 2004)


TRICO MARINE SERVICES, INC.

($ in millions)

                                                    ESTIMATED               REORGANIZATION ADJUSTMENTS            PRO FORMA
                                               PRE-REORGANIZATION     ------------------------------------       REORGANIZED
                                                    BALANCE           RECAPITALIZATION       "FRESH START"         BALANCE
                                                   SHEET (A)                 ADJ.                ADJ.               SHEET
                                               ------------------     ----------------       -------------       -----------
ASSETS
 CURRENT ASSETS
  Unrestricted Cash and Cash Equivalents ...      $   14.6                ($0.7) (b)            $ 0.0             $   13.9
  Restricted Cash ..........................           9.6                  0.0                   0.0                  9.6
  Accounts Receivable, Net .................          27.3                  0.0                   0.0                 27.3
  Prepaid Expenses .........................           1.3                  0.0                   0.0                  1.3
                                                  --------             --------               -------             --------
   Total Current Assets ....................          52.9                 (0.7)                  0.0                 52.2

 NONCURRENT ASSETS
  P,P&E and Capitalized Leases .............         636.4                  0.0                (394.0)               242.4
  Less: Depreciation .......................         203.3                  0.0                (203.3)                 0.0
                                                  --------             --------               -------             --------
   Net Property, Plant and Equipment .......         433.1                  0.0                (190.7) (i)           242.4


  Deferred Classification Costs ............          40.1                  0.0                 (40.1)                 0.0
  Accum. Amort. of Def. Classification Costs          23.5                  0.0                 (23.5)                 0.0
                                                  --------             --------               -------             --------
   Net Deferred Classication Costs .........          16.6                  0.0                 (16.6) (j)             0.0

  Assets held for sale .....................           4.2                  0.0                   0.0                  4.2
  Other Assets .............................          10.6                  0.0                  (3.9) (k)             6.6
  Capitalized Financing Costs ..............           0.4                  1.1 (c)               0.0                  1.5

   TOTAL ASSETS ............................      $  517.7             $    0.4              ($ 211.2)            $  306.9
                                                  ========             ========               =======             ========

LIABILITIES & SHAREHOLDERS' EQUITY
 CURRENT LIABILITIES
  Accounts Payable .........................      $    6.1             $    0.0                 $ 0.0             $    6.1
  Accrued Expenses .........................          11.4                  0.0                   0.0                 11.4
  Accrued Interest .........................           0.6                  0.0                   0.0                  0.6
  Other Current Liabilities ................           0.3                  0.0                   0.0                  0.3
                                                  --------             --------               -------             --------
   Total Current Liabilities ...............          18.5                  0.0                   0.0                 18.5

  Non-Current Liabilities:
   USD Term Loan / DIP Facility ............          54.6                (54.6) (d)              0.0                  0.0
   Exit Facility ...........................           0.0                 55.0 (e)               0.0                 55.0
   Other Long-term Debt ....................          85.2                  0.0                  (1.1) (l)            84.1

   Other Liabilities .......................           2.1                  0.0                   0.0                  2.1
   Deferred Income Taxes ...................          37.2                  0.0                   0.0                 37.2

  Liabilities Subject to Compromise:
   8.875% Senior Unsecured Notes ...........         250.0               (250.0) (f)              0.0                  0.0
   Acrrued Interest ........................          24.8                (24.8) (g)              0.0                  0.0
                                                  --------             --------               -------             --------
    Total Liabilities Subject to Compromise          274.8               (274.8)                  0.0                  0.0

    Total Liabilities ......................         472.4               (274.3)                 (1.1)               197.0

  Shareholders' Equity .....................          45.3                274.8 (h)            (210.1) (m)           110.0

    TOTAL LIABILITIES & SHAREHOLDERS' EQUITY      $  517.7             $    0.4              ($ 211.2)            $  306.9
                                                  ========             ========               =======             ========

                   NOTES TO PRO FORMA PROJECTED BALANCE SHEET

(a) The pro forma balance sheet adjustments contained herein for periods December 31, 2004 and after account for (i) the reorganization and related transactions pursuant to the Plan and (ii) the implementation of "fresh start" accounting pursuant to SOP 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code, as issued by the AICPA. The fresh start adjustments are based on a total equity value of approximately $110 million consistent with the mid-point of Lazard's equity valuation.

(b) Represents proceeds from $55 million Exit Facility and repayment of the Prepetition Secured Credit Agreement net of financing fees of $1.1 million.

(c)   Capitalization of DIP facility fee.

(d)   Reflects repayment of the Prepetition Secured Credit Agreement.

(e)   Reflects proceeds from $55 million Exit Facility.

(f) Liabilities subject to compromise, including the Senior Notes, are settled and eliminated at emergence in accordance with the Plan.

(g) Reflects interest accrued on the Senior Notes since May 15, 2004. The Company has accrued, but not paid, default interest, at the rate of 1% per annum in excess of the applicable interest rate on the Senior Notes, on the outstanding amount of accrued but unpaid interest on the Senior Notes.

(h)   Reflects settlement of liabilities subject to compromise above.

(i) Represents estimated fair value adjustment required under "fresh start" accounting of approximately $190.7 million.

(j) Represents adjustment to Deferred Classification Costs for the proposed accounting treatment which is expected to be implemented post-bankruptcy (whereby Classification Costs are expensed).

(k) Reflects estimated fair value adjustment required under "fresh start" accounting of approximately $3.9 million.

(l) Reflects write-down of MARAD Notes required under "fresh start" accounting.

(m) Reflects adjustment to shareholders' equity based on the estimated equity value of the Reorganized TMS ($110 million) in accordance with "fresh start" accounting provisions of SOP 90-7.

1. Projected Statements of Operations (Unaudited)


TRICO MARINE SERVICES, INC.

($ in millions)

                                                           FISCAL YEAR ENDING DECEMBER 31,
                                        -----------------------------------------------------------------------
                                          2004         2005         2006         2007        2008        2009
                                        --------     --------     --------     --------    --------    --------
OPERATING REVENUES
  North Sea Fleet                       $   54.8     $   54.1     $   58.6     $   58.7    $   60.9    $   68.5
  US Fleet                                  48.9         55.1         67.6         80.4       102.6        85.9
                                        --------     --------     --------     --------    --------    --------
    Total                                  103.7        109.2        126.2        139.2       163.5       154.5

Cost of Sales                               73.8         71.3         74.4         80.2        86.4        89.8
                                        --------     --------     --------     --------    --------    --------
  Gross Margin                          $   29.8     $   37.9     $   51.8     $   59.0    $   77.2    $   64.7

G&A Expense                                 16.2         14.0         13.8         14.1        14.5        14.8
                                        --------     --------     --------     --------    --------    --------
  EBITDA                                $   13.6     $   23.9     $   38.0     $   44.9    $   62.7    $   49.8

Other Expense                                0.2          0.0          0.0          0.0         0.0         0.0
Mobilization and De-Stacking Costs           2.1          1.3          0.0          0.0         0.0         0.0
Restructuring Costs                          7.2          5.2          0.0          0.0         0.0         0.0
Depreciation                                32.5         21.9         18.0         16.0        15.7        14.8
Classification Costs (a)                    12.2          8.1          9.5         11.7         6.9         7.7
Gain/(Loss) on Sale of Assets                0.0         (1.3)         0.0          0.0         0.0         0.0
                                        --------     --------     --------     --------    --------    --------
  EBIT                                  ($  40.4)    ($  11.3)    $   10.5     $   17.1    $   40.0    $   27.3

Net Interest Expense                        32.4          9.0          9.1          8.8         8.7         6.9
COD Income                                (164.8)         0.0          0.0          0.0         0.0         0.0
Fresh Start Writedowns                     211.2          0.0          0.0          0.0         0.0         0.0
Impairments and Other Amortization          27.7          0.3          0.3          0.3         0.3         0.3
                                        --------     --------     --------     --------    --------    --------
  Pre-tax Income                          (147.0)       (20.7)         1.0          8.0        31.0        20.1

Current Taxes                                0.0          0.0          0.0          0.0         0.0         0.0
Deferred Taxes                              (2.4)         1.3          2.0          0.9         1.8         3.1
                                        --------     --------     --------     --------    --------    --------
  Tax Provision                             (2.4)         1.3          2.0          0.9         1.8         3.1

NET INCOME (LOSS)                       ($ 144.6)    ($  22.0)    ($   1.0)    $    7.1    $   29.2    $   17.0
                                        ========     ========     ========     ========    ========    ========


(a) Reflects amortization of Classification Costs in 2004. Classification Costs expensed as incurred thereafter.

2. Projected Balance Sheets (Unaudited)


TRICO MARINE SERVICES, INC.

($ in millions)

                                                                    FISCAL YEAR ENDING DECEMBER 31,
                                                    --------------------------------------------------------------------
                                                      2004        2005        2006        2007        2008        2009
                                                    --------    --------    --------    --------    --------    --------
ASSETS
  CURRENT ASSETS
    Unrestricted Cash and Cash Equivalents          $   13.9    $   23.2    $   19.2    $   15.7    $   12.6    $   29.2
    Restricted Cash                                      9.6         9.6         9.6         9.6         9.6         9.6
    Accounts Receivable, Net                            27.3        32.4        37.4        41.3        48.5        45.8
    Prepaid Expenses                                     1.3         1.5         1.7         1.9         2.2         2.1
                                                    --------    --------    --------    --------    --------    --------
      Total Current Assets                              52.2        66.7        67.8        68.4        72.9        86.6

NONCURRENT ASSETS
  P,P&E and Capitalized Leases                         242.4       246.9       264.1       284.5       305.1       325.2
  Less: Depreciation                                     0.0        21.9        40.0        56.0        71.8        86.6
                                                    --------    --------    --------    --------    --------    --------
    Net Property, Plant and Equipment                  242.4       224.9       224.1       228.5       233.3       238.6

  Assets held for sale                                   4.2         0.0         0.0         0.0         0.0         0.0
  Capitalized Financing Costs                            1.5         1.2         0.9         0.6         0.3         0.0
  Other Assets                                           6.6         6.6         6.6         6.6         6.6         6.6

    TOTAL ASSETS                                    $  306.9    $  299.5    $  299.5    $  304.1    $  313.2    $  331.9
                                                    ========    ========    ========    ========    ========    ========

LIABILITIES & SHAREHOLDERS' EQUITY
  CURRENT LIABILITIES
    Accounts Payable                                $    6.1    $    6.7    $    6.9    $    7.5    $    8.0    $    8.3
    Accrued Expenses                                    11.4        13.9        15.8        17.4        20.4        19.3
    Accrued Interest                                     0.6         0.6         0.6         0.6         0.6         0.6
    Other Current Liabilities                            0.3         0.3         0.3         0.3         0.3         0.3
                                                    --------    --------    --------    --------    --------    --------
      Total Current Liabilities                         18.5        21.5        23.6        25.8        29.4        28.6

  Non-Current Liabilities:
    Total Long-Term Debt                               139.1       149.4       146.2       140.7       115.0       114.4
    Other Liabilities                                    2.1         2.1         2.1         2.1         2.1         2.1
    Deferred Income Taxes                               37.2        38.5        40.5        41.4        43.2        46.3
                                                    --------    --------    --------    --------    --------    --------
      Total Liabilities                                197.0       211.5       212.5       210.0       189.8       191.5

    Shareholders' Equity                               110.0        88.0        87.0        94.1       123.4       140.4

      TOTAL LIABILITIES & SHAREHOLDERS' EQUITY      $  306.9    $  299.5    $  299.5    $  304.1    $  313.2    $  331.9
                                                    ========    ========    ========    ========    ========    ========

3. Projected Statements of Cash Flow (Unaudited)


TRICO MARINE SERVICES, INC.

($ in millions)

                                                                    FISCAL YEAR ENDING DECEMBER 31,
                                               ---------------------------------------------------------------------
                                                 2004         2005       2006         2007       2008         2009
                                               --------     -------     -------     -------     -------     --------
FUNDS FROM OPERATIONS:
  Net Income                                   ($ 144.6)    ($ 22.0)    ($  1.0)    $   7.1     $  29.2     $  17.0
  Depreciation                                     32.5        21.9        18.0        16.0        15.7        14.8
  Amortization (a)                                 22.7         0.3         0.3         0.3         0.3         0.3
  Deferred Income Taxes                            (2.4)        1.3         2.0         0.9         1.8         3.1
  Loss (Gain) on Sale of Assets                     0.0        (1.3)        0.0         0.0         0.0         0.0
  COD Income                                     (164.8)        0.0         0.0         0.0         0.0         0.0
  Impairments and Other                            17.2         0.2         0.2         0.2         0.2         0.2
  Fresh Start Writedowns                          211.2         0.0         0.0         0.0         0.0         0.0
  Accrued Interest                                 25.0         0.0         0.0         0.0         0.0         0.0
  Change in Working Capital                         2.5        (2.2)       (3.1)       (1.9)       (3.9)        2.0
                                                -------      ------     -------     -------     -------     -------
    Total                                      ($   0.6)    ($  1.7)    $  16.5     $  22.7     $  43.4     $  37.5

FUNDS PROVIDED BY INVESTING ACTIVITIES:
  Property, plant and equipment additions          (7.0)       (4.7)      (17.2)      (20.4)      (20.6)      (20.1)
  Maintenance and Classification                  (10.8)        0.0         0.0         0.0         0.0         0.0
  Asset Sale Proceeds                               6.5         5.7         0.0         0.0         0.0         0.0
  Change in Restricted Cash                        (7.5)        0.0         0.0         0.0         0.0         0.0
                                                -------      ------     -------     -------     -------     -------
    Total                                      ($  18.9)    $   1.0     ($ 17.2)    ($ 20.4)    ($ 20.6)    ($ 20.1)

FUNDS PROVIDED BY FINANCING ACTIVITIES:
  Revolver Borrowing/(Repayment)                   (6.5)       14.8        15.9        (7.1)      (27.1)       (7.1)
  Proceeds from Debt Issuance                     106.6         0.0         6.0         7.5         7.5         7.5
  Debt Repayment                                  (92.5)       (4.8)      (25.3)       (6.3)       (6.3)       (1.3)
                                                -------      ------     -------     -------     -------     -------
    Total                                      $    7.6     $  10.0     ($  3.4)    ($  5.8)    ($ 25.8)    ($  0.8)

CHANGE IN CASH                                 ($  11.9)    $   9.3     ($  4.1)    ($  3.5)    ($  3.0)    $  16.6
                                                =======     =======      ======      ======      ======     =======


(a) Represents amortization of Classification Costs and Deferred Financing Fees. Amortization of Classification Costs reflected only in 2004. Classification Costs expensed as incurred thereafter. The 2004 figure also reflects $7.2 million of accelerated amortization of deferred financing costs and a $2.8 million write-off of original issue discounts.